                                                                    EXHIBIT 10.1



                          FOURTH AMENDED AND RESTATED
                                 LOAN AGREEMENT


                                     AMONG



                           FIRST UNION NATIONAL BANK
                            AS ADMINISTRATIVE AGENT



                         BANC ONE CAPITAL MARKETS, INC.
                              AS SYNDICATION AGENT


                                VARIOUS LENDERS


                                      AND


                       AMERICAN ONCOLOGY RESOURCES, INC.
                                  AS BORROWER


                                     UP TO
                    $300,000,000 REVOLVING CREDIT FACILITIES


                                  ARRANGED BY
                       FIRST UNION CAPITAL MARKETS CORP.
                                AS LEAD ARRANGER



                                  MAY 11, 1999

                               TABLE OF CONTENTS

                                                                Page

Recitals.......................................................   1

                                   ARTICLE I

                                  DEFINITIONS

1.1   Defined Terms............................................    2
1.2   Accounting Terms.........................................   25
1.3   Singular/Plural..........................................   26
1.4   Other Terms..............................................   26


                                   ARTICLE II

                         AMOUNT AND TERMS OF THE LOANS

 2.1   Commitments; Loans.....................................   26
 2.2   Committed Borrowings...................................   28
 2.3   Bid Borrowings.........................................   29
 2.4   Disbursements; Funding Reliance; Domicile of Loans.....   33
 2.5   Notes..................................................   34
 2.6   Termination and Reduction or Increase of Commitments...   35
 2.7   Payments; Voluntary, Mandatory.........................   36
 2.8   Interest...............................................   37
 2.9   Fees...................................................   39
2.10   Interest Periods.......................................   40
2.11   Conversions and Continuations..........................   41
2.12   Method of Payments; Computations.......................   42
2.13   Increased Costs, Change in Circumstances, etc..........   44
2.14   Taxes..................................................   46
2.15   Compensation...........................................   48
2.16   Use of Proceeds........................................   49
2.17   Recovery of Payments...................................   49
2.18   Pro Rata Borrowings....................................   49
2.19   Substitution of Lender.................................   50
2.20   Letters of Credit......................................   50
2.21   Sale and Assignment of Existing Loans..................   57


                                  ARTICLE III

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

3.1   Conditions of Initial Borrowing.........................   58
3.2   Conditions of All Borrowings............................   62
3.3   Waiver of Conditions Precedent..........................   63

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

 4.1   Corporate Organization and Power......................................   64
 4.2   Litigation; Government Regulation.....................................   64
 4.3   Taxes.................................................................   64
 4.4   Enforceability of Loan Documents; Compliance with Other Instruments...   64
 4.5   Governmental Authorization............................................   65
 4.6   Event of Default......................................................   65
 4.7   Margin Securities.....................................................   65
 4.8   Full Disclosure.......................................................   66
 4.9   Principal Places of Business..........................................   66
4.10   ERISA; Employee Benefits..............................................   66
4.11   Subsidiaries..........................................................   68
4.12   Financial Statements..................................................   68
4.13   Title to Assets.......................................................   68
4.14   Solvency..............................................................   68
4.15   Use of Proceeds.......................................................   68
4.16   Assets for Conduct of Business........................................   69
4.17   Compliance with Laws..................................................   69
4.18   Environmental Matters.................................................   69
4.19   First Priority........................................................   69
4.20   Contracts; Labor Disputes.............................................   69
4.21   Insurance.............................................................   70
4.22   Reimbursement from Third Party Payors.................................   70
4.23   Fraud and Abuse.......................................................   70
4.24   Single Business Enterprise............................................   71
4.25   Continuing Security Interest..........................................   71
4.26   Year 2000 Compatibility...............................................   71
4.27   The Merger............................................................   71

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

 5.1   Financial and Business Information about the Borrower.................   72
 5.2   Notice of Certain Events..............................................   74
 5.3   Corporate Existence and Maintenance of Properties.....................   75
 5.4   Payment of Debt.......................................................   75
 5.5   Maintenance of Insurance..............................................   75
 5.6   Maintenance of Books and Records; Inspection..........................   76
 5.7   COBRA.................................................................   76
 5.8   Payment of Taxes......................................................   76
 5.9   Compliance with Laws..................................................   76
5.10   Name Change...........................................................   77
5.11   Creation or Acquisition of New Subsidiaries...........................   77


5.12   Recoveries in Bankruptcy Proceedings..................................   77
5.13   Solvency of Subsidiaries..............................................   78
5.14   Certain Physician Transactions........................................   78
5.15   Year 2000 Compatibility...............................................   78
5.16   Permitted Asset Securitization........................................   78

                                   ARTICLE VI

                               NEGATIVE COVENANTS

 6.1   Merger, Consolidation.................................................   79
 6.2   Physician Transactions................................................   79
 6.3   Debt..................................................................   79
 6.4   Contingent Obligations................................................   81
 6.5   Liens and Encumbrances................................................   81
 6.6   Disposition of Assets.................................................   81
 6.7   Transactions with Related Persons.....................................   82
 6.8   Restricted Investments; Loans.........................................   82
 6.9   Restricted Payments...................................................   82
6.10   Capital Expenditures..................................................   83
6.11   Consolidated Net Worth................................................   83
6.12   EBITDA to Interest Expense............................................   83
6.13   Annualized EBITDAR to Debt Service Ratio..............................   83
6.14   Consolidated Debt to Annualized EBITDA................................   83
6.15   Consolidated Debt to Consolidated Total Capital.......................   83
6.16   Sale and Leaseback....................................................   83
6.17   New Business..........................................................   83
6.18   Subsidiaries or Partnerships..........................................   84
6.19   Transactions Affecting the Collateral.................................   84
6.20   Hazardous Wastes......................................................   84
6.21   Fiscal Year...........................................................   84
6.22   Amendments; Prepayments...............................................   84
6.23   Fraud and Abuse.......................................................   85

                                  ARTICLE VII

                               EVENTS OF DEFAULT

7.1  Events of Default.......................................................   85

                                  ARTICLE VIII

                   RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

8.1   Remedies: Termination of Commitments, Acceleration, etc................   89
8.2   Right of Setoff........................................................   90
8.3   Rights and Remedies Cumulative; Non-Waiver; etc........................   90

                                   ARTICLE IX

                                   THE AGENT

 9.1   Appointment.....................................................   90
 9.2   Nature of Duties................................................   90
 9.3   Exculpatory Provisions..........................................   91
 9.4   Reliance by Administrative Agent................................   91
 9.5   Non-Reliance on Administrative Agent and Other Lenders..........   92
 9.6   Notice of Default...............................................   92
 9.7   Indemnification.................................................   93
 9.8   The Administrative Agent in its Individual Capacity.............   93
 9.9   Successor Administrative Agent..................................   93
9.10   Collateral Matters..............................................   94
9.11   Applicable Parties..............................................   94
9.12   Syndication Agent...............................................   95


                                   ARTICLE X

                                 MISCELLANEOUS

 10.1   Survival.......................................................    95
 10.2   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial...    95
 10.3   Arbitration; Preservation and Limitation of Remedies...........    96
 10.4   Notice.........................................................    97
 10.5   Assignments, Participations....................................    98
 10.6   Fees and Expenses..............................................   101
 10.7   Indemnification................................................   102
 10.8   Amendments, Waivers, etc.......................................   102
 10.9   Rights and Remedies Cumulative, Non-Waiver, etc................   103
10.10   Binding Effect, Assignment.....................................   104
10.11   Severability...................................................   104
10.12   Entire Agreement...............................................   104
10.13   Interpretation.................................................   104
10.14   Counterparts, Effectiveness....................................   105
10.15   Conflict of Terms..............................................   105
10.16   Injunctive Relief..............................................   105
10.17   Confidentiality................................................   105
10.18   Post-Closing Matters...........................................   106

EXHIBITS

Exhibit A-1      -   Form of Revolver A Note
Exhibit A-2      -   Form of Revolver B Note
Exhibit A-3      -   Form of Bid Loan Note
Exhibit B-1      -   Form of Notice of Borrowing
Exhibit B-2      -   Form of Notice of Conversion/Continuation
Exhibit B-3      -   Form of Letter of Credit Request
Exhibit C-1      -   Form of Bid Request
Exhibit C-2      -   Form of Invitation for Bids
Exhibit C-3      -   Form of Bid
Exhibit D        -   Form of Guaranty Agreement
Exhibit E-1      -   Form of Security Agreement
Exhibit E-2      -   Form of Guarantors' Security Agreement
Exhibit F        -   Form of Compliance Certificate
Exhibit G        -   Form of Assignment and Acceptance

           SCHEDULES

Schedule 1.1(a)      Existing Liens
Schedule 1.1(b)      Example of Permitted Subordinated Debt Instrument
Schedule 4.1         Corporate Organization
Schedule 4.2         Litigation; Government Regulation
Schedule 4.3         Taxes
Schedule 4.4         Defaults
Schedule 4.9         Principal Places of Business
Schedule 4.10        ERISA Matters
Schedule 4.11        Subsidiaries
Schedule 4.13        Exceptions to Title to Assets
Schedule 4.21        Insurance
Schedule 6.8         Investments; Loans


           ANNEXES

Annex 1  Assignments from Existing Lenders

                   FOURTH AMENDED AND RESTATED LOAN AGREEMENT


     THIS FOURTH AMENDED AND RESTATED LOAN AGREEMENT (the "Loan Agreement" or "Agreement"), dated as of the 11th day of May, 1999 but effective for all purposes as of the Closing Date, is made among AMERICAN ONCOLOGY RESOURCES, INC., a Delaware corporation (the "Borrower") with its principal offices in Houston, Texas, the banks and other financial institutions from time to time parties hereto (each, a "Lender," and collectively, the "Lenders"), FIRST UNION NATIONAL BANK , as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and BANC ONE CAPITAL MARKETS, INC., as syndication agent. (the "Syndication Agent").


                                    RECITALS

     A. The Borrower, certain Lenders, and the Administrative Agent are parties to a Loan Agreement, dated as of December 5, 1994, as amended by (i) a First Amendment to Loan Agreement, dated as of March 23, 1995, (ii) a First Amended and Restated Loan Agreement, dated as of January 31, 1996, (iii) a First Amendment to First Amended and Restated Loan Agreement, dated as of September 24, 1996, (iv) a Second Amended and Restated Loan Agreement, dated as of October 30, 1996, (v) a First Amendment to Second Amended and Restated Loan Agreement, dated as of April 17, 1997, (vi) a Third Amended and Restated Loan Agreement, dated as of December 29, 1997, and a First Amendment to Third Amended and Restated Loan Agreement, dated as of September 2, 1998, (such agreement, as heretofore amended and restated, the "Original Agreement"), pursuant to which the Lenders have made a reducing revolving credit facility (including a letter of credit subfacility) available to the Borrower in the principal amount of $150,000,000.

     B. The Borrower, the Lenders, the Administrative Agent and the Syndication Agent have agreed to amend and restate the Original Agreement to, among other things, (i) provide for a revolving credit facility in the principal amount of up to $200,000,000 ($175,000,000 as of the date hereof), (ii) provide for a 364-day revolving credit facility in the principal amount of up to $100,000,000, and
(iii) consent to the merger of Diagnostic Acquisition, Inc., a wholly-owned subsidiary of the Borrower ("Diagnostic Acquisition"), with and into Physician Reliance Network, Inc. ("PRN") which will result in PRN becoming a wholly-owned subsidiary of the Borrower.

     C. The Subsidiaries of the Borrower have jointly and severally guaranteed all of the obligations of the Borrower under the Original Agreement and the loan documents relating thereto and have further guaranteed the Borrower's Swingline Note (as defined below) to the Administrative Agent in the maximum principal amount of $5,000,000. Such Subsidiaries have consented to this Loan Agreement, and their guarantees shall relate to the Obligations (defined below) of the Borrower hereunder and under the other Loan Documents (defined below).

     D. The parties acknowledge that this Loan Agreement and each of the other Loan Documents have been negotiated and delivered in Charlotte, North Carolina.

     E. The Lenders are willing to make the Loans described herein based on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders, the Administrative Agent and the Syndication Agent hereby agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

     1.1 Defined Terms. For purposes of this Loan Agreement, in addition to the terms defined elsewhere in this Loan Agreement, the following terms shall have the meanings set forth below:

     "Absolute Rate" shall have the meaning given to such term in SECTION 2.3(C)(V).

     "Absolute Rate Auction" shall mean a solicitation of Bids setting forth Absolute Rates pursuant to SECTION 2.3.

     "Absolute Rate Loan" shall mean, at any time, any Bid Loan that bears interest at such time at an Absolute Rate established pursuant to an Absolute Rate Auction.

     "Account Designation Letter" shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

     "Adjusted LIBOR Rate" shall mean, at any time with respect to any LIBOR Committed Loan, a rate per annum equal to the LIBOR Rate plus the Applicable Margin for the Class of such LIBOR Loan, each as in effect at such time.

     "Administrative Agent" shall mean First Union, in its capacity as appointed in ARTICLE IX hereof, and its permitted successors and assigns.

     "Affiliate" shall mean, as to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" or "this Agreement" or "Loan Agreement" shall mean this Loan Agreement and any amendments, modifications and supplements hereto, any replacements, renewals, extensions and restatements hereof, and any substitutes herefor, in whole or in part and all Schedules and Exhibits hereto, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

     "Annualized EBITDA" shall mean, with respect to the Borrower and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter, the product of (a) EBITDA for the fiscal quarter ending on such date, multiplied by (b) four (4).

     "Annualized EBITDAR" shall mean, with respect to the Borrower and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter, the product of (a) the sum of (i) EBITDA for the fiscal quarter ending on such date, plus (ii) Lease Expense for the fiscal quarter ending on such date, multiplied by (b) four (4).

     "Applicable Margin" shall mean, at any time with respect to any LIBOR Committed Loan of either Class, the applicable percentage points as determined under the following matrix with reference to the ratio of Consolidated Debt to Annualized EBITDA calculated as provided below:


Ratio of Consolidated                                          Revolver A                     Revolver B
Debt to Annualized EBITDA                                  Applicable Margin              Applicable Margin

Greater than 3.00 to 1.0                                           1.550%                         1.575%

Greater than 2.50 to 1.0                                           1.450%                         1.475%
  but less than or equal
  to 3.00 to 1.0

Greater than 2.00 to 1.0                                           1.325%                         1.350%
  but less than or equal
  to 2.50 to 1.0

Greater than 1.50 to 1.0                                           1.225%                         1.250%
  but less than or equal
  to 2.00 to 1.0

Greater than 1.00 to 1.0                                           1.100%                         1.125%
  but less than or equal to
  1.50 to 1.0

Less than or equal to                                              1.000%                         1.025%
  1.00 to 1.0

     From the Closing Date until the fifth (5th) day after receipt by the Administrative Agent of the first financial statements and Compliance Certificate pursuant to SECTION 5.1(A) and (D) below (which financial statements and Compliance Certificate shall be prepared on a pro forma basis as if the Merger had occurred on the first day of such quarter), the Applicable Margin shall be 1.225% for Revolver A Loans and 1.250% for Revolver B Loans. The Applicable Margin shall be reset from time to time in accordance with the above matrix on the fifth (5th) day after receipt by the Administrative Agent in accordance with SECTIONS 5.1(A) and (B) of financial statements together with a Compliance Certificate (reflecting the computation of the ratio of Consolidated Debt to Annualized EBITDA as of the last day of the preceding fiscal quarter or fiscal year, as appropriate).

     "Assigned Rights" shall have the meaning assigned to such term in SECTION 2.21.

     "Assignment and Acceptance" shall mean an Assignment and Acceptance Agreement entered into between a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of EXHIBIT G.

     "Assignment Restrictions" shall mean, with respect to any contracts or agreements assigned to the Administrative Agent, on behalf of the Lenders, as Collateral by the Borrower or any Subsidiary, any restriction or prohibition on assignment that has not been waived or consented to by the Person for whose benefit such restriction or prohibition exists with respect to which the Administrative Agent has waived the requirement of such waiver or consent.

     "Authorized Officer" shall mean any officer of the Borrower authorized by resolution of the board of directors of the Borrower to take the action specified herein with respect to such officer and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

     "Bankruptcy Code" shall mean 11 U.S.C. (S) 101 et seq., as amended, and any successor statute or statute having substantially the same function.

     "Base Rate" shall mean, at any time, a rate per annum equal to the higher of (i) the per annum interest rate publicly announced from time to time by First Union in Charlotte, North Carolina, to be its prime or base rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime or base rate, or (ii) one-half percentage point (0.5%) per annum in excess of the Federal Funds Rate, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

     "Base Rate Loan" shall mean, at any time, any Committed Loan that bears interest at such time at the Base Rate.

     "Bid" shall mean an offer by a Lender to make one or more Bid Loans in accordance with the provisions of SECTION 2.3.

     "Bid Borrowing" shall mean the incurrence by the Borrower on a single date of any one or more Bid Loans of a single Type and as to which a single Interest Period is in effect, in accordance with the provisions of SECTION 2.3.

     "Bid Loan Notes" shall mean the promissory notes of the Borrower in substantially the form of EXHIBIT A-3, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

     "Bid Loans" shall have the meaning given to such term in SECTION 2.1(B).

     "Bid Request" shall have the meaning given to such term in SECTION 2.3(A).

     "Bloodborne Pathogens Standard" shall mean the Final Standard for Occupational Exposure to Bloodborne Pathogens promulgated by OSHA at 56 Federal Register 64004 et seq. (December 6, 1991) and codified at 29 C.F.R. (S) 1910.1030, or any similar regulation promulgated by any Governmental Authority.

     "Borrower" shall mean American Oncology Resources, Inc., a Delaware corporation, and its successors and assigns. The corporate name of the Borrower is expected to be changed upon the consummation of the Merger.

     "Borrowing" shall mean a Committed Borrowing or a Bid Borrowing on a given date.

     "Borrowing Date" shall mean a Business Day on which a Borrowing is made.

     "Business Day" shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or, in respect of any determination relevant to a Loan, New York City are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

     "Capital Asset" shall mean any asset that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital asset.

     "Capital Expenditures" shall mean the aggregate amount of all expenditures and liabilities (including, without limitation, Capital Lease Obligations) made and incurred in respect of the acquisition by the Borrower or any Subsidiary of Capital Assets.

     "Capital Lease" shall mean (i) any lease of any property that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital lease on the balance sheet of the lessee and (ii) any lease entered into pursuant to the ELLF and any other tax retention operating lease or synthetic lease that is treated as a capital lease of the lessee or its consolidated group for tax purposes.

     "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with Generally Accepted

Accounting Principles, appear on a balance sheet as a liability of such lessee in respect of such Capital Lease (or such amount similarly calculated for any Capital Lease that does not appear on a balance sheet), net of any government grant applicable to such Capital Lease.

     "Cash Collateral Account" shall have the meaning given to such term in
SECTION 2.20(J).

     "Cash Investments" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.; (iii) marketable commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc.; (iv) demand deposits, time deposits and certificates of deposit maturing within one
(1) year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States of America or any state thereof and having a long term debt rating by Standard & Poor's Ratings Services of A or higher and (v) any mutual fund that invests solely in any of the items described in clauses (i), (ii), (iii) and (iv) of this paragraph.

     "Change of Control" shall mean the occurrence of any one or more of the following: (i) the Borrower shall merge or consolidate with or into another corporation with the effect that the Persons who were the shareholders of the Borrower immediately prior to the effective time of such merger or consolidation hold less than 51% of the combined voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, or (ii) any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange
Act), other than the Welsh, Carson, Anderson and Stowe group or any of its affiliates, shall, directly or indirectly, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the Closing Date, the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 49% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; provided, that the PRN Transaction shall not constitute a Change of Control.

     "Class" shall have the meaning given to such term in SECTION 2.1(D).

     "Closing" shall mean the initial funding of the Loans contemplated by this Agreement; provided, that if such initial funding of the Loans shall not have occurred prior to August 1, 1999, the Closing shall not occur and this Fourth Amended and Restated Loan Agreement shall not become effective after such date so that the Original Agreement shall not be amended and restated or otherwise affected hereby.

     "Closing Date" shall mean the date upon which the Closing takes place.

     "Collateral" shall mean all right, title and interest of the Borrower and each Guarantor in (i) its Management Services Agreements and the proceeds thereof, (ii) the Securities (as defined in the Security Agreements) owned by such Borrower or Guarantor and the proceeds thereof, (iii) the Accounts (as defined in the Security Agreements) of the Borrowers and such Guarantor, and
(iv) all other property and interests in property that shall, from time to time, be collaterally assigned to secure the Obligations or the obligations of any Guarantor under the Guaranty Agreement, in each case whether now owned or existing or hereafter acquired or arising and whether in the possession or control of the Borrower, any Guarantor or the Administrative Agent, for the benefit of the Lenders, or any Lender, provided, that the Administrative Agent shall release any part of such collateral as required by and pursuant to the approved terms of any Permitted Asset Securitization.

     "Committed Borrowing" shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Committed Loans pursuant to SECTION 2.11) on a single date of a group of Committed Loans of a single Type and Class and, in the case of LIBOR Committed Loans, as to which a single Interest Period is in effect.

     "Committed Loan Notes" shall mean the Revolver A Notes and the Revolver B Notes

     "Committed Loans" shall mean the Revolver A Loans and the Revolver B Loans.

     "Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolver A Commitment and Revolver B Commitment.

     "Compliance Certificate" shall mean a fully completed certificate in the form of EXHIBIT F.

     "Consolidated Debt" shall mean, at any time, the aggregate (without duplication) of all Debt of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis.

     "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries, on a consolidated basis and excluding intercompany items, for such period, determined in accordance with Generally Accepted Accounting Principles, but excluding as income: (a) gains on the sale, conversion or other disposition of Capital Assets, (b) gains on the acquisition, retirement, sale or other disposition of Stock of the Borrower or any Subsidiary, (c) gains on the collection of life insurance proceeds, (d) any write-up of any asset, and (e) any other gain or credit of an extraordinary nature.

     "Consolidated Net Revenue" shall mean, for any period, the revenues of the Borrower and its Subsidiaries, on a consolidated basis and excluding intercompany items, for such period, determined in accordance with Generally Accepted Accounting Principles, but excluding as revenue: (a) the sale or other disposition of Capital Assets, (b) the sale or other disposition of Stock of the Borrower or any Subsidiary, (c) the collection of life insurance proceeds, (d) any write-up of any asset, and (e) any other source of revenue of an extraordinary nature.

     "Consolidated Net Worth" shall mean, as of the last day of any fiscal quarter, the net worth of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

     "Consolidated Total Capital" shall mean, with respect to the Borrower and its Subsidiaries, at any time, the sum of Consolidated Net Worth and Consolidated Debt.

     "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Debt, lease, dividend, guaranty, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     "Covenant Compliance Worksheet" shall mean a fully completed certificate in the form of Attachment A to EXHIBIT F.

     "Credit Parties" shall have the meaning given to such term in the Participation Agreement.

     "Debt" shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for money borrowed, (ii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not matured), (iii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iv) all obligations of such Person to pay the deferred purchase price of property or services (including seller subordinated notes, contingent or otherwise), other than trade payables, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all Capital Lease Obligations of such Person, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other equity securities that, by their stated terms (or by the terms of any equity securities issuable upon conversion thereof or in exchange therefor), or upon the occurrence of any event, mature or are mandatorily redeemable, or are redeemable at the option of the holder thereof, in whole or in part, (viii) all net amounts payable under or in respect of Interest Rate Protection Agreements upon their termination, to the extent accrued but not paid by the Borrower and its Subsidiaries during such period, (ix) the aggregate amount of capital or other equivalent principal amount of the financing provided from time to time under any Permitted Asset Securitization, (x) the outstanding principal amount of Loans and Holder Advances (as such terms are defined in the Participation Agreement) under the ELLF, (xi) all indebtedness referred to in clauses (i) through (x) above to the extent secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person and (xii) any Contingent Obligation of such Person.

     "Debt Service" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter, the sum of (a) Fixed Charges for the fiscal quarter ending on such date multiplied by four (4) plus (b) current maturities (due within twelve months) of all Debt (provided that the amount outstanding under the Facility shall not be considered a current maturity of Debt solely by reason of the Maturity Date falling within such twelve month period).

     "Default" shall mean any event that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

     "Dollars" or "$" shall mean dollars of the United States of America.

     "EBITDA" shall mean, for any period, an amount equal to, without duplication, the sum of (a) net income (determined in accordance with Generally Accepted Accounting Principles) earned in such period, plus (b) to the extent net income has been reduced thereby, the sum of (i) depreciation and amortization expense, plus (ii) Interest Expense, plus (iii) federal and state income taxes, plus, (iv) for any of the fiscal quarter in which the Merger is consummated and the following two fiscal quarters, to the extent net income has been reduced thereby in such fiscal quarter, nonrecurring Merger-related expenses in an aggregate amount in all of such fiscal quarters not to exceed $30,000,000.

     "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $5,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or a political subdivision of any such country and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, mutual fund, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000, (v) any Affiliate of an existing Lender or (vi) any other Person (other than an Affiliate of the Borrower) approved by the

Administrative Agent and the Borrower, which approval shall not be unreasonably withheld; provided, however, that in no event shall the withholding of approval by the Borrower under this definition or SECTION 10.5 be considered unreasonable if (i) the Borrower has had prior dealings with such Person which the Borrower regards as unfavorable or (ii) such Person provides banking or other financial services to any of the Borrower's competitors.

     "ELLF shall mean the End Loaded Lease Facility as embodied in the Participation Agreement and the other Operative Agreements (as defined in the Participation Agreement).

     "Employee Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by the Borrower or any Subsidiary.

     "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any Subsidiary solely in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health or the environment.

     "Environmental Laws" shall mean any and all applicable laws, subsequent enactments, amendments and modifications, including, without limitation, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment (and related human health issues), including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300, et seq.), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.) ("OSHA"), as such laws have been amended or supplemented and any analogous federal, state or local, statutes and the rules and regulations promulgated thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

     "ERISA Affiliate" shall mean any Person that would be deemed to be under "common control" with, or a member of the same "controlled group" as, the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c),
(m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

     "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan
(as defined in SECTION 4.10(C)); (b) a withdrawal by any   ERISA Affiliate from
a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any ERISA Affiliate from a Multiemployer Plan;
(d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA;
(e) a failure to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than Pension Benefit Guaranty Corporation premiums due but not delinquent under
Section 4007 of ERISA, upon any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Qualified Plan; (i) any ERISA Affiliate engages in or otherwise becomes liable for a non-exempt prohibited transaction; or (j) a violation of the applicable requirements of
Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary with respect to any Qualified Plan for which any ERISA Affiliate may be directly or indirectly liable.

     "Event of Default" shall have the meaning specified in ARTICLE VII hereof.

     "Existing Loans" shall have the meaning assigned to such term in SECTION 2.1(A)(II).

     "Existing Outstandings" shall have the meaning assigned to such term in
SECTION 2.1(A)(II).

     "Exiting Lender" shall mean, if the Required Lenders shall have consented to the terms and conditions of a requested Permitted Asset Securitization, each Lender that (after notice of such consent and of its right to become an Exiting Lender) requests that the Borrower arrange for the assignment, at par value (with reasonable provisions being made for payment of accrued interest, fees and any other amounts payable to such Lender through the date of assignment), of all of such Lender's Commitments and Loans and commitments and loans (if any) under the ELLF to an Eligible Assignee prior to the closing of such securitization. If, after the Required Lenders shall have consented to the terms and conditions of a requested Permitted Asset Securitization, an Exiting Lender is provided the opportunity (confirmed in writing) to assign, at par value and on the terms set forth in the Assignment and Acceptance, all of its Commitments and Loans and commitments and loans under the ELLF to an Eligible Assignee and thereafter the Exiting Lender fails to make such an assignment within a reasonably prompt time, then such Lender shall cease to be considered an Exiting Lender.

     "Facilities" shall mean the revolving credit facilities established pursuant to this Agreement.

     "Federal Funds Rate" shall mean, for any day, the interest rate per annum equal to the weighted average of the rates of overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Richmond, or if such rate is not so published on the relevant Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

     "Financials" or "Financial Statements" shall mean the audited consolidated financial statements of the Borrower and its Subsidiaries and PRN and its Subsidiaries for the fiscal years ended December 31, 1997 and December 31, 1998 and all other financial statements of the Borrower and its Subsidiaries and PRN and its Subsidiaries subsequent to December 31, 1998 that have previously been delivered by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with this Agreement, including without limitation interim financial statements.

     "Financing Statements" shall mean financing statements approved for filing in accordance with the applicable adopted version of the Uniform Commercial Code and all other titles, documents, and certificates that the Administrative Agent may require from the Borrower or any Guarantor to describe and perfect the security interests created hereunder or under the other Loan Documents, and all assignments thereof and amendments thereto, in form and substance satisfactory to the Administrative Agent.

     "First Union" shall mean First Union National Bank, a national banking association, and its successors and assigns.

     "Fixed Charges" shall mean at any time, with respect to the Borrower and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter, without duplication, the sum of Interest Expense and Lease Expense for such fiscal quarter.

     "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries on a consolidated basis throughout the period indicated and consistent with the financial practice of the Borrower and its Subsidiaries after the date hereof.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guarantors" shall mean each party to the Guaranty Agreement, their successors and assigns, each future direct and indirect Subsidiary of the Borrower and any other Person that guarantees the Obligations of the Borrower and the obligations of the other Guarantors under the Guaranty Agreement; provided, that unless requested by the Required Lenders AOR Synthetic Real Estate, Inc. shall not be required to become a Guarantor so long as it (i) is the Lessee (as defined in the Participation Agreement) under the ELLF, (ii) is not a party to any Management Services Agreements and (iii) does not have any Subsidiaries; provided further, that a special purpose Subsidiary formed in connection with any Permitted Asset Securitization shall not be required to become a Guarantor.

     "Guarantors' Security Agreement" shall mean the Fourth Amended and Restated Guarantors' Security Agreement, substantially in the form of EXHIBIT E-2, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

     "Guaranty Agreement" shall mean the Third Amended and Restated Guaranty Agreement substantially in the form of EXHIBIT D, together with accessions thereto at various dates thereafter, and all other similar guaranty agreements and accessions executed and delivered from time to time by any Guarantor or future Guarantor in form and substance satisfactory to the Lenders, together with any amendments, modifications, supplements and accessions thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

     "HCFA" shall mean the United States Health Care Financing Administration and any successor agency.

     "Hazardous Substances" means any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, including, without limitation, underground or above ground storage tanks; (ii) that are toxic, explosive, corrosive, flammable, infectious, radioactive, mutagenic or otherwise hazardous and that, in each case, are or become regulated under any Environmental Law by any Governmental Authority; or (iii) the presence of which requires investigation or remediation under any Environmental Law.

     "IRS" shall mean the Internal Revenue Service and any successor thereto.

     "Indemnified Costs" shall have the meaning assigned to such term in SECTION 10.7.

     "Indemnified Person" shall have the meaning assigned to such term in
SECTION 10.7.

     "Interest Expense" shall mean, for any period, total interest expense of the Borrower and its Subsidiaries on a consolidated basis for such period (including, without limitation, capitalized interest expense and interest expense attributable to Capital Lease Obligations), determined in accordance with Generally Accepted Accounting Principles, all lease payments made by the Borrower and its Subsidiaries pursuant to the ELLF and all fees, charges, discounts and other costs incurred in connection with any Permitted Asset Securitization, other than one-time arrangement fees, start-up costs, legal and accounting fees and similar expenses.

     "Interest Period" shall have the meaning set forth in SECTION 2.10 hereof.

     "Interest Rate Protection Agreements" shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance or other hedging arrangements and all other similar agreements or arrangements designed to protect against fluctuations in interest rates.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Invitation for Bids" shall have the meaning given to such term in SECTION 2.3(B).

     "Issuing Bank" shall mean First Union in its capacity as issuer of Letters of Credit, and its successors or assigns in such capacity.

     "L/C Participant" shall have the meaning assigned to such term in SECTION 2.20(C) hereof.

     "Lease Expense" shall mean, for any period, all amounts paid, payable or accrued during such period by the Borrower and its Subsidiaries on a consolidated basis with respect to all leases of real and personal property, excluding Capital Leases and intercompany items.

     "Lender" shall mean each financial institution signatory hereto and each other financial institution that becomes a "Lender" hereto pursuant to SECTION 10.5, and their permitted successors and assigns.

     "Lending Office" shall mean, with respect to any Lender, the office of such Lender designated as its "Lending Office" on its signature page hereto or in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Classes and/or Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

     "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit at such time and
(ii) the aggregate amount of all Reimbursement Obligations at such time (exclusive of Reimbursement Obligations that are repaid with the proceeds of, and simultaneously with the incurrence of, Loans).

     "Letter of Credit Request" shall have the meaning assigned to such term in
SECTION 2.20(B) hereof.

     "Letters of Credit" shall have the meaning set forth in SECTION 2.20(A) hereof.

     "LIBOR Auction" shall mean a solicitation of Bids setting forth LIBOR Bid Margins pursuant to SECTION 2.3.

     "LIBOR Bid Loan" shall mean, at any time, any Bid Loan that bears interest at such time at a rate equal to the LIBOR Rate as in effect at such time plus (or minus) a LIBOR Bid Margin established pursuant to a LIBOR Auction.

     "LIBOR Bid Margin" shall have the meaning given to such term in SECTION 2.3(C)(IV).

     "LIBOR Committed Loan" shall mean, at any time, any outstanding Committed Loan that bears interest at such time at the Adjusted LIBOR Rate as in effect at such time.

     "LIBOR Loan" shall mean any LIBOR Bid Loan or any LIBOR Committed Loan.

     "LIBOR Rate" shall mean, with respect to each LIBOR Loan comprising part of the same borrowing for any Interest Period, an interest rate per annum equal to
(i) the rate of interest appearing on Telerate Page 3750 (or any successor page) or (ii) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered by First Union to first-tier banks in the London interbank Eurodollar market, in each case under
(i) and (ii) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of First Union's Loan comprising part of such LIBOR Loan. For purposes of this definition, with respect to LIBOR Bid Loans comprising a Bid Borrowing in which First Union is not participating, the LIBOR Rate shall be determined as if such LIBOR Bid Loans were LIBOR Committed Loans.

     "Loan" or "Loans" shall mean and collectively refer to the Committed Loans and the Bid Loans.

     "Loan Documents" shall mean and collectively refer to this Agreement, the Notes, the Security Agreements, the Guaranty Agreement, the Financing Statements, and any and all agreements, instruments and documents, including, without limitation, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters, whether heretofore, now or hereafter, executed by or on behalf of the Borrower or any Subsidiary and delivered to the Administrative Agent or any Lender, with respect to this Agreement or with respect to the transactions contemplated by this Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

     "Management Services Agreements" shall mean the management services agreements of Borrower and its Subsidiaries, whether now existing or hereafter acquired or arising, together with any and all extensions, modifications, amendments, renewals, substitutions or replacements thereof.

     "Margin Stock" shall have the meaning given to such term in Regulation U.

     "Material Adverse Effect" or "Material Adverse Change" shall mean, in the good faith and reasonable opinion of the Required Lenders, a material adverse effect upon, or a material adverse change in, any of (a) the financial condition, operations, business or properties of the Borrower and its Subsidiaries, taken as a whole; or (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform under the Loan Documents.

     "Medicaid Certification" shall mean, with respect to any health care facility, certification by HCFA or another Governmental Authority, or any Person under contract with HCFA, that such health care facility is in compliance with all conditions of participation set forth in the Medicaid Regulations, except where the failure to so comply would not have a Material Adverse Effect.

     "Medicaid Provider Agreement" shall mean an agreement entered into between any Person administering the Medicaid program and a health care facility under which the health care facility agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

     "Medicaid Regulations" shall mean, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act, 42 USC (S)(S) 1396 et seq., or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act, and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals having the force of law and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

     "Medicare Certification" shall mean, with respect to any health care facility, certification by HCFA or any other Governmental Authority, or any Person under contract with HCFA, that such health care facility is in compliance with all the conditions of participation set forth in the Medicare Regulations, except where the failure to so comply would not have a Material Adverse Effect.

     "Medicare Provider Agreement" shall mean an agreement entered into between any Person administering the Medicare program and a health care facility under which the health care facility agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

     "Medicare Regulations" shall mean, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act, 42 USC (S)(S) 1396 et seq., or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals having the force of law and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including without limitation, Health and Human Services ("HHS"), HCFA, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, in each case as may be amended, supplemented or otherwise modified from time to time.

     "Merger" shall mean the merger of Physician Reliance Network, Inc. with and into Diagnostic Acquisition, Inc. pursuant to that certain Agreement and Plan of Merger by and among Physician Reliance Network, Inc., American Oncology Resources, Inc. and Diagnostic Acquisition, Inc., dated as of December 11, 1998.

     "Merger Documents" shall mean the Agreement and Plan of Merger by and among Physician Reliance Network, Inc., American Oncology Resources, Inc. and Diagnostic Acquisition, Inc., dated as of December 11, 1998, and the schedules and exhibits thereto.

     "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any Subsidiary is required to make contributions.

     "Notes" shall mean the Committed Loan Notes and the Bid Loan Notes.

     "Notice of Committed Borrowing" shall have the meaning assigned to such term in SECTION 2.2(A).

     "Notice of Conversion/Continuation" shall have the meaning assigned to such term in SECTION 2.11(B).

     "OECD" shall mean the Organization for Economic Cooperation and Development and any successor thereto.

     "OSHA" shall mean the Occupational Safety and Health Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

     "Obligations" shall mean (i) the Loans and Reimbursement Obligations and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Administrative Agent or any Lender or Issuing Bank of any kind or nature, present or future, howsoever evidenced, created, incurred, acquired or owing, arising under this Agreement, the Notes or the other Loan Documents or in any other way related to this Agreement, whether direct or indirect (including those acquired by an Assignment and Acceptance), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, (ii) all interest (including, to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys' fees and any other sums payable by the Borrower to the Administrative Agent or any Lender under this Agreement or any of the other Loan Documents, (iii) all obligations to any Lender pursuant to any Interest Rate Protection Agreement (if any) in respect of the Notes, (iv) the obligations of the Borrower to First Union arising pursuant to the Swingline Note, and, (v) for purposes of the Security Agreements and Sections 4.19, 7.1(q) and 9.10(b) hereof, the obligations of the Borrower and its Subsidiaries as Credit Parties under the ELLF.

     "Original Agreement" shall have the meaning set forth in the Recitals to this Agreement.

     "Original Lenders" shall mean the banks and other financial institutions that are "Lenders" (within the meaning of the Original Agreement) under the Original Agreement as of the Closing Date.

     "Participant" shall mean any Person, now or at any time hereafter, participating with any Lender in the Loans pursuant to this Agreement, and its permitted successors and assigns.

     "Participation Agreement" shall mean the Participation Agreement, dated as of a date on or about December 29, 1997 (together with any amendments, modifications, replacements, substitutes and supplements thereto and any renewals or extensions thereof, in whole or in part), among the Borrower, First Security Bank, National Association, as owner trustee, and First Union, as agent.,

     "Partnership Interests" shall mean all ownership or profit-sharing interests (howsoever designated) in any general or limited partnership, limited liability company or other non-corporate company or entity and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     "Pension Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA maintained by the Borrower or any Subsidiary (other than any Multiemployer Plan that is subject to the provisions of Title IV of ERISA).

     "Percentage" shall mean, with respect to any Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time; provided that if the Percentage of any Lender is to be determined after the Commitments have been terminated, then such Percentage shall be determined immediately prior (and without giving effect) to such termination.

     "Permitted Asset Securitization" shall mean any transaction or series of related transactions (including extensions and increases in the amount of the financing) providing for the financing of receivables and/or other assets through one or more securitizations of the receivables and/or other assets of the Borrower and the Subsidiaries that satisfies each of the following conditions:

     (a) the maximum aggregate capital or other equivalent principal amount of the financing to be provided under such securitization shall not exceed $150,000,000 at any time outstanding;

     (b) the terms and conditions of the securitization (including, without limitation, any waivers or other limitations of the application of the provisions of this Agreement to any special purpose Subsidiary) shall be satisfactory in all respects to, and approved in writing by, the Required Lenders in their absolute discretion;

     (c) each Exiting Lender shall have assigned, at par value (with reasonable provisions being made for payment of accrued interest, fees and any other amounts payable to such Lender through the date of assignment), all of its Commitments and Loans hereunder and its commitments and loans (if any) pursuant to the ELLF to an Eligible Assignee; and

     (d) the full documentation of the securitization shall be consistent with all of the approved terms and conditions and otherwise reasonably satisfactory in form and substance to the Administrative Agent.

If any Exiting Lender has requested an assignment as described in subsection
(C), the Borrower may engage the Administrative Agent and First Union Capital Markets Corp. (the "Arranger"), on a best efforts basis and in cooperation with the Borrower, to arrange for such assignment to an Eligible Assignee, and the Administrative Agent and Arranger hereby agree to such engagement, subject to mutual agreement with the Borrower on reasonable and customary terms. If less than the Required Lenders, in their absolute discretion, approve the request for a securitization, or if the Administrative Agent (with the assistance of the Arranger) is unable to arrange for an Eligible Assignee to accept the assignment, at par value, of each Exiting Lender (and each such Exiting Lender does not otherwise have the opportunity to assign, at par value, its Commitment and Loans hereunder and commitments and loans under the ELLF) then such securitization shall not be a Permitted Asset Securitization. The Borrower shall pay the processing fee set forth in SECTION 10.5(A) upon the assignment by any Exiting Lender.

     "Permitted Liens" shall mean any of the following liens, restrictions or encumbrances securing any liability or indebtedness of the Borrower or any Subsidiary on, or otherwise affecting, any of the Borrower's or such Subsidiary's property, real or personal, whether now owned or hereafter acquired:

     (a) Liens granted to the Administrative Agent, for the benefit of the Lenders;

     (b) Liens imposed by mandatory provisions of law of carriers, warehousemen, mechanics, repairmen and materialmen and other like liens required by provisions of law and incurred in the ordinary course of business for sums not yet due and payable (or with respect to any obligation not greater than $50,000, not more than sixty (60) days past the date of service) or that are being contested in good faith and with due diligence by appropriate proceedings;

     (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or liens arising from good faith deposits in connection with letters of credit, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business, or to secure obligations on surety or appeal bonds provided that all such liens in the aggregate have no Material Adverse Effect;

     (d) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings, provided that all such liens in the aggregate have no Material Adverse Effect and, if reasonably requested by the Administrative Agent, the Borrower or such Subsidiary has established reserves reasonably satisfactory to the Administrative Agent with respect thereto;

     (e) Liens upon property leased under a Capital Lease and either (i) placed upon such property at the time of, or within ten (10) days after, the commencement of the lease thereof to secure the lease payments under such Capital Lease, provided that any such lien (A) shall not encumber any other property of the Borrower or any Subsidiary and (B) shall not exceed the total of such lease payments, or (ii) entered into or arising in compliance with the terms of the ELLF;

     (f) Liens set forth on SCHEDULE 1.1(A) attached hereto, provided that such liens are not renewed, extended or increased;

     (g) Purchase money liens (x) incurred in the purchase of equipment permitted under SECTION 6.10 hereof, provided that any such lien (i) attaches to such asset concurrently with or within ten (10) days after the acquisition thereof, (ii) shall not encumber any other property of the Borrower or any Subsidiary and (iii) shall not exceed the purchase price of such asset or (y) that have been disclosed to the Administrative Agent and the Lenders and assumed in any Permitted Physician Transaction in accordance with SECTION 5.14 or Physician Transaction approved in accordance with SECTION 6.2 hereof;

     (h) Other liens disclosed to the Administrative Agent and Lenders and incurred, assumed or otherwise acquired in connection with any Permitted Physician Transaction or permitted in connection with any Physician Transaction approved under SECTION 6.2;

     (i)  Assignment Restrictions;

     (j) Easements, rights of way, zoning restrictions and other similar encumbrances on real estate that do not materially impair the value of the property to which they relate;

     (k) Any other liens or encumbrances as the Required Lenders may approve in writing from time to time;

     (l) Liens on Margin Stock, to the extent the value thereof exceeds 25% of the value of the total assets of the Borrower and its Subsidiaries (including Margin Stock);

     (m) Liens granted pursuant to the ELLF; and

     (n) Liens created pursuant to the approved terms of a Permitted Asset Securitization.

     "Permitted Physician Transaction" shall mean a Physician Transaction that, upon satisfaction of all of the following conditions, may be consummated without the consent of the Administrative Agent or the Lenders: (A) the assets acquired, or the business of the Person whose stock is acquired, shall be of an oncology, hematology or radiation oncology physician practice; (B) those Physician Transactions that are structured as asset acquisitions shall be for an entire business, division, facility, operation or product line of such Person, excluding medical assets not acquired by the Borrower or Subsidiary; (C) those Physician Transactions that are structured as stock acquisitions shall be effected through a purchase of 100% of the capital stock of such Person by the Borrower or through a merger between such Person and the Borrower or a direct wholly-owned Subsidiary of the Borrower, as the case may be, so that after giving effect to such merger 100% of the capital stock of the surviving corporation of such merger is owned by the Borrower or a direct wholly-owned Subsidiary of the Borrower; (D) the Transaction Amount for such Physician Transaction shall not exceed $100,000,000 (subject to the proviso below); and
(E) in the fiscal year of such Physician Transaction, the aggregate Transaction Amount for all Permitted Physician Transactions in such year shall not exceed $250,000,000; provided, that within 45 days following receipt by the Administrative Agent of documentation (pursuant to SECTION 5.14(C)) of any Permitted Physician Transaction with a Transaction Amount in excess of $50,000,000, the Required Lenders in their sole discretion may by notice to the Borrower from and after the date of delivery of such notice reduce the individual Permitted Physician Transaction limit in clause (D) above to $50,000,000. Notwithstanding anything to the contrary contained in the immediately preceding sentence, a Physician Transaction shall be a Permitted Physician Transaction only if, in addition to the foregoing, all requirements of SECTIONS 5.11 (if any new Subsidiaries are acquired or created in connection with such Physician Transaction) and 5.14 are met with respect thereto.

     "Permitted Subordinated Debt" shall mean any Debt of the Borrower or any Subsidiary incurred in respect of a Permitted Physician Transaction and evidenced by a written instrument. The terms and conditions of any Permitted Subordinated Debt shall be substantially similar to those shown on SCHEDULE 1.1(B), including, without limitation, (i) an express statement of subordination to the payment and performance of the Obligations, (ii) an interest rate not exceeding the greater of 7% per annum and three percentage points per annum over the Base Rate (other than upon a default), (iii) a term for repayment that provides for no more than 20% of the total original principal amount of such Permitted Subordinated Debt to be repaid in any fiscal year, (iv) a final maturity of such Permitted Subordinated Debt not less than five (5) years from the date of the Permitted Physician Transaction and (v) a payment blockage on such Permitted Subordinated Debt in the event of a payment default on any senior debt or an event of default allowing senior creditors to accelerate such senior debt (provided that such payment blockage may expire if the senior debt has not been accelerated within at least ninety (90) days from the commencement of such blockage).

     "Person" shall mean a corporation, an association, a joint venture, a partnership, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

     "Physician Transaction" shall mean any bona fide transaction or series of related transactions, consummated after the Closing Date, by which the Borrower or any Subsidiary (i) acquires all or part of the assets, or a going business or division, of any Person, whether through purchase of assets or securities, merger or otherwise, (ii) directly or indirectly acquires control of any Person or (iii) acquires the right to manage the non-medical aspects of the business of any Person. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and non-medical policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the above, "control" shall not include, and shall not be implied to include, the power to direct any physician's practice of medicine or the power to interfere in any physician/patient relationship.

     "Practice" shall have the meaning assigned to such term in SECTION 5.14(C)(I).

     "PRN" shall mean Physicians Reliance Network, Inc., which, following the Merger, shall be a wholly-owned subsidiary of the Borrower.

     "Pro Rata Share" of any amount shall mean, with respect to any Lender at any time, the product of (i) such amount, multiplied by (ii) such Lender's Percentage at such time.

     "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or
(ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c) or 4975(d).

     "Purchasing Lender" shall have the meaning assigned to such term in SECTION 2.21.

     "Regulations D, T, U and X" shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board and any successor regulations.

     "Reimbursement Obligations" shall have the meaning set forth in SECTION 2.20(D) hereof.

     "Reportable Event" shall mean a reportable event as defined in Section 4043(b) of ERISA (other than an event for which notice is waived under the ERISA regulations).

     "Required Lenders" shall mean, at any time, the Lenders with 66-2/3% or more of the aggregate of all Commitments at such time or, if the Commitments have been terminated, Lenders owning or holding 66-2/3% or more of the then aggregate principal amount of the Loans and Letter of Credit Outstandings then outstanding.

     "Requirement of Law" means, as to any Person, the charter, articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body), applied for determining the reserve requirement (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to First Union under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

     "Revolver A Commitment" shall mean, with respect to any Lender at any time, the amount set forth opposite such Lender's name on its signature page hereto under the caption "Revolver A Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to
SECTION 10.5(B) as such Lender's "Revolver A Commitment," as such amount may be reduced at or prior to such time pursuant to the terms hereof. The aggregate amount of Revolver A Commitments as of the date hereof is $175,000,000.

     "Revolver B Commitment" shall mean, with respect to any Lender at any time, the amount set forth opposite such Lender's name on its signature page hereto under the caption "Revolver B Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to
SECTION 10.5(B) as such Lender's "Revolver B Commitment," as such amount may be reduced at or prior to such time pursuant to the terms hereof. The aggregate amount of Revolver B Commitments as of the date hereof is $100,000,000.

     "Revolver A Lender" shall mean any Lender (i) holding all or a portion of any outstanding Revolver A Loans and (ii) having a Revolver A Commitment (unless the Revolver A Commitments have been terminated pursuant to this Agreement).

     "Revolver B Lender" shall mean any Lender (i) holding all or a portion of any outstanding Revolver B Loans and (ii) having a Revolver B Commitment (unless the Revolver B Commitments have been terminated pursuant to this Agreement).

     "Revolver A Loans" shall have the meaning given to such term in SECTION 2.1(A)(I).

     "Revolver B Loans" shall have the meaning given to such term in SECTION 2.1(A)(III).

     "Revolver A Maturity Date" shall mean the fifth anniversary of the Closing Date.

     "Revolver B Maturity Date" shall mean the date 364 days after the Closing Date.

     "Revolver A Notes" shall mean the promissory notes of the Borrower in substantially the form of EXHIBIT A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

     "Revolver B Notes" shall mean the promissory notes of the Borrower in substantially the form of EXHIBIT A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

     "Revolver A Termination Date" shall mean the Revolver A Maturity Date or such earlier date of termination of the Revolver A Commitments pursuant to
SECTION 2.6 or SECTION 8.1.

     "Revolver B Termination Date" shall mean the Revolver B Maturity Date or such earlier date of termination of the Revolver B Commitments pursuant to
SECTION 2.6 or SECTION 8.1.

     "Security Agreement" shall mean the Fourth Amended and Restated Security Agreement, substantially in the form of EXHIBIT E-1, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

     "Security Agreements" shall mean the Security Agreement and the Guarantors' Security Agreement.

     "Selling Lender" shall have the meaning assigned to such term in SECTION 2.21.

     "Solvent" shall mean, as to any Person on any particular date, that such Person (i) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (ii) is able to pay its debts as they mature, (iii) owns property having a fair saleable value greater than the amount required to pay its probable liability on existing debts as they mature (including known reasonable contingencies and contingencies that should be included in notes of the Financial Statements pursuant to Generally Accepted Accounting Principles), and (iv) does not intend to, and does not believe that it will, incur debts or probable liabilities beyond its ability to pay such debts or liabilities as they mature.

     "Stated Amount" shall mean, with respect to any Letter of Credit at any time, the maximum amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

     "Stock" shall mean all shares, interests, rights to purchase, options, participations or other equivalents of or interests in (howsoever designated) the equity of any Person, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     "Subordinated Debt" shall mean any Debt of the Borrower or any Subsidiary to the extent such Debt is expressly subordinated and made junior to the payment and performance of the Obligations and evidenced as such by a written instrument the terms and conditions (including, without limitation, subordination provisions) of which are satisfactory in form and substance to the Required Lenders and are approved in writing by the Administrative Agent in accordance with SECTION 6.2 or 6.3 hereof.

     "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, or other entity of which more than fifty percent (50%) of the Partnership Interest or voting power, is at the time, directly or indirectly, owned by any Person or one or more of its Subsidiaries

(irrespective of whether, at the time, the ownership interests or Stock of any other class or classes of such entity or corporation shall have or might have voting power by reason of the happening of any contingency). When used without reference to a parent, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower including, unless expressly excluded, PRN and its Subsidiaries.

     "Swingline Note" shall mean the note from Borrower to First Union in a principal amount of $5,000,000 delivered in connection with the Borrower's cash management facility.

     "Taxes" shall have the meaning assigned to such term in SECTION 2.12(A).

     "Total Commitment" shall mean, at any time, the sum of the Revolver A Commitments and the Revolver B Commitments of each Lender at such time.

     "Total Unutilized Revolver A Commitment" shall mean, at any time, the sum of the Unutilized Revolver A Commitments of each Lender at such time.

     "Total Unutilized Revolver B Commitment" shall mean, at any time, the sum of the Unutilized Revolver B Commitments of each Lender at such time.

     "Transaction Amount" shall mean, with respect to any Physician Transaction, the sum (without duplication) of the following, in each case determined in accordance with Generally Accepted Accounting Principles: (i) the aggregate original principal amount of all Loans the proceeds of which are utilized to finance such Physician Transaction, in part or in whole, (ii) the amount of cash paid by the Borrower and its Subsidiaries in connection with such Physician Transaction, (iii) the fair market value of all capital stock or other ownership interests of the Borrower or any Subsidiary issued or given (or to be issued or given in the future) to the seller in connection with such Physician Transaction, (iv) the outstanding principal amount of all Debt incurred, assumed or acquired in connection with such Physician Transaction, (v) all additional purchase price amounts in the form of notes and other contingent obligations, as recorded or disclosed on the financial statements (including the notes to such statements) of the Borrower and its Subsidiaries, (vi) all amounts paid in consideration of parties' entering into covenants not to compete and consulting agreements in connection with such Physician Transaction and (vii) the aggregate fair market value of all other consideration given by the Borrower and its Subsidiaries in connection with such Physician Transaction.

     "Type" shall have the meaning assigned to such term in SECTION 2.1(D).

     "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of North Carolina, as amended from time to time, unless in any particular instance the Uniform Commercial Code of another state is applicable, in which case it shall mean the Uniform Commercial Code of such state.

     "Unutilized Revolver A Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolver A Commitment at such time less (i) the aggregate principal amount of all Revolver A Committed Loans made by such Lender that are outstanding at such time,

(ii) such Lender's Pro Rata Share of Letter of Credit Outstandings and (iii) such Lender's Pro Rata Share of all Bid Loans outstanding at such time (even though such Lender may not have made some or all of the Bid Loans).

     "Unutilized Revolver B Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolver B Commitment at such time less the aggregate principal amount of all Revolver B Committed Loans made by such Lender that are outstanding at such time.

     1.2 Accounting Terms. Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify or could modify such accounting terms (including accounting terms otherwise defined in this Agreement) or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date this Agreement shall have been amended to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     1.3 Singular/Plural. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

     1.4 Other Terms.  The terms "Lease Agreement", "Agency Agreement",
"Credit Agreement", "Tranche A Obligations", and "Operative Agreements" have the
meanings set forth in Appendix A to the Participation Agreement.   All other
terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina to the extent the same are used or defined therein.


                                  ARTICLE II.

                         AMOUNT AND TERMS OF THE LOANS

  2.1  Commitments; Loans.

  (a) (i) Each Revolver A Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Revolver A Loan," and collectively, the "Revolver A Loans") to the Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the Revolver A Termination Date; provided, that no Borrowing of Revolver A Loans shall be made if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolver A Loans outstanding at such time (exclusive of Revolver A Loans that are repaid with the proceeds of, and simultaneously with the incurrence of, such Borrowing) plus (y) the aggregate Letter of Credit Outstandings at such time (exclusive of Reimbursement Obligations that are repaid with the proceeds of, and simultaneously with the incurrence of, such Borrowing) plus (z) the aggregate principal amount of Bid Loans outstanding at such time (exclusive of Bid Loans that are repaid with the proceeds of, and simultaneously with the incurrence of, such Borrowing) would exceed the aggregate Revolver A Commitments. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolver A Loans.

          (ii) On the Closing Date, and after giving effect to the concurrent assignment and purchase of a portion of the Existing Loans among the Lenders in accordance with SECTION 2.21, the aggregate principal amount of all Loans (as defined in the Original Credit Agreement) made pursuant to the Original Agreement and outstanding on the Closing Date (the "Existing Loans") shall automatically be converted to an equivalent principal amount of Revolver A Loans hereunder, made by the Lenders ratably in accordance with their respective Revolver A Commitments, and for all purposes of this Agreement shall be deemed to be Loans hereunder and entitled to the benefits of (and subject to the terms of) this Agreement and the other Loan Documents. All such Loans hereunder shall be of the same Type, and shall have the same Interest Period, as the corresponding Existing Loans. On the Closing Date, and after giving effect to the concurrent assignment and purchase among the Lenders in accordance with
SECTION 2.21, the aggregate outstanding principal amount of all Letter of Credit Outstandings (as defined in the Original Credit Agreement, the "Existing Outstandings") shall automatically be converted to an equivalent amount of Letter of Credit Outstandings hereunder, and for all purposes of this Agreement shall be deemed to be Letter of Credit Outstandings hereunder and entitled to the benefits of (and subject to the terms of) this Agreement and the other Loan Documents.

          (iii) Each Revolver B Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Revolver B Loan," and collectively, the "Revolver B Loans") to the Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the Revolver B Termination Date; provided, that no Borrowing of Revolver B Loans shall be made if, immediately after giving effect thereto, the aggregate principal amount of Revolver B Loans outstanding at such time (exclusive of Revolver B Loans that are repaid with the proceeds of, and simultaneously with the incurrence of, such Borrowing) would exceed the aggregate Revolver B Commitments. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolver B Loans.

    (b) In addition to Committed Loans, each Lender severally agrees that the Borrower may, subject to and on the terms and conditions of this Agreement and as more particularly set forth in SECTION 2.3, request the Lenders to submit offers to make loans (each, a "Bid Loan," and collectively, the "Bid Loans") to the Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the earlier of (i) the date that is one (1) Business Day prior to the seventh (7th) day prior to the Revolver A Maturity Date or (ii) the Revolver A Termination Date; provided, that the Lenders may, but shall have no obligation to, submit such offers and the Borrower may, but shall have no obligation to, accept any such offers; and provided further, that no Borrowing of Bid Loans shall be made if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolver A Loans outstanding at such time (exclusive of Revolver A Loans that are repaid with the proceeds of, and simultaneously with the incurrence of, such Borrowing) plus (y) the aggregate Letter of Credit Outstandings at such time (exclusive of Reimbursement Obligations that are repaid with the proceeds of, and simultaneously with the incurrence of, such Borrowing) plus (z) the aggregate principal amount of Bid Loans outstanding at such time (exclusive of Bid Loans that are repaid with the proceeds of, and simultaneously with the incurrence of, such Borrowing) would exceed the aggregate Revolver A Commitments.

     (c) No Borrowing shall be required of any Lender if, immediately after giving effect thereto, a Default or Event of Default would exist.

     (d) The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, (i) in the case of Revolver A Loans and Revolver B Loans (each a "Class" of Loan), be either LIBOR Committed Loans or Base Rate Loans, or (ii) in the case of Bid Loans, either Absolute Rate Loans or LIBOR Bid Loans (Revolver A or Revolver B Base Rate Loans, Revolver A or Revolver B LIBOR Committed Loans, Absolute Rate Loans and LIBOR Bid Loans, each, a "Type" of Loan), provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Class and Type.

     (e) Any Loans made on the Closing Date shall be made initially as Base Rate Loans.

     (f) Any borrowings outstanding under the Original Agreement shall not be continued as Loans under this Agreement and shall be repaid, together with all interest and fees accrued thereon (including the accrued commitment fee pursuant to SECTION 2.7(A) of the Original Agreement and all amounts required to be paid pursuant to SECTION 2.13 of the Original Agreement), on or prior to the Closing Date.

     2.2  Committed Borrowings.

     (a) Whenever the Borrower desires to make a Committed Borrowing hereunder (other than continuations or conversions of outstanding Loans pursuant to SECTION 2.11 or any Borrowing pursuant to SECTION 2.20), the Borrower will give the Administrative Agent written notice (by telecopier or otherwise), prior to 9:00 a.m., Charlotte time, at least two (2) Business Days prior to each Borrowing to be comprised of LIBOR Committed Loans and on the same Business Day of each Borrowing to be comprised of Base Rate Loans; provided, that Base Rate Loans may be borrowed upon written notice delivered prior to 12:00 p.m. (noon), Charlotte time, on the same Business Day of the proposed Borrowing Date for any Bid Borrowing of Absolute Rate Loans duly requested in accordance with SECTION
2.3. Each such notice (each, a "Notice of Committed Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT B-1 and shall be appropriately completed to specify (i) the aggregate principal amount, Class and Type of the Loans to be made pursuant to such Borrowing (and, in the case of LIBOR Committed Loans, the initial Interest Period to be applicable thereto) and
(ii) the requested date of the Borrowing (the "Borrowing Date"), which shall be a Business Day. Notwithstanding anything to the contrary contained herein:

            (i) the aggregate principal amount of each Borrowing hereunder (y) in the case of Borrowings comprised of Base Rate Loans, shall not be less than $2,000,000 and, if greater, shall be in an integral multiple of $500,000 in excess thereof (or, if less, in the amount of the Total Unutilized Revolver A Commitments or Total Unutilized Revolver B Commitments, as applicable) and (z) in the case of Borrowings comprised of LIBOR Committed Loans, shall not be less than $3,000,000 and, if greater, shall be in an integral multiple of $1,000,000 in excess thereof;

            (ii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans and if the Borrower shall have failed to designate the Class of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Revolver A Loans to the extent of the Total Unutilized Revolver A Commitments and, otherwise, Revolver B Loans.

            (iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Committed Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month; and

            (iv) LIBOR Committed Loans under the Facility may not be outstanding under more than ten (10) separate Interest Periods at any one time, less the number of Bid Loans outstanding at such time.

     (b) Upon its receipt of a Notice of Committed Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Borrowing, of such Lender's Pro Rata Share thereof and of the other matters specified in the Notice of Committed Borrowing. Each such Lender will make the amount of its Pro Rata Share of such Borrowing available to the Administrative Agent at its office referred to in SECTION 10.4, for the account of the Borrower, in Dollars and in immediately available funds, prior to 2:00 p.m., Charlotte time, on the Borrowing Date. To the extent the relevant Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with SECTION 2.4(A) below and in like funds as received by the Administrative Agent, as soon as practicable prior to 3:30 p.m., Charlotte time, on the Borrowing Date.

     2.3  Bid Borrowings.

     (a) In order to request the Lenders to submit Bids to make Bid Loans hereunder, the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, (y) four (4) Business Days prior to the requested Bid Borrowing, in the case of a LIBOR Auction, or (z) two (2) Business Days prior to the requested Bid Borrowing, in the case of an Absolute Rate Auction. The Borrower may request offers to make Bid Loans for up to three (3) separate Interest Periods in a single notice, and each such request for offers for a separate Interest Period shall be deemed a request for a separate Bid Borrowing. Each such notice (each, a "Bid

Request") shall be given in the form of EXHIBIT C-1 and shall specify, with respect to each requested Bid Borrowing for a particular Interest Period:

            (i) the Interest Period to be applicable to such Bid Borrowing;

            (ii) the aggregate amount of such requested Bid Borrowing, which shall not (with respect to any single Interest Period) be less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, but shall not cause the limits specified in Section 2.1(c) to be exceeded as of the proposed Borrowing Date of the Bid Borrowing.

            (iii) whether the Bid Borrowing requested for a particular Interest Period is to be comprised of LIBOR Bid Loans or Absolute Rate Loans; and

            (iv) the requested Borrowing Date, which shall be a Business Day;

provided, however, that (w) no Interest Period applicable to any Bid Borrowing shall expire on a date later than the Business Day prior to the Revolver A Maturity Date, (x) the Borrower may not submit a Bid Request within five (5) Business Days after the date of submission of any previous Bid Request, (y) the Borrower may not submit more than three (3) Bid Requests in any calendar month, and (z) no Bid Borrowing shall be made if, immediately after giving effect thereto, there would be outstanding Bid Loans having more than four (4) separate Interest Periods or outstanding LIBOR Committed Loans and Bid Loans together having more than ten (10) separate Interest Periods (for which purpose Interest Periods applicable to either Class of LIBOR Committed Loans and Interest Periods applicable to LIBOR Bid Loans shall be deemed to be separate Interest Periods even if they are coterminous). A Bid Request not given in the form of EXHIBIT C-1 or otherwise not given in compliance with the requirements of this subsection (a) may be rejected by the Administrative Agent in its sole discretion, and the Administrative Agent shall promptly notify the Borrower of any such rejection.

     (b) Upon receipt of a Bid Request that is not rejected as aforesaid, the Administrative Agent will promptly deliver to the Lenders a notice in substantially the form of EXHIBIT C-2 (each such notice, an "Invitation for Bids"), the delivery of which shall constitute an invitation by the Borrower to each Lender to submit Bids, on the terms and subject to the conditions of this Agreement, offering to make Bid Loans pursuant to such Bid Request.

     (c) Each Lender may, at its discretion, submit a Bid containing an offer or offers to make Bid Loans in response to any Invitation for Bids; provided that such Lender may submit a single Bid containing an offer or offers to make up to three separate Bid Loans for each Interest Period specified in the relevant Bid Request. Each Bid must comply with the requirements of this subsection (c) and must be submitted to the Administrative Agent in writing (by facsimile transmission or otherwise) not later than 10:30 a.m., Charlotte time, (y) two
(2) Business Days prior to the requested Borrowing Date, in the case of a LIBOR Auction, or (z) on the requested Borrowing Date, in the case of an Absolute Rate Auction; provided, however, that Bids submitted by the Administrative Agent (or any Affiliate of the Administrative Agent) in its capacity as a Lender may be submitted only if the Administrative Agent or such Affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than 10:15 a.m., Charlotte time, (y) two (2) Business Days prior to the requested Bid Borrowing, in the case of a LIBOR Auction, or (z) on the requested Borrowing Date, in the case of an Absolute Rate Auction. Each Bid by a Lender shall (subject to the conditions of Article III and Section 7.1) be irrevocable, shall be submitted in substantially the form of EXHIBIT C-3 and shall specify:

            (i)  the identity of such Lender;

            (ii) the Interest Period with respect to each Bid Loan for which such Bid is being made;

            (iii) with respect to each such Interest Period, the principal amount of each Bid Loan for which such Bid is being made, which principal amounts shall, in the aggregate with respect to each such Interest Period, be not less than $5,000,000 or, if greater, in an integral multiple of $1,000,000 in excess thereof, provided that (y) the aggregate principal amount of all Bid Loans for which a Bid is submitted may be equal to, greater than or less than the Commitment of such Lender, and (z) the aggregate principal amount of all Bid Loans offered by such Lender for a single Interest Period shall not exceed the requested principal amount of the Bid Borrowing for such Interest Period;

            (iv) in the case of a LIBOR Auction, the margin above or below the applicable LIBOR Rate (the "LIBOR Bid Margin") offered for each such Bid Loan, expressed as a percentage (rounded to the nearest 1/1000 of 1%) to be added to or subtracted from the applicable LIBOR Rate;

            (v) in the case of an Absolute Rate Auction, the fixed rate of interest per annum (rounded to the nearest 1/1000th of 1%) offered for each such Bid Loan (the "Absolute Rate"); and

            (vi)  the proposed Borrowing Date.

     A Bid shall be disregarded by the Administrative Agent if it (w) is not given substantially in the form of EXHIBIT C-3 or fails to specify all of the information required by this subsection (c), (x) contains qualifying, conditional or similar language, (y) proposes terms other than or in addition to those set forth in the applicable Invitation for Bids (other than setting forth separate offers for any Interest Period as contemplated by the preceding sentence), or (z) is submitted to the Administrative Agent after 10:30 a.m., Charlotte time, (i) two (2) Business Days prior to the requested Borrowing Date, in the case of a LIBOR Auction, or (ii) on the requested Borrowing Date, in the case of an Absolute Rate Auction.

     (d) Promptly upon receipt thereof and in any event not later than 11:00 a.m., Charlotte time, (y) two (2) Business Days prior to the requested Borrowing Date, in the case of a LIBOR Auction, or (z) on the requested Borrowing Date, in the case of an Absolute Rate Auction, the Administrative Agent will notify the Borrower of the terms (i) of each Bid, if any, submitted by a Lender in compliance with the provisions of subsection (c) above, and (ii) of each Bid, if any, submitted by a Lender that amends, modifies or is otherwise inconsistent with a previous Bid submitted by such Lender with respect to the same Bid Request. Any such subsequent Bid shall be disregarded by the Administrative Agent unless such subsequent Bid is submitted solely to correct a manifest error in such former Bid and is timely received as provided in subsection (c) above. The Administrative Agent's notice to the Borrower shall specify the aggregate principal amount of each Bid Borrowing in respect of which Bids were made for each Interest Period specified in the relevant Bid Request, the respective principal amounts and LIBOR Bid Margins or Absolute Rates, as the case may be, so offered, and the identity of the Lender that made each such Bid.

     (e) Not later than 11:30 a.m., Charlotte time, (y) two (2) Business Days prior to the requested Borrowing Date, in the case of a LIBOR Auction, or (z) on the requested Borrowing Date, in the case of an Absolute Rate Auction, the Borrower will notify the Administrative Agent of its acceptance or rejection of the offers referred to in subsection (d) above. The Borrower shall be under no obligation to accept any offer and may choose in its discretion to reject all offers, provided that the failure by the Borrower to give such notice in a timely manner shall be deemed to constitute a rejection of all Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Bid in whole or in part, subject to the limitations on the aggregate outstanding principal amount of Bid Loans set forth in Section 2.1(b) and provided that:

            (i) the aggregate principal amount of each Bid Borrowing with regard to each Interest Period shall not exceed the applicable amount set forth in the related Bid Request;

            (ii) the aggregate principal amount of each Bid Borrowing shall not be less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (subject to the provisions of clause (v) below);

            (iii) acceptance of Bids may be made only on the basis of ascending (i.e., from the lowest effective yield to the highest) LIBOR Bid Margins or Absolute Rates within each Interest Period, as the case may be (subject to clause (v) below);

            (iv) the Borrower may not accept any Bid that has been disregarded under the provisions of subsection (c) above or that otherwise fails to comply with the terms and conditions of this Section 2.3; and

            (v) if offers are made by two or more Lenders with the same LIBOR Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, then if the Borrower elects to accept any such offers, the aggregate principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Lenders (after consultation with the Administrative Agent) as nearly as practicable (in such integral multiples of not less than $1,000,000 as the Borrower, after consultation with the Administrative Agent, may deem appropriate) in proportion to the respective aggregate principal amounts of such offers. Determinations by the Borrower and the Administrative Agent of the amounts of Bid Loans shall be conclusive absent manifest error.

     (f) The Administrative Agent will promptly notify each Lender having submitted a Bid whether its offer has been accepted or rejected and, if accepted, with regard to each applicable Interest Period, of the amount and Absolute Rate or LIBOR Bid Margin, as the case may be). Not later than 2:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender that has received such notice of an accepted Bid will make available to the Administrative Agent at its office referred to in SECTION 10.4 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Bid Loan or Bid Loans required to be made by such Lender. To the extent the relevant Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower by 3:30 p.m. Charlotte time in accordance with SECTION 2.4(A) and in like funds as received by the Administrative Agent. The Administrative Agent, in its discretion, may provide details of the Bids to the Lenders.

     (g) In respect of each Bid Request received by the Administrative Agent hereunder (regardless of whether any Bid Loans shall be offered or made in response thereto), the Borrower will pay to the Administrative Agent, on the date of receipt by the Administrative Agent of such Bid Request, a fee of $1,500.

     (h) Notwithstanding the foregoing provisions of this SECTION 2.3, if on the last day of any Interest Period applicable to one or more Bid Loans the Borrower is unable to make a Committed Borrowing or Bid Borrowing because of the Borrower's inability to meet the conditions of SECTION 3.2(B) or (C), any Lender of one or more such Bid Loans may in its sole discretion agree (but in no event more than one time with respect to any Bid Loan) in writing to extend the Interest Period applicable to any such Bid Loan for no more than thirty (30) days at an Absolute Rate equal to the Base Rate or, if applicable, the interest rate on Committed Loans then in effect pursuant to SECTION 2.8(B). An extension of any Bid Loan as provided herein shall require the agreement and consent only of the extending Lender and the Borrower. On or prior to the Business Day following any such extension, the Borrower and extending Lender each shall give written notice of the terms thereof to the Administrative Agent, which shall give prompt notice thereof to the Lenders.

     2.4  Disbursements; Funding Reliance; Domicile of Loans.

     (a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

     (b) Unless the Administrative Agent has received, prior to 1:00 p.m., Charlotte time, on any Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent its Bid Loan or Pro Rata Share of the relevant Committed Loan, the Administrative Agent may assume that such Lender has made its Loan available to the

Administrative Agent on such Borrowing Date in accordance with the terms of this Agreement, and the Administrative Agent may, in reliance upon such assumption, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such Loan available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) if recovered from such Lender, at the Federal Funds Rate, and (ii) if recovered from the Borrower, at the rate of interest applicable to the Class and Type of Loans comprising such Borrowing, as determined under SECTION 2.8. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

     (c) The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the respective Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

     (d) Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not increase or otherwise adversely affect the obligation of the Borrower to compensate or otherwise make additional payments to such Lender or to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

     2.5   Notes

     (a) The Loans made by each Lender shall be evidenced by a Revolver A Note appropriately completed in substantially the form of EXHIBIT A-1, a Revolver B Note appropriately completed in substantially the form of EXHIBIT A-2 and a Bid Loan Note appropriately completed in substantially the form of EXHIBIT A-3. The Notes issued to each Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender, (iii) be dated as of the Closing Date (or, in the case of Notes issued pursuant to an Assignment and Acceptance, as of the effective date thereof), (iv) bear interest in accordance with the provisions of
SECTION 2.8, as the same may be applicable to the Loans made by such Lender from time to time, and (v) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof. Committed Loan Notes shall be in a stated principal amount equal to such Lender's Revolver A Commitment and Revolver B Commitment, respectively, and Bid Loan Notes shall be in a stated principal amount equal to the aggregate Revolver A Commitments.

     (b) Each Lender will record on its internal records the amount of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Notes, either endorse on the reverse side thereof the outstanding principal amount of the Loans evidenced thereby as of the date of transfer or provide such information on Annex I to the

Assignment and Acceptance relating to such transfer; provided, however, that the failure of any Lender to make any such recordation or provide any such information, or any error in such recordation or information, shall not affect the Borrower's obligations in respect of such Loans.

     2.6   Termination and Reduction or Increase of Commitments.

     (a) The Revolver A Commitments shall be automatically and permanently terminated on the Revolver A Maturity Date unless sooner terminated pursuant to subsection (B) or (C) below or SECTION 8.1. The Revolver B Commitments shall be automatically and permanently terminated on the Revolver B Maturity Date unless sooner terminated pursuant to subsection (B), (C) or (D) below or SECTION 8.1.

     (b) At any time and from time to time, upon at least five (5) Business Days' prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Revolver A Commitments or the aggregate Revolver B Commitments, provided that the amount of any partial reduction (i) may not exceed the Total Unutilized Revolver A Commitment or the Total Unutilized Revolver B Commitment, as applicable (after taking into account any prepayments to be made at such time) and (ii) shall be in an aggregate amount of not less than $5,000,000 or integral multiples thereof. The amount of any termination or reduction made under this subsection (B) may not thereafter be reinstated.

     (c) The Total Commitment shall automatically be permanently reduced by the amount of the proceeds of sales to physicians as described in SECTION 6.6 (III). Such reduction shall apply first to the aggregate Revolver B Commitments and then to the aggregate Revolver A Commitments.

     (d) The aggregate Revolver B Commitments shall automatically be permanently reduced by an amount equal to 100% of the capital or other equivalent principal amount of the financing provided from time to time under any Permitted Asset Securitization. Prior to the commencement of any Permitted Asset Securitization, the Borrower shall reduce the Revolver B Commitments in the manner set forth in SECTION 2.6(B) and the capital or other equivalent principal amount of the financing provided under such Permitted Asset Securitization shall not exceed the amount of such reduction of the Revolver B Commitments (unless the aggregate Revolver B Commitments are reduced to zero). If the Borrower desires to increase the financing utilized under any Permitted Asset Securitization, the Borrower shall further reduce the Revolver B Commitments, in an amount greater than such increased Permitted Asset Securitization utilization, in the manner set forth in SECTION 2.6(B).

     (e) Each reduction of the Commitments under this Section shall be applied ratably to the applicable Commitments of the Lenders according to their respective Percentages. After any such reduction, the fee provided for in
SECTION 2.9 shall be calculated with respect to the reduced Commitments.

     (f) From time to time within one year of the Closing Date, the Borrower (with the reasonable assistance of the Administrative Agent and the Arranger, which they hereby agree to provide) may obtain additional Revolver A Commitments either from any existing Lender that desires to increase its Revolver A Commitment or from any other Person that desires to become a Lender and meets the requirements for an Eligible Assignee (in either case, an "Increasing Lender"); provided that such additional Revolver A Commitments shall not increase the aggregate Revolver A Commitments to an amount in excess of $200,000,000; provided, further that the Revolver A Commitments may not be increased if a Default or an Event of Default shall have occurred and be continuing at such time or would exist after giving effect to the increase in the Revolver A Commitments. Nothing herein shall require any Lender to increase its Commitment without such Lender's express written consent given in its sole discretion.

     (g) Each Increasing Lender that is an existing Lender shall execute a replacement signature page hereto with its increased Commitment shown on such signature page and any new Increasing Lender shall execute a signature page hereto and shall become a Lender hereunder for all purposes from the effectiveness of the additional Commitments. Each additional Commitment shall be effective upon receipt by the Administrative Agent of the following: (i) the executed signature page of the Increasing Lender, which signature page shall be signed by the Borrower and the Administrative Agent to indicate their acceptance thereof, (ii) the payment in immediately available funds by the Increasing Lender of its Pro Rata Share of all outstanding Committed Loans, such Pro Rata Share to be calculated by the Administrative Agent based on the increased Total Commitment, (iii) executed Notes payable to the Increasing Lender in the amounts of its Commitment and (iv) executed replacement Bid Notes for each Lender. Upon its receipt of the foregoing, the Administrative Agent shall (x) give the Lenders written notice of the additional Commitment with an attachment showing each Lender's Commitment and adjusted Percentage and (y) distribute the Increasing Lender's funding of its Pro Rata Share of the existing Committed Loans to the existing Lenders so that such Lenders' Pro Rata Shares of the Committed Loans reflect their adjusted Percentages and (z) distribute the new Notes to the Lenders as applicable (and the Notes replaced therewith shall be cancelled and returned to the Borrower by such Lenders).

     2.7   Payments; Voluntary, Mandatory.

     (a) The Borrower shall have the right from time to time to prepay the Loans, in whole or in part, without premium or penalty, upon written notice to the Administrative Agent prior to 9:00 a.m., Charlotte time, at least two (2) Business Days' prior to each intended prepayment of LIBOR Loans and on the same Business Day of each intended prepayment of Base Rate Loans or Absolute Rate Loans, provided that (i) each partial prepayment of Committed Loans shall be in an aggregate principal amount of no less than $2,000,000 and, if greater, in an integral multiple of $500,000 in excess thereof, (ii) each partial prepayment of Bid Loans shall be in an aggregate principal amount of no less than $5,000,000 and, if greater, in an integral multiple of $1,000,000 in excess thereof, (iii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iv) unless made together with all amounts required under SECTION 2.15 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan or Absolute Rate Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify (y) the proposed date of such prepayment and (z) the aggregate principal amount and the Classes and Types of the Loans to be prepaid (and, in the case of LIBOR Loans and Absolute Rate Loans, the specific Borrowing or Borrowings pursuant to which made) and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Amounts prepaid pursuant to this subsection (A) may be reborrowed, subject to the terms and conditions of this Agreement.

     (b) In the event that the aggregate principal amount of the Revolver A Loans outstanding plus Letter of Credit Outstandings plus Bid Loans on any date exceeds the aggregate Revolver A Commitments as of such date (after giving effect to any termination or reduction thereof as of such date), the Borrower will repay the principal amount of the Revolver A Loans and the Bid Loans on such date in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Revolver A Loans and Bid Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as collateral for the Letter of Credit Outstandings, as more particularly described in SECTION 2.20(J), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Outstandings by an equivalent amount. Each such Prepayment shall be applied (i) first, to the outstanding principal amount of the Revolver A Loans, ratably among the Lenders based upon their Percentages and (ii) second, to the outstanding principal amount of the Bid Loans, ratably among the Lenders holding Bid Loans in proportion to the aggregate principal amount of Bid Loans held by each. Such payment shall be accompanied by all amounts required under SECTION 2.15 if applied to a LIBOR Loan or Absolute Rate Loan and such payment is not made on the last day of the Interest Period applicable thereto.

     (c) In the event that the aggregate principal amount of the Revolver B Loans outstanding on any date exceeds the aggregate Revolver B Commitments as of such date (after giving effect to any termination or reduction thereof as of such date, including as a result of any Permitted Asset Securitization), the Borrower will repay the principal amount of the Revolver B Loans on such date in the amount of such excess. Such payment shall be accompanied by all amounts required under SECTION 2.15 if applied to a LIBOR Loan and such payment is not made on the last day of the Interest Period applicable thereto.

     (d) The Borrower shall repay the Revolver A Notes and Bid Notes in full on the Revolver A Termination Date and shall repay the Revolver B Notes in full on the Revolver B Termination Date.

     2.8   Interest.

     (a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full,

            (i) in respect of each Committed Loan, (y) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (z) at the Adjusted LIBOR Rate applicable to the Class of such Loan, as in effect from time to time during such periods as such Loan is a LIBOR Loan, and

            (ii) in respect of each Bid Loan, (y) at the applicable Absolute Rate established in accordance with the provisions of SECTION 2.3, if such Loan is an Absolute Rate Loan, and (z) at a rate per annum equal to the LIBOR Rate, as in effect from time to time during the applicable Interest Period, plus (or minus) the applicable LIBOR Bid Margin, if such Loan is a LIBOR Bid Loan.

     (b) Upon the occurrence and during the continuance of an Event of Default under SECTION 7.1(A), (I) or (J), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other fees and amounts not paid when due hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans plus 2% (or, in the case of fees and other amounts, at the Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

     (c) Accrued (and theretofore unpaid) interest shall be payable as follows:

            (i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of SECTION 2.7, except as provided in the proviso hereinbelow), in arrears on the last Business Day of each calendar quarter; provided, that in the event the Base Rate Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

            (ii) in respect of each LIBOR Loan (including any LIBOR Committed Loan or portion thereof paid or prepaid pursuant to the provisions of
     SECTION 2.7, except as provided in the proviso hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in SECTION 2.10) and (z) in the case of a LIBOR Loan having an Interest Period of six months, on the date three months after the first day of such Interest Period; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof;

            (iii) in respect of each Absolute Rate Loan, (y) in arrears on the last day of the Interest Period applicable thereto, and (2) on the date of any repayment or prepayment thereof in full; and

            (iv) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

     (d) Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

     (e) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing after its receipt of the relevant Notice of Committed Borrowing, Notice of Conversion/Continuation or Bid; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement in connection with a Borrowing of LIBOR Loans) shall, absent manifest error, be final and conclusive and binding on all parties hereto.

     2.9   Fees.

     (a) The Borrower agrees to pay the Administrative Agent, for the ratable benefit of each Lender, a facility fee per annum determined pursuant to the following table, for the period from the Closing Date to the Termination Date.

Ratio of Consolidated                                           Revolver A                  Revolver B
Debt to Annualized EBITDA                                      Facility Fee                Facility Fee
Greater than 3.0 to 1.0                                             0.325%                      0.300%

Greater than 2.0 to 1.0                                             0.300%                      0.275%
  but less than or equal
  to 3.0 to 1.0

Greater than 1.0 to 1.0                                             0.275%                      0.250%
  but less than or equal to
  2.0 to 1.0

Less than or equal to                                               0.250%                      0.225%
  1.0 to 1.0

     The facility fee shall be applied to the average daily aggregate Revolver A Commitments and average daily aggregate Revolver B Commitments, payable in arrears on the last Business Day of each fiscal quarter, commencing with the first fiscal quarter ending after the Closing Date, and calculated on the basis of actual days elapsed over a year of 360 days. From the Closing Date until the fifth (5th) day after receipt by the Administrative Agent of the first financial statements and Compliance Certificate pursuant to SECTION 5.1(A) and (D) below (which financial statements and Compliance Certificate shall be prepared on a pro forma basis as if the Merger had occurred on the first day of such quarter), the Revolver A facility fee shall be .2750% per annum and the Revolver B facility fee shall be 0.250% per annum. The facility fee shall be reset from time to time in accordance with the above matrix on the fifth (5th) day after receipt by the Administrative Agent in accordance with SECTIONS 5.1(A) and (B) of financial statements together with a Compliance Certificate (reflecting the computation of the ratio of Consolidated Debt to Annualized EBITDA as of the last day of the preceding fiscal quarter or fiscal year, as appropriate).

     (b) The Borrower agrees to pay to the Administrative Agent, for its own account, an annual administrative fee in the amount and as set forth in the Fee Letter.

     2.10 Interest Periods. Concurrently with the giving of any Notice of Committed Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of LIBOR Committed Loans and concurrently with the giving of a Bid Request in respect of any requested Bid Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such Loans, which Interest Period, (x) in the case of any LIBOR Committed Loan and at the option of the Borrower, shall be a one, two, three or six (subject to availability for all Lenders) month period, (y) in the case of any LIBOR Bid Loan and as agreed to by the Borrower and the Lender making such LIBOR Bid Loan, shall be a one, two, three or six month period, or
(z) in the case of any Absolute Rate Loan and as agreed to by the Borrower and the Lender making such Absolute Rate Loan, shall be a period of not less than seven (7) nor more than one hundred eighty (180) days; provided, however, that:

            (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

            (ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day following the day on which the next preceding Interest Period applicable thereto expires;

            (iii) the Borrower may not select any Interest Period for a Revolver A Loan or Bid Loan that expires after the Revolver A Maturity Date or for a Revolver B Loan that expires after the Revolver B Maturity Date;

            (iv) if any Interest Period would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

            (v) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

            (vi) if, upon the expiration of any Interest Period applicable to Committed LIBOR Loans, the Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Loans, then the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans as of the expiration of the then current Interest Period applicable thereto.

     2.11  Conversions and Continuations.

     (a) The Borrower shall have the right, on any Business Day, to elect (y) to convert all (or a portion in an amount not less than (A) in the case of Base Rate Loans, $2,000,000 or, if greater, an integral multiple of $500,000 in excess thereof and (B) in the case of LIBOR Committed Loans, $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof) of the outstanding principal amount of any such Committed Loans of one Type and Class made pursuant to one or more Borrowings (and, in the case of LIBOR Committed Loans, having the same Interest Period) into a Borrowing or Borrowings of Committed Loans of the other Type within the same Class, or (z) to continue all (or a portion, subject to the restrictions as to amount set forth in clause (B) of the parenthetical in clause (y) above) of the outstanding principal amount of any LIBOR Committed Loans made pursuant to one or more Borrowings (having the same Interest Period) for an additional Interest Period, provided that (i) except as otherwise provided for in SECTION 2.13(D), LIBOR Committed Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Committed Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under SECTION 2.15 to be paid as a consequence thereof), (ii) if any partial conversion of LIBOR Committed Loans into Base Rate Loans shall have reduced the outstanding principal amount of the remaining LIBOR Committed Loans made pursuant to a single Borrowing (and thereby continued) to less than $3,000,000, such remaining LIBOR Committed Loans shall be converted immediately into Base Rate Loans and may not thereafter be converted into or continued as LIBOR Committed Loans unless the requirements of clause (y) above are satisfied,
(iii) no conversion of Base Rate Loans into LIBOR Committed Loans or continuation of LIBOR Committed Loans shall be permitted during the continuance of an Event of Default and (iv) no conversion or continuation under this Section shall result in a greater number of separate Interest Periods in respect of LIBOR Loans than is permitted under SECTION 2.2(A)(IV).

     (b) The Borrower shall make each such election by delivering written notice to the Administrative Agent prior to 9:00 a.m., Charlotte time, at least two (2) Business Days prior to the effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR

Committed Loans and on the same Business Day of any conversion of LIBOR Committed Loans into Base Rate Loans. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of EXHIBIT B-2 and shall be appropriately completed to specify (x) the date of such conversion or continuation, (y) in the case of a conversion into, or a continuation of, LIBOR Committed Loans, the Interest Period to be applicable thereto and (z) the aggregate amount, Class and Type of the Committed Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender having a Commitment of the proposed conversion or continuation, of such Lender's Pro Rata Share thereof and of the other matters specified in the Notice of Conversion/Continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided hereinabove with respect to any Borrowing of LIBOR Committed Loans, such LIBOR Committed Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto.

     2.12  Method of Payments; Computations.

     (a) All payments by the Borrower hereunder and under the Notes shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders (except as otherwise provided herein as to payments required to be made to the Administrative Agent or Issuing Bank for its own account or directly to the Lenders) at its office referred to in SECTION 10.4, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in SECTION 2.10 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

     (b) The Administrative Agent will distribute payments made to the Administrative Agent for the account of the Lenders as follows: (i) with respect to fees and Committed Loans, to each Lender such Lender's Pro Rata Share of such payment and (ii) with respect to Bid Loans, to each Lender participating in such Bid Loan, its pro rata share based on its respective principal amount of the relevant Bid Loans. If any such payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available on the same date, by wire transfer of immediately available funds, the amounts to each Lender as provided in the foregoing sentence. If such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its respective payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, the principal amount of its respective payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

     (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to each such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, each such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at the Federal Funds Rate.

     (d) The Borrower hereby authorizes each Lender, if and to the extent that any payment owed to such Lender is not made to the Administrative Agent or such Lender when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the accounts of the Borrower with such Lender any amount so due in accordance with SECTION 8.2 hereof (with prompt notice to the Administrative Agent and the Borrower); provided that the failure to give such notice shall not affect the validity of such debit by such Lender.

     (e) With respect to each payment on the Loans hereunder, except as specifically provided otherwise herein or in any of the other Loan Documents, the Borrower may designate by written notice to the Administrative Agent prior to or concurrently with such payment the Types of Loans that are to be repaid or prepaid and, in the case of LIBOR Loans and Absolute Rate Loans, the specific Borrowing or Borrowings pursuant to which made, provided that (i) unless made together with all amounts required under SECTION 2.15 to be paid as a consequence thereof, a prepayment of a LIBOR Loan or Absolute Rate Loan may be made only on the last day of the Interest Period applicable thereto, (ii) if any partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $3,000,000, such remaining LIBOR Loans shall be converted immediately into Base Rate Loans and (iii) each prepayment of Loans comprising a single Borrowing shall be applied pro rata among such Loans. In the absence of any such designation by the Borrower, or if an Event of Default has occurred and is continuing, the Administrative Agent shall, subject to the foregoing, make such designation in its sole discretion or as the Required Lenders may direct, subject to the foregoing and the other provisions of this Agreement.

     (f) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of 360 days and the actual number of days (including the first day, but excluding the last day) elapsed for LIBOR Loans and Absolute Rate Loans and of 365/366 days and the actual number of days (including the first day, but excluding the last day) elapsed for Base Rate Loans.

     2.13  Increased Costs, Change in Circumstances, etc.

     (a) If, at any time after the Closing Date and from time to time, the adoption or modification of any applicable law, rule or regulation, or any interpretation or administration thereof by any Governmental Authority or central bank (whether or not having the force of law) charged with the interpretation, administration or compliance of the Lenders with any of such requirements, in each case affecting banking institutions generally shall:

            (i) subject any Lender to, or increase the net amount of, any tax, impost, duty, charge or withholding with respect to any amount received or to be received hereunder in connection with LIBOR Loans (other than taxes imposed on net income or profits of, or any branch or franchise tax applicable to, such Lender or a Lending Office of such Lender);

            (ii) change the basis of taxation of payments to any Lender in connection with LIBOR Loans (other than changes in taxes on the net income or profits of, or any branch or franchise tax applicable to, such Lender or a Lending Office of such Lender);

            (iii) impose, increase or render applicable any reserve (other than the Reserve Requirement), capital adequacy, special deposit or similar requirement against assets of, deposits with or for the account of, or loans, credit or commitments extended by, any Lender or a Lending Office of such Lender; or

            (iv) impose on any Lender or in the London interbank Eurodollar market any other condition or requirement affecting this Agreement or LIBOR Loans;

and the result of any of the foregoing is to increase the costs to any Lender of agreeing to make, making, funding or maintaining any LIBOR Loans or to reduce the yield or rate of return of such Lender on any LIBOR Loans to a level below that which such Lender could have achieved but for the adoption or modification of any such requirements, the Borrower will, within fifteen (15) days after delivery to the Borrower by such Lender of written demand therefor (with a copy thereof to the Administrative Agent), pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return.

     (b) If, at any time after the Closing Date and from time to time, any Lender shall have determined that the adoption or modification of any applicable federal, state or local law, rule or regulation regarding such Lender's required level of capital (including any allocation of capital requirements or conditions, but excluding federal, state or local income tax liability), or the implementation of any such requirements previously adopted but not implemented prior to the Closing Date, or any interpretation or administration thereof by any Governmental Authority (whether or not having the force of law) charged with the interpretation, administration or compliance of such Lender with any of such requirements, in each case affecting banking institutions generally, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its Commitment or Loans hereunder to a level below that which such Lender could have achieved but for such adoption, modification, implementation or interpretation (taking into account such Lender's policies with respect to capital adequacy), the

Borrower will, within fifteen (15) days after delivery to the Borrower by such Lender of written demand therefor (with a copy thereof to the Administrative Agent), pay to such Lender such additional amounts as will compensate such Lender for such reduction in return.

     (c) If, on or prior to the first day of any Interest Period, (i) the Administrative Agent shall have received written notice from any Lender of such Lender's determination that Dollar deposits in the amount of such Lender's required LIBOR Committed Loan pursuant to such Borrowing are not generally available in the London interbank Eurodollar market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining its LIBOR Committed Loan during such Interest Period or (ii) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon the obligation of (y) in the case of clause (i) above, each such affected Lender, and (z) in the case of clause (ii) above, all Lenders, in each case to make, to convert Base Rate Loans into, or to continue, LIBOR Committed Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Committed Loans shall be deemed to be a request for Base Rate Loans (but in the case of clause (i) above, only to the extent of such affected Lender's Pro Rata Share thereof) until the Administrative Agent or the affected Lender, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist.

     (d) Notwithstanding any other provision in this Agreement, if, at any time after the Closing Date and from time to time, any Lender shall have determined that the adoption or modification of any applicable law, rule or regulation, or any interpretation or administration thereof by any Governmental Authority or central bank (whether or not having the force of law) charged with the interpretation, administration or compliance of such Lender with any of such requirements, has or would have the effect of making it unlawful for such Lender to honor its obligation to make LIBOR Loans or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower, whereupon (i) each of such Lender's outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice, be converted into a Base Rate Loan and (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended, and any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Committed Loans shall, as to such Lender, be deemed to be a request for Base Rate Loans, until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist.

     (e) Determinations by the Administrative Agent or any Lender for purposes of this Section of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made reasonably and in good faith. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of this Section with respect to such Lender, it will, if requested by the

Borrower and to the extent permitted by law, endeavor in good faith to designate another Lending Office for its LIBOR Loans, but only if such designation would make it lawful for such Lender to continue to make or maintain LIBOR Loans hereunder; provided that such designation is made on such terms that such Lender, in its good faith determination, suffers no increased cost or economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this Section.

     (f) Each demand for payment under this Section shall be preceded by a notice to the Borrower of such anticipated demand, which notice shall specify in reasonable detail the basis for such demand and the calculation of the amount requested hereunder, but the failure to provide such advance notice shall not relieve the Borrower of any of its obligations hereunder. No failure by the Administrative Agent or any Lender to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall be construed or so operate as to require the Borrower to pay any interest, fees, costs or charges in excess of that permitted by applicable law.

     2.14  Taxes.

     (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (other than taxes imposed on the net income or profit of, or any branch or franchise tax applicable to, the Administrative Agent or any Lender) (y) by the jurisdiction under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or any political subdivision thereof and (z) in the case of each Lender, by the jurisdiction in which any Lending Office of such Lender is located or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions and (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) The Borrower will indemnify the Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Administrative Agent or any Lender, as the case may be, makes written demand therefor. Within thirty (30) days after the date of any payment of Taxes pursuant to this Section, the Borrower will furnish to the

Administrative Agent or the relevant Lender, as the case may be, the original or a certified copy of a receipt evidencing payment thereof.

     (c) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code, and such Lender claims exemption from United States withholding tax under Section 1441 or 1442 of the Code, such Lender will deliver to the Administrative Agent and the Borrower:

            (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year, and before the payment of any interest in each third succeeding calendar year, during which interest may be paid to such Lender under this Agreement;

            (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender, and in each succeeding taxable year of such Lender, during which interest may be paid to such Lender under this Agreement, and IRS Form W-9; and

            (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

     Each such Lender will promptly notify the Administrative Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

     (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required under subsection (C) above are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax. For purposes of this Section, a distribution hereunder by the Administrative Agent to or for the account of any Lender shall be deemed a payment by the Borrower.

     (e) If at any time the Borrower requests any Lender to deliver any forms or other documentation pursuant to subsection (C) above, then the Borrower shall, upon demand of such Lender, reimburse such Lender for any reasonable costs or expenses incurred by such Lender in the preparation or delivery of such forms or other documentation.

     (f) Each Lender agrees that, upon the occurrence of any event giving rise to the Borrower's obligation to make any payments or incur any other expenses in respect of any Taxes under this SECTION 2.14 with respect to such Lender, it will, if requested by the Borrower and to the extent permitted by law, endeavor in good faith to designate another Lending Office for its Loans, but only if such designation would relieve the Borrower from or lessen the amount of any further such payments or expenses; provided that such designation is made on such terms that such Lender, in its good faith determination, suffers no increased cost or economic, legal or regulatory disadvantage.

     2.15   Compensation.

     (a) The Borrower will compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation and shall be copied to the Administrative Agent), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans or Absolute Rate Loans) that such Lender may sustain (i) if for any reason (other than a default by such Lender or the Administrative Agent or, with respect to any Borrowing, a change in law described in SECTION 2.13 or any Taxes payable as described in SECTION
2.14 or additional costs under SECTION 2.15(B), in each such case arising during the two (2) Business Days after a Notice of Borrowing and of which the Borrower did not have knowledge at the time the Borrower submitted such Notice of Borrowing; provided further that the Lenders shall not be required to extend such Borrowing as a LIBOR Committed Loan if such extension would create undue hardship for such Lender) a Borrowing of, or conversion of or into, LIBOR Loans or Absolute Rate Loans does not occur on a date specified therefor in a Notice of Borrowing, Invitation for Bids or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any of its LIBOR Loans or Absolute Rate Loans (including as a result of an assignment by an Exiting Lender) occurs on a date other than the last day of an Interest Period applicable thereto (other than a conversion of a LIBOR Loan pursuant to SECTIONS 2.13(C) or (D)),
(iii) if any prepayment of any of its LIBOR Loans or Absolute Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower or
(iv) as a consequence of any other failure by the Borrower to make any payments with respect to LIBOR Loans or Absolute Rate Loans when due hereunder, including as a consequence of acceleration of the maturity of such Loans pursuant to
SECTION 8.1. In addition, the Borrower will pay to the Administrative Agent, for its own account, an administrative fee of $1,000 concurrently with any payments made in respect of any single occurrence pursuant to this Section. Calculation of all amounts payable to a Lender under this Section with respect to LIBOR Loans shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore Lending Office of such Lender to a Lending Office of such Lender in the United States; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

     (b) Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on LIBOR Committed Loans, additional interest at a rate per annum equal to the excess of (i) (A) the applicable LIBOR Rate divided by (B) one minus the Reserve Requirement for such Lender over (ii) the rate specified in clause
(i)(A). Any Lender electing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the LIBOR Committed Loans of such Lender shall be payable to such Lender with respect to each Interest Period commencing at least four (4) Business Days after the giving of such notice and (y) shall notify the Borrower at least five (5) Business Days prior to each date on which interest is payable on the LIBOR Committed Loans of the amount then due it under this subparagraph
(b); provided that, if the original notice from such Lender indicates that such additional interest shall continue to be due on each LIBOR Committed Loan until such Lender withdraws its notice, then no further notice shall be due.

     2.16 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower and its Subsidiaries (i) to refinance certain existing Debt of the Borrower and PRN and its Subsidiaries, (ii) to pay certain fees and expenses in connection with this Facility and the Merger, and (iii) to provide working capital for, and to finance, the Borrower's and its Subsidiaries' general business purposes including the financing of Physician Transactions made pursuant to SECTION 5.14 or SECTION 6.2 hereof, together with legal and accounting fees and other transaction costs incurred in connection therewith. The Borrower will not use any of the proceeds of the Loans or any advances under the Swingline Note to purchase or carry Margin Stock, or to extend credit to others for that purpose and will at all times be in compliance with Section 4.7.

     2.17   Recovery of Payments.

     (a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent or the Lenders, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, or otherwise at law or equity, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

     (b) If any amounts distributed by the Administrative Agent to a Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower or its representative or successor in interest, the Administrative Agent shall redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

     2.18   Pro Rata Borrowings.

     (a) All Borrowings, continuations and conversions of Committed Loans of either Class shall be made by the Lenders pro rata on the basis of their respective Percentages, rounded to the nearest penny.

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

     (b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, enforcement of any right under the Loan Documents, or otherwise) applicable to the payment of any of the Obligations (other than Bid Loans or obligations arising under the Swingline Note or Interest Rate Protection Agreement) that exceeds its Pro Rata Share of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this Section may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker's lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If any Lender receives an amount (as described in the first sentence of this section) applicable to the payment of any Bid Loans that exceeds its ratable share of payments on account of such Bid Loans, then the foregoing provisions of this section shall be applied with respect to those Lenders also participating in such Bid Loans.

     2.19 Substitution of Lender. If (i) the obligation of any Lender to make LIBOR Committed Loans has been suspended pursuant to SECTION 2.13 or (ii) any Lender has demanded compensation under SECTION 2.13 or SECTION 2.15(B), or if any Lender has notified the Borrower to make any payments under SECTION 2.14, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a substitute bank or banks (which may be one or more of the Lenders), each of which must be an Eligible Assignee, acceptable to the Borrower and the Administrative Agent, to purchase the Note and assume the Commitment of such Lender in accordance with SECTION 10.5 hereof by executing an Assignment and Acceptance.

     2.20 Letters of Credit.

     (a) Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Bank will, at any time and from time to time on and after the Closing Date and prior to the earlier of (i) the seventh day prior to the Revolver A Maturity Date and (ii) the Revolver A Termination Date, upon request by the Borrower in accordance with the provisions of SECTION 2.20(B), issue for the account of the Borrower one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise reasonably approved by the Issuing Bank (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the "Letters of Credit"). The Stated Amount of each Letter of

Credit shall not be less than such amount as may be acceptable to the Issuing Bank but in all events any amount greater than or equal to $5,000 shall be deemed acceptable. Notwithstanding the foregoing:

            (i) No Letter of Credit shall be issued the Stated Amount upon issuance of which (i) when added to all other Letter of Credit Outstandings at such time, would exceed $5,000,000 or (ii) when added to all other Letter of Credit Outstandings at such time and the aggregate principal amount of all Revolver A Loans and Bid Loans then outstanding, would exceed the aggregate Revolver A Commitments at such time;

            (ii) No Letter of Credit shall be issued that by its terms expires later than the seventh day prior to the Revolver A Maturity Date or, in any event, more than one (1) year after its date of issuance (subject to renewal as provided below); provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Bank, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Maturity Date), unless and until the Issuing Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit; and

            (iii) The Issuing Bank shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (A) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable or in effect as of the Closing Date and that the Issuing Bank reasonably deems material to it, or (B) the Issuing Bank shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in ARTICLE III are not then satisfied or that the issuance of such Letter of Credit would violate the provisions of subsection (I) above.

     (b) Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will notify the Issuing Bank (with copies to the Administrative Agent) in writing, by 11:00 a.m., Charlotte, North Carolina local time, at least three (3) Business Days (or such shorter period as is acceptable to the Issuing Bank in any given case) prior to the requested date of issuance thereof. Each such request (each, a "Letter of Credit Request") shall be irrevocable, shall be given in the form of EXHIBIT B-3 and shall be appropriately completed to specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the proposed Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the proposed beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application

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

procedures and documents required by the Issuing Bank in connection with the issuance of any Letter of Credit; provided, however, that the terms of this Agreement shall govern in the event that there is any inconsistency between the terms of such application and any of the terms and conditions hereof and, without limiting the generality of the foregoing, no provision in any letter of credit application or agreement shall give the Issuing Bank, the Administrative Agent or any Lender any rights that are in addition to or greater than the rights such Person would otherwise have under this Agreement. The Administrative Agent will, promptly upon its receipt thereof, notify each Lender of the Letter of Credit Request. Upon its issuance of any Letter of Credit, the Issuing Bank will promptly notify each Lender of such issuance and the amount of its participation therein under SECTION 2.20(C).

     (c) Participations. Immediately upon the issuance of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender (each, in such capacity, an "L/C Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, pro rata to the extent of its Percentage at such time, in such Letter of Credit, each drawing made thereunder, and the obligations of the Borrower under this Agreement with respect thereto and any security therefor (including the Collateral) or guaranty pertaining thereto; provided, however, that the fees and other charges relating to Letters of Credit described in SECTIONS 2.20(L)(II) and 2.20(L)(III) shall be payable directly to the Issuing Bank as provided therein, and the L/C Participants shall have no right to receive any portion thereof. Upon any change in the Commitments of any of the Lenders pursuant to
SECTION 10.5, with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new Percentages of the assigning Lender and the Eligible Assignee. Any L/C Participant may request a copy of any outstanding Letter of Credit from the Issuing Bank.

     (d) Reimbursement. The Borrower hereby agrees to reimburse the Issuing Bank for any drawing made under any Letter of Credit and, subject to SECTION 2.20(E), shall make payment to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, for any payment made by the Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed (including by a loan under SECTION 2.20(E)), together with interest thereon payable as provided hereinbelow, a "Reimbursement Obligation") immediately after, and in any event within one (1) Business Day after its receipt of notice of, such payment, together with interest on the amount so paid by the Issuing Bank, to the extent not reimbursed prior to 1:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Base Rate as in effect from time to time during such period, such interest also to be payable on demand. The Issuing Bank will provide the Administrative Agent and the Borrower with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower's obligations under this Section or any other provision of this Agreement. The Administrative Agent will promptly pay to the Issuing Bank any such amounts received by it under this Section.

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

     (e) Payment by Loans. In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Bank pursuant to SECTION 2.20(D), and to the extent that any amounts then held in the Cash Collateral Account established pursuant to SECTION 2.20(J) shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Bank will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each L/C Participant, of such failure. If the Administrative Agent gives such notice prior to 11:00 a.m., Charlotte, North Carolina local time, on any Business Day to any L/C Participant, such L/C Participant will make available to the Administrative Agent, for the account of the Issuing Bank, its Pro Rata Share of the amount of such payment on such Business Day in immediately available funds. If the Administrative Agent gives such notice after 11:00 a.m., Charlotte, North Carolina local time, on any Business Day to any such L/C Participant, such L/C Participant shall make its Pro Rata Share of such amount available to the Administrative Agent on the next succeeding Business Day. If and to the extent such L/C Participant shall not have so made its Pro Rata Share of the amount of such payment available to the Administrative Agent, such L/C Participant agrees to pay to the Administrative Agent, for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Rate. The failure of any L/C Participant to make available to the Administrative Agent its Pro Rata Share of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant's Pro Rata Share of any such payment. Each such payment by an L/C Participant under this
SECTION 2.20(E) of its Pro Rata Share of an amount paid by the Issuing Bank shall constitute a Loan by such Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the Total Unutilized Commitment immediately prior to giving effect to the application of the proceeds of such Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time.

     (f) Payment to L/C Participants. Whenever the Issuing Bank receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of the Issuing Bank, any payments from the L/C Participants pursuant to SECTION 2.20(E), the Issuing Bank will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each L/C Participant that has paid its Pro Rata Share thereof, in immediately available funds, an amount equal to such L/C Participant's ratable share (based on the proportionate amount funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of such Reimbursement Obligation.

     (g) Obligations Absolute. The Reimbursement Obligations of the Borrower, and the obligations of the L/C Participants to make payments to the Administrative Agent, for the account of the Issuing Bank, with respect to Letters of Credit, shall be irrevocable, shall remain in effect until the Issuing Bank shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances; provided, that the making of such reimbursement payments shall not affect the rights of the Borrower or the L/C Participants to seek damages or other remedies arising from any breach of the Issuing Bank's standard of care as set forth in the final paragraph of this subsection (G):

            (i) Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

            (ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;

            (iii) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

            (iv) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

            (v) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit, any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

            (vi) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

            (vii)  The occurrence of any Default or Event of Default; or

            (viii) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

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

     None of the foregoing shall impair, prevent or otherwise affect any of the rights and powers granted to the Issuing Bank hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in accordance with the Uniform Commercial Code and the Uniform Customs and Practice for Documentary Credits (1993 Revision), to the extent applicable, and in the absence of fraud, gross negligence or willful misconduct, shall be binding upon Borrower and each L/C Participant and shall not create or result in any liability of the Issuing Bank to the Borrower or any L/C Participant. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Bank's gross negligence or willful misconduct, (i) the Issuing Bank's acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

     (h) Increased Costs. If at any time after the Closing Date the Issuing Bank or any L/C Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any L/C Participant with any request or directive after the Closing Date by any such authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Issuing Bank or participated in by any L/C Participant or (ii) impose on the Issuing Bank or any L/C Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit, and the result of any of the foregoing is to increase the cost to the Issuing Bank or L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Issuing Bank or such L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then the Borrower will, within fifteen (15) days after delivery to the Borrower by the Issuing Bank or such L/C Participant of written demand therefor (with a copy thereof to the Administrative Agent), pay to the Issuing Bank or such L/C Participant such additional amounts as shall compensate the Issuing Bank or such L/C Participant for such increase in costs or reduction in return. A certificate submitted to the Borrower by the Issuing Bank or such L/C Participant, as the case may be (a copy of which certificate shall be sent by the Issuing Bank or such L/C Participant to the Administrative Agent), setting forth a reasonably detailed calculation of such additional amount and the basis for the determination of such additional amount or

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

amounts necessary to compensate the Issuing Bank or such L/C Participant as aforesaid, shall be presumptively correct.

     (i)  INTENTIONALLY OMITTED.

     (j) Cash Collateral Account. At any time and from time to time (i) during the continuance of an Event of Default, the Administrative Agent, at the direction, or with the consent, of the Required Lenders, may require the Borrower to deliver to the Administrative Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under SECTION 2.7(B), the Administrative Agent will retain such amount as may then be required to be retained under the proviso in SECTION 2.7(B), such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a cash collateral account (the "Cash Collateral Account") as security for, and for application to, the Borrower's Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to which investments shall be made shall be at the option and in the discretion of the Administrative Agent; provided that the Administrative Agent shall have no liability with respect thereto), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Bank for all of its obligations thereunder shall be held by the Administrative Agent (i) in the case of funds held pursuant to clause (i) above during the continuance of an Event of Default, for the benefit of the Borrower, to be applied against the Obligations then or as they become due and payable in such order as the Administrative Agent may direct and (ii) in the event funds held pursuant to clause (ii) above, where the Borrower is required to provide cash collateral pursuant to SECTION 2.7(B), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the sum of (y) the aggregate principal amount of all Loans outstanding at such time and (z) the aggregate Letter of Credit Outstandings at such time would not exceed the Total Commitment at such time and
(ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two (2) Business Days after all Events of Default have been cured or waived.

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

     (k) Effectiveness. Notwithstanding any termination of the Commitments or repayment of the Loans, or both, the obligations of the Borrower under this
SECTION 2.20 shall remain in full force and effect until the Issuing Bank and the L/C Participants shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

     (l) Fees. In connection with the Letters of Credit, the Borrower agrees to pay:

            (i) To the Administrative Agent, for the account of each Lender, a letter of credit fee in respect of each Letter of Credit for the period from the date of its issuance to the date of its termination, at a rate per annum equal to the Revolver A Applicable Margin in effect from time to time during such period on the daily average Stated Amount thereof, payable in arrears (x) on the last Business Day of each fiscal quarter, beginning with the last Business Day of the fiscal quarter ending June 30, 1999, and (y) on the later of the Termination Date and the date of termination of the last outstanding Letter of Credit, in each case calculated on the basis of actual days elapsed over a year of 360 days;

            (ii) To the Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit for the period from the date of its issuance to the date of its termination, at the rate of 0.125% per annum on the daily average Stated Amount thereof, payable in arrears (i) on the last Business Day of each fiscal quarter, beginning with the last Business Day of the fiscal quarter ending June 30, 1999, and (ii) on the later of the Termination Date and the date of termination of the last outstanding Letter of Credit; and

            (iii) To the Issuing Bank, for its own account, such reasonable commissions, issuance fees, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Issuing Bank for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Bank, but without duplication of amounts payable under subsection (II) above.

2.21   Sale and Assignment of Existing Loans.

          (a) Each of the Original Lenders party hereto that is selling Existing Loans pursuant to this SECTION 2.21 (each, a "Selling Lender," and collectively, the "Selling Lenders") hereby represents and warrants to (i) each of the Lenders party hereto that is not an Original Lender, and (ii) each other Original Lender party hereto that is purchasing Existing Loans pursuant to this SECTION 2.21 (the Lenders described under (i) and (ii), each, a "Purchasing Lender," and collectively, the "Purchasing Lenders"), that it is the legal and beneficial owner of the interest in the Existing Loans being assigned by it hereunder and that such interest is free and clear of any adverse claim. In order to give effect to the assignment to the Purchasing Lenders of their respective Pro Rata Shares of the Existing Loans to be concurrently converted to Revolver A Loans hereunder as of the Closing Date, all as contemplated hereunder, each Selling Lender shall and does hereby sell and assign to each Purchasing Lender, without recourse, representation

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

or warranty (except as set forth in the first sentence of this subsection (a)), and each Purchasing Lender shall and does hereby purchase and assume from each Selling Lender, a portion of all of the rights and obligations of each Selling Lender with respect to such Existing Loans converted to Revolver A Loans hereunder as of the Closing Date and to each of the Loan Documents, in each case in the amounts (as determined by the Administrative Agent and reasonably approved by the Lenders) set forth in ANNEX 1 which shall be attached hereto as of the Closing Date (the "Assigned Rights"), such that after giving effect to such sale and assignment, the Lenders shall own the Existing Loans converted to Revolver A Loans hereunder in proportion to their respective Revolver A Commitments. Upon payment by the Purchasing Lenders to the Selling Lenders of the amounts calculated by the Administrative Agent pursuant to subsection (b) below, each Lender shall be entitled to its respective Pro Rata Share of (y) all interest on and any fees in respect of the Revolver A Loans and Revolver A Commitments which accrue on and after the Closing Date and (z) all payments of principal made on the Revolver A Loans attributable to such Lender that occur after the Closing Date.

          (b) Pursuant to the sale and assignment of the Assigned Rights to the Purchasing Lenders under this SECTION 2.21, each Selling Lender is entitled to receive a payment from each Purchasing Lender in an amount equal to the portion of such Selling Lender's Existing Loans representing the Assigned Rights ratably purchased by each Purchasing Lender. In order to facilitate and give effect to the sale and assignment of the Assigned Rights, each of the Selling Lenders and Purchasing Lenders agrees that (i) the Administrative Agent shall calculate the amount owing to the Selling Lenders and to be paid or funded by the Purchasing Lenders on the Closing Date, (ii) each of the Purchasing Lenders shall pay or fund, as the case may be, to the Administrative Agent the amount specified by the Administrative Agent in writing to such Purchasing Lender, and (iii) the Administrative Agent shall, to the extent such payments or fundings are actually made, apply such amounts ratably to pay the amount owed to the Selling Lenders.

                                  ARTICLE III.

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

     3.1 Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of the Issuing Bank to issue Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent:

     (a) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and, except for the Notes and the certificates and instruments required to be delivered under the Security Agreements, in sufficient copies for each Lender:

            (i) counterparts hereof, dated as of the date hereof and signed by each of the parties hereto;

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

            (ii) a Revolver A Note and Revolver B Note for the account of each Lender that is a party hereto as of the Closing Date, in the amount, respectively, of such Lender's Revolver A Commitment and Revolver B Commitment and duly completed and executed by the Borrower;

            (iii) a Bid Loan Note for the account of each Lender that is a party hereto as of the Closing Date, in the amount of the aggregate Revolver A Commitments and duly completed and executed by the Borrower;

            (iv) the Guaranty, duly completed and executed by the Guarantors;

            (v) the Security Agreements, duly completed and executed by the Borrower and the Guarantors owning any property of the type covered thereby, together with all certificates evidencing the capital stock being pledged thereunder and undated stock powers for each such certificate, duly executed in blank, and any promissory notes being pledged thereunder, duly endorsed in blank;

            (vi) arrangements satisfactory to the Administrative Agent shall have been made for the proper filing or recording of each document (including Financing Statements) required by law or reasonably requested by the Administrative Agent to be filed or recorded in each jurisdiction in which the filing or recording is so required or requested in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid, legal and perfected first priority security interest in or lien on the Collateral that is the subject of the Security Agreements, subject only to Permitted Liens;

            (vii) a certificate, signed by the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that (A) all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the Merger and any Loans to be made on the Closing Date hereunder and the application of the proceeds thereof, (B) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the Merger and any Loans to be made on the Closing Date hereunder and the application of the proceeds thereof, (C) both immediately before and after giving effect to the consummation of the Merger and other transactions contemplated by this Agreement, no Material Adverse Change has occurred since December 31, 1998, and there exists no event, condition or state of facts related to the business of the Borrower and its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, (D) the Borrower has satisfied each of the conditions set forth in this Section applicable to the Borrower and its Subsidiaries, and (E) all conditions to the consummation of the Merger have been satisfied and have not been waived or amended without the prior written consent of the Administrative Agent;

            (viii) a certificate of the secretary or an assistant secretary of each of the Borrower and its Subsidiaries, in form and substance satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of the articles or

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

     certificate of incorporation and all amendments thereto of the Borrower or such Subsidiary, as the case may be, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (B) that attached thereto is a true and complete copy of the bylaws of the Borrower or such Subsidiary, as the case may be, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower or such Subsidiary, as the case may be, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower or such Subsidiary executing any of such Loan Documents, and attaching all such copies of the documents described above; provided, that non-corporate Subsidiaries shall provide comparable documentation as appropriate and reasonably satisfactory to the Administrative Agent;

            (ix) certificates as of a recent date of (A) the good standing of each of the Borrower and its Subsidiaries under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, (B) the qualification of each of the Borrower and its Subsidiaries to conduct business as foreign corporations in the states where each is qualified to conduct business and,
     (C) where reasonably available from the department of revenue or other appropriate Governmental Authority, that the Borrower and each Subsidiary has filed all required tax returns and owes no delinquent taxes; provided, that non-corporate Subsidiaries shall provide comparable certificates to the extent available and such other documentation reasonably requested by the Administrative Agent;

            (x) the favorable opinions of Mayor, Day, Caldwell & Keeton, L.L.P., counsel to the Borrower, and Phillip H. Watts, general counsel to the Borrower, addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent and each Lender;

            (xi) a copy of each opinion delivered in connection with the Merger;

            (xii) certificates, and copies of policies, of insurance, in form and substance satisfactory to the Administrative Agent, upon the Collateral and the business of the Borrower and each Guarantor; and

            (xiii) revisions, if any, to the schedules to this Agreement reflecting any additional or changed matters as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

     (b) All legal matters, documentation and corporate or other proceedings incident to the transactions contemplated hereby shall be reasonably acceptable to the Administrative Agent; all approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement and the consummation of the

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

Merger and other transactions contemplated hereby shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Administrative Agent), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement or the consummation of the Merger and the other transactions contemplated hereby, or that, in the opinion of the Administrative Agent, would otherwise be reasonably likely to have a Material Adverse Effect.

     (c) Since December 31, 1998, both immediately before and after giving effect to the consummation of the Merger and other transactions contemplated by this Agreement, there shall not have occurred any Material Adverse Change or any event, condition or state of facts relating to the business of the Borrower and its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, other than as specifically contemplated by this Agreement and the other Loan Documents.

     (d) The Borrower shall have paid (i) to the Administrative Agent, the initial quarterly installment of the annual administrative fee and (ii) all other fees and expenses of the Administrative Agent and the Lenders for which the Borrower has received an invoice required hereunder or under any other Loan Document to be paid on or prior to the Closing Date (including fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby.

     (e) The Administrative Agent shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower or any Subsidiary as debtor in the jurisdictions selected by the Administrative Agent and the results thereof shall be satisfactory to the Administrative Agent.

     (f) The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

     (g) The Lenders shall have received (i) the Financial Statements, (ii) a pro forma balance sheet of the Borrower as of a recent date and giving effect to the Merger and the initial Loans and the other transactions contemplated hereunder (iii) a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer of the Borrower, demonstrating the Borrower's compliance with the financial covenants set forth in SECTIONS 6.11 through 6.15, determined on a pro forma basis as of June 30, 1999 after giving effect to the

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

Merger and the initial Loans and the other transactions contemplated hereunder and (iv) projected financial statements (including balance sheets and statements of income and cash flows) of the Borrower and its Subsidiaries prepared on an annual basis through December 31, 2003, in each case in form and substance satisfactory to the Administrative Agent.

     (h) All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid by the Borrower.

     (i) All aspects of the structure and documentation of the Merger and this Agreement, all legal, tax, accounting and other matters relating to the Merger and this Agreement, and all corporate or other proceedings incident to the Merger and this Agreement, shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders, and the Administrative Agent shall have received copies of the executed Merger Documents in such number as it shall have reasonably requested.

     (j) The Merger Documents shall not have been amended, modified or supplemented, nor any provision thereof waived, in any material respect since the date thereof, except as shall have been approved in writing by the Administrative Agent; each of American Oncology Resources, Inc., Physicians Reliance Network, Inc. and Diagnostic Acquisition, Inc. shall have duly complied with and performed in all material respects all of its agreements and conditions set forth in the Merger Documents and required to be complied with or performed by it on or prior to the closing date thereunder; the Merger Documents shall be in full force and effect; the Administrative Agent shall have received evidence satisfactory to it that, concurrently with the making of the initial Loans hereunder, all material conditions to closing the Merger set forth in the Merger Documents shall have been met or waived with the consent of the Administrative Agent and the Merger shall be consummated in accordance with the terms of the Merger Documents and in compliance with all applicable Requirements of Law, including any necessary stockholder approvals.

     (k) The Administrative Agent shall have received evidence satisfactory to it that (i) concurrently with the making of the initial Loans hereunder, (x) all principal, interest and other amounts outstanding with respect to the Debt of the Borrower and its Subsidiaries, other than as allowed pursuant to SECTION 6.3, shall be repaid and satisfied in full, (y) all commitments to extend credit under the agreements and instruments relating thereto shall be terminated, and
(z) any Liens securing any such Debt shall be released and any related filings terminated of record (or arrangements satisfactory to the Administrative Agent made therefor), and (ii) any letters of credit outstanding with respect to such Debt shall have been terminated or canceled.

     (l) The Administrative Agent and each Lender shall have received such other documents, certificates, and instruments as the Administrative Agent or any Lender shall have reasonably requested.

     3.2 Conditions of All Borrowings . The obligation of the Lenders to make any Loans hereunder, including the initial Loans, and the obligation of the Issuing Bank to issue any Letters

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

of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

     (a) The Administrative Agent shall have received a Notice of Borrowing, if required, in accordance with SECTION 2.2(A), a Bid Request in accordance with
SECTION 2.3(A) or a Letter of Credit Request in accordance with SECTION 2.20(B), as applicable;

     (b) Each of the representations and warranties made by the Borrower contained in ARTICLE IV shall be true and correct on and as of such Borrowing Date for new Borrowings (other than conversions with no new funds advanced), with the same effect as if made on and as of the Borrowing Date, except to the extent the facts upon which such representation and warranty are based may be changed as a result of transactions permitted or contemplated hereby or such representation or warranty relates solely to a prior date and except for new Subsidiaries for whom the representations and warranties shall apply only as of the date of representation;

     (c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date; and

     (d) The security interests in the Collateral previously pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Loan Documents shall remain in full force and effect.

     Each giving of a Notice of Borrowing or a Letter of Credit Request, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (B) and (C) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

     3.3 Waiver of Conditions Precedent. If any Lender makes any Loan hereunder, prior to the fulfillment of any of the conditions precedent set forth in this ARTICLE III, the making of such Loan or the issuance of such Letter of Credit shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and unless the Required Lenders indicate otherwise in writing, the Borrower shall thereafter use its best efforts to fulfill each such condition promptly. No failure by the Borrower to fulfill any such condition precedent shall constitute a Default or an Event of Default hereunder, except to the extent any such failure is continuing after the expiration of any period within which such condition is specifically required to be fulfilled.


                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Loan Agreement and extend the credit contemplated hereby, the Borrower makes the following warranties and representations to the

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

Administrative Agent and each Lender, which representations and warranties shall be deemed to be made on the Closing Date immediately after giving effect to the
Merger:

     4.1  Corporate Organization and Power.  The Borrower and each Subsidiary
(a) is a corporation duly organized, validly existing and in good standing or other legal entity duly organized and validly existing under the laws of the jurisdiction set forth opposite its name on SCHEDULE 4.1; (b) is qualified to do business and is in good standing in every other jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth on SCHEDULE 4.1; (c) except as set forth on
SCHEDULE 4.1, has no Subsidiaries or Affiliates (other than its officers, directors and shareholders and other than the physician groups not owned by the Borrower or a Subsidiary to which the Borrower or its Subsidiaries provide management services) and is not a partner or joint venturer in any partnerships or joint ventures; (d) has the power (corporate or otherwise) to own and give a lien on and security interest in its respective Collateral and to engage in the transactions contemplated hereby; and (e) has the full power (corporate or otherwise), authority and legal right to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform and observe the terms and provisions thereof. Neither the Borrower nor any of its Subsidiaries has, during the preceding five (5) years, been known as or used any other corporate, fictitious or trade names in the United States other than as set forth on SCHEDULE 4.1.

     4.2 Litigation; Government Regulation. Except as set forth in SCHEDULE 4.2, (a) there are no judgments, injunctions or similar orders or decrees and no actions, suits, investigations or proceedings pending (pursuant to which the Borrower or any Subsidiary has been served) or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or its business that is reasonably likely to have a Material Adverse Effect, or that question the validity of this Agreement or any of the Loan Documents, at law or in equity before any court, arbitrator or Governmental Authority, and (b) neither the Borrower nor any Subsidiary is in violation of or in default under any Requirement of Law where such violation could reasonably be expected to have a Material Adverse Effect.

     4.3 Taxes. Except as set forth in SCHEDULE 4.3, neither the Borrower nor any Subsidiary is delinquent in the payment of any taxes that have been levied or assessed by any Governmental Authority against it or its assets. Except as set forth in SCHEDULE 4.3, the Borrower and each Subsidiary (a) has timely filed all tax returns that are required by law to be filed prior to the date hereof, and has paid all taxes shown on said returns and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established on its books of account, and (b) is current with respect to payment of all federal and state withholding taxes, social security taxes and other payroll taxes.

     4.4 Enforceability of Loan Documents; Compliance with Other Instruments. Each of the Loan Documents to which the Borrower or any Guarantor is a party, as the case may be, has been duly authorized by all necessary corporate action on the part of the Borrower or such Guarantor, has been validly executed and delivered by the Borrower or such Guarantor and is the

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

legal, valid and binding obligation of the Borrower or such Guarantor, enforceable against the Borrower or such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally or by general principles of equity. Except as set forth in SCHEDULE 4.4, neither the Borrower nor any Subsidiary is in default with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which it is a party or by which it, or any of its property, is bound except where such default would not have a Material Adverse Effect. Neither the execution, delivery or performance of the Loan Documents by the Borrower and the Guarantors, nor compliance by the Borrower and the Guarantors therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) any Requirement of Law or (ii) any written or oral agreement or instrument to which the Borrower or any Guarantor is a party or by which it, or any of its property, is bound, except where such conflict, breach or default would not have a Material Adverse Effect, or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon the properties of the Borrower or any Subsidiary pursuant to any such agreement or instrument, except for Permitted Liens.

     4.5 Governmental Authorization. No authorization, consent or approval of, notice to, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and performance by the Borrower or any Guarantor of the Loan Documents to which it is a party or the consummation by the Borrower or any Guarantor of the transactions contemplated thereby, except for the filing of Financing Statements. The Borrower and each Subsidiary has, and is in good standing with respect to, all material licenses, approvals, permits, certificates, inspections, consents and franchises of Governmental Authorities and other Persons necessary to continue to conduct its business as heretofore conducted and to own or lease and operate its respective properties as now owned or leased by it, except where the failure to be in good standing would not have a Material Adverse Effect. Without limitation of the foregoing, the Borrower and each Subsidiary has, to the extent applicable, (i) obtained (or been duly assigned) all required certificates of need or determinations of need, as required by the relevant state Governmental Authority, for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses, except where the failure to do so would not have a Material Adverse Effect; and (iii) to the extent prudent and customary in the industry in which the Borrower or such Subsidiary is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies for the Borrower and its Subsidiaries. No Medicaid Certification or Medicare Certification is required for the operation of the business) of the Borrower or any Guarantor and neither the Borrower nor any Guarantor is required to have entered into Medicare Provider Agreement or Medicaid Provider Agreement for the operation of its business).

     4.6 Event of Default. No Default or Event of Default has occurred and is continuing.

     4.7 Margin Securities. No proceeds of the Loans or advances under the Swingline Note will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations

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

T, U or X. As of the date hereof and at all times during the term of this Agreement, including following the application of the proceeds of each Loan and each advance under the Swingline Note, the Borrower will conduct its business and cause its Subsidiaries to conduct their respective businesses such that not more than 25% of the value of the assets of the Borrower will consist of assets which are Margin Stock and such that not more than 25% of the value of the assets of the Borrower and its Subsidiaries will consist of assets which are Margin Stock.

     4.8 Full Disclosure. The written estimates, projections and forecasts provided to the Lenders and the Administrative Agent with the syndication materials dated March 1999 were prepared on the basis of the good faith estimate of the Borrower's senior management concerning probable financial condition and performance based on other assumptions, data, tests or conditions believed to be reasonable or to represent industry conditions existing at the time such estimates, projections or forecasts were made. All other written estimates, projections and forecasts furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or in connection with any extension of credit hereunder, were and will be prepared on the basis of the good faith estimate of the Borrower's senior management concerning probable financial condition and performance based on assumptions, data, tests or conditions believed to be reasonable or to represent industry conditions existing at the time such estimates, projections or forecasts were made. None of (i) the other statements furnished to the Administrative Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents or (ii) the Loan Documents, as of the date furnished, contained any untrue statement of a material fact or, to the Borrower's knowledge, omitted to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. To the Borrower's knowledge, there is no fact related to the business of the Borrower and its Subsidiaries that the Borrower has not disclosed to the Administrative Agent or the Lenders that may reasonably be expected to result in a Material Adverse Effect.

     4.9 Principal Places of Business. SCHEDULE 4.9 lists the chief executive office and principal place of business, as provided in the Uniform Commercial Code, of the Borrower and each Subsidiary as of the Closing Date.

     4.10  ERISA; Employee Benefits.

     (a) SCHEDULE 4.10 (i) lists, as of the Closing Date, all material Employee Plans and Pension Plans ("Plans") maintained or sponsored by the Borrower and its Subsidiaries or to which the Borrower or any Subsidiary is obligated to contribute and (ii) separately identifies all Qualified Plans (as defined below) and all Multiemployer Plans.

     (b) Each such Plan is in compliance in all material respects (or may be brought into compliance without a Material Adverse Effect) with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, including all requirements under the Internal Revenue Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of each such Plan.

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

     (c) The form of each Plan intended to be qualified under Section 401 of the Internal Revenue Code ("Qualified Plan") in the opinion of Borrower qualifies under Section 401 of the Internal Revenue Code, and any trust or trusts created thereunder are, in the opinion of the Borrower, exempt from tax under the provisions of Section 501 of the Internal Revenue Code, and to the knowledge of the Borrower nothing has occurred that would cause the loss of such qualification or tax-exempt status.

     (d) There is no outstanding liability under Title IV of ERISA with respect to any Qualified Plan maintained or sponsored by the Borrower and its Subsidiaries (as to which the Borrower or any Subsidiary is or may be liable), nor to the knowledge of the Borrower with respect to any Plan to which the Borrower or any Subsidiary (wherein the Borrower or any Subsidiary is or may be liable) contributes or is obligated to contribute.

     (e) None of the Qualified Plans subject to Title IV of ERISA has any unfunded benefit liability, as defined in Section 4001(a)(18) of ERISA (as to which the Borrower or any Subsidiary is or may be liable).

     (f) No Plan maintained or sponsored by the Borrower or any Subsidiary provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant's termination of employment with the Borrower or such Subsidiary, except to the extent required by Section 4980B of the Internal Revenue Code and at the sole expense of the participant or the beneficiary of the participant to the fullest extent permissible under such Section of the Internal Revenue Code. The Borrower and its Subsidiaries have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Internal Revenue Code.

     (g) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Borrower and its Subsidiaries or to the knowledge of the Borrower, to which the Borrower or any Subsidiaries is obligated to contribute.

     (h) As of the Closing Date, there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against
(i) any Plan maintained or sponsored by the Borrower and its Subsidiaries or their assets, or (ii) any fiduciary with respect to any Plan for which the Borrower or any Subsidiary may be directly or indirectly liable, through indemnification obligations or otherwise.

     (i) Neither the Borrower nor any Subsidiary has incurred or, to the knowledge of the Borrower, reasonably expects to incur (i) any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

     (j) Neither the Borrower nor any Subsidiary has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or

Section 406 of ERISA) in connection with any Plan maintained or sponsored by the Borrower that has a Material Adverse Effect.

     4.11 Subsidiaries. SCHEDULE 4.11 contains a complete and accurate list of the Subsidiaries of the Borrower as of the Closing Date, showing, as to each Subsidiary, the number of shares of each class of capital stock or the amount and type of other equity interests authorized and outstanding, if applicable. Except as expressly set forth on SCHEDULE 1.1(A) as an encumbrance on stock or equity interest, all of such issued and outstanding shares of capital stock or other equity interests of all of the Borrower's Subsidiaries have been duly authorized and validly issued, are, in the case of Subsidiaries that are corporations, fully paid and nonassessable and are owned by the Borrower, free and clear of any liens, charges, encumbrances, security interests, claims or restrictions of any nature whatsoever, except for liens in favor of the Administrative Agent, for the benefit of the Lenders, granted under the Loan Documents, except for Permitted Liens, and there are no other equity securities of any Subsidiary issued and outstanding or reserved for any purpose.


     4.12 Financial Statements. The Financial Statements delivered to the Lenders have been prepared by the Borrower and its Subsidiaries and, in the case of the annual Financial Statements, audited in accordance with Generally Accepted Accounting Principles by Price Waterhouse Coopers LLP, independent certified public accountants, contain no material misstatement or omission and fairly present the financial position, assets and liabilities of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except for the transactions contemplated by the Loan Documents, since the date of the most recent audited Financial Statements there has been no Material Adverse Change.

     4.13 Title to Assets. Except as set forth on SCHEDULE 4.13, (a) the Borrower and each Subsidiary holds interests as lessee under leases in full force and effect with respect to all leased real and personal property used in connection with its business, and has good and indefeasible title to the Collateral and the other assets owned by it that are reflected in the most recent Financial Statements, in each case free and clear of all liens, claims, security interests and encumbrances except Permitted Liens; and (b) no financing statement that names the Borrower or any Subsidiary as debtor has been filed and is still in effect or has been authorized to be filed, other than Financing Statements evidencing Permitted Liens.

     4.14  Solvency.  The Borrower and each Subsidiary (i) is Solvent, and
(ii) after giving effect to the transactions contemplated hereby, will be Solvent.

     4.15 Use of Proceeds. The Borrower's use of the proceeds of any Loans made by the Lenders to the Borrower pursuant to this Agreement are and will be legal and proper corporate uses, duly authorized by the Board of Directors of the Borrower, and such uses are and will be consistent in all material respects with all applicable laws and statutes, as in effect from time to time.

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

     4.16 Assets for Conduct of Business. The Borrower and each Subsidiary possess adequate assets, licenses and trade names to continue to conduct its business as heretofore conducted without any material conflict with the rights of other Persons.

     4.17 Compliance with Laws. The Borrower and each Subsidiary have duly complied with, and their business operations and leaseholds are in compliance in all material respects with, all Requirements of Law other than those failures to comply which would not have a Material Adverse Effect.

     4.18 Environmental Matters. Except where failure to comply with the following provisions of this SECTION 4.18 would not have a Material Adverse
Effect:

     (a) All activities and operations of the Borrower and its Subsidiaries are in material compliance with all applicable Environmental Laws.

     (b) Neither the Borrower nor any Subsidiary is involved in any suit or proceeding, or has received any notice from any Governmental Authority, with respect to a release of Hazardous Substances or has received notice of any claims against the Borrower or any of its Subsidiaries from any Person relating to personal injuries from exposure to Hazardous Substances.

     (c) The Borrower and each Subsidiary has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits and has generated and maintained in all material respects all required data, documentation and records under all applicable Environmental Laws.

     (d) To the knowledge of the Borrower, neither the Borrower nor any Subsidiary has ever sent a Hazardous Substance to a site that, pursuant to any Environmental Law, (1) has been placed on the "National Priorities List" or "CERCLIS List" of hazardous waste sites (or any similar state list) or (2) that is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under CERCLA) or to pay for the costs of cleaning up such a site.

     4.19 First Priority. Except for Permitted Liens, when the initial Loans are made hereunder, this Agreement, together with the other Loan Documents, will create valid and perfected first priority security interests and liens in and upon the Collateral to the extent contemplated by the Security Documents, in each case enforceable against the Borrower or a Subsidiary and all other Persons in all relevant jurisdictions and securing the payment of all Obligations purported to be secured thereby.

     4.20 Contracts; Labor Disputes. Neither the Borrower nor any Subsidiary is a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, injunction, decree, rule, regulation or order of any court or other Governmental Authority, that has or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is a party to, and there is not pending or, to the Borrower's knowledge, threatened, any labor dispute, strikes, lock-out, grievance, work stoppage or walkouts relating to any labor

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

contract to which the Borrower or any Subsidiary is a party, in each case, which could reasonably be expected to have a Material Adverse Effect.

     4.21 Insurance. SCHEDULE 4.21 accurately summarizes all insurance policies or programs of the Borrower and its Subsidiaries in effect as of the Closing Date, and indicates the insurer's name, policy number, expiration date, amount of coverage, type of coverage, annual premiums, exclusions and deductibles, and also indicates any self-insurance program that is in effect.

     4.22 Reimbursement from Third Party Payors. The accounts receivable for the physician groups for which the Borrower and its Subsidiaries provide management services have been and will continue to be adjusted to reflect reimbursement policies of third party payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems and other third party payors. In particular, the accounts receivable relating to such third party payors do not and shall not exceed amounts the relevant physician group is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to the usual charges of such physician group.

     4.23 Fraud and Abuse. Except where a failure to comply with the following provisions of this SECTION 4.23 would not, individually or in the aggregate, have a Material Adverse Effect, neither the Borrower nor any Subsidiary, nor any of their respective stockholders, officers or directors have engaged on behalf of Borrower or any Subsidiary in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under the Medicare or Medicaid program; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under the Medicare or Medicaid program; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under the Medicare or Medicaid program on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid. With respect to this Section, knowledge by an individual stockholder, director or officer of the Borrower or a Subsidiary of any of the events described in this Section shall not be imputed to the Borrower or such Subsidiary unless such knowledge was obtained or learned by the stockholder, director or officer in his or her official capacity as a stockholder, director or officer of the Borrower or such Subsidiary. No activity of the Borrower or any Subsidiary shall be considered to be a breach of this Section, except in the case of a knowing and willful violation thereof, until the Borrower or such Subsidiary has

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

received notification, written or oral, by a Governmental Authority of competent jurisdiction as to any such violation; provided, that the receipt by the Borrower or any Subsidiary of notification of a violation shall not in and of itself constitute a breach of this Section. The provisions of SUBSECTION (III) hereof shall not require the Borrower or any Subsidiary (unless otherwise required by law) to disclose to the Administrative Agent, Lenders or any other Person any activity or omission by a third party (including associated physician groups) unless such activity or omission (x) constitutes willful fraud or abuse,
(y) would reasonably be likely to have a Material Adverse Effect or (z) is not being corrected, cured or remedied by the Borrower and any other relevant Persons diligently, in good faith and in the exercise of sound business judgment.

     4.24 Single Business Enterprise. The Borrower and the Guarantors have historically operated as, and intend to continue operating as, a single business enterprise. Although separate entities, the Borrower and the Guarantors operate under a common business plan. Each of the Borrower and the Guarantors will accordingly benefit from the financing arrangement established by this Agreement. The Borrower acknowledges that, but for the agreement by each Guarantor to execute and deliver the Guaranty and Guarantors' Security Agreement, the Borrower would not have qualified separately for the total amount of the credit facilities established hereby.

     4.25 Continuing Security Interest. All Loans to and other Obligations of the Borrower under the Loan Agreement and the Notes will continue to be secured by the Administrative Agent's security interest in all of the Collateral granted under the Loan Documents. Such security interest will relate back to the date of initial perfection of the security interests under the Loan Documents, and nothing herein will affect the validity, perfection or enforceability of such security interests.

     4.26 Year 2000 Compatibility. Any reprogramming required to permit the proper functioning, before, on and after January 1, 2000, of (i) the Borrower's and its Subsidiaries' computer-based systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrower's or any of its Subsidiaries' systems interface), and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 30, 1999. The cost to the Borrower and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the year 2000 to the Borrower and its Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance will continue for the term of this Agreement to be, sufficient to permit the Borrower and its Subsidiaries to conduct their respective businesses without a Material Adverse Effect.

     4.27 The Merger. The Borrower has heretofore delivered, or will on or prior to the Closing Date deliver, to the Administrative Agent a true, complete and correct copy of each of the Merger Documents executed and delivered in connection therewith, together with all amendments and modifications thereto. Each such Merger Document (together with all

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

schedules and exhibits thereto) comprises, or upon execution and delivery on or prior to the Closing Date will comprise, a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof, and there are no, and will not then be any, other agreements or understandings, written or oral, or side agreements not contained therein that relate to or modify the substance thereof. Each such Merger Document is, or upon execution and delivery on or prior to the Closing Date will be, in full force and effect and, except with the prior approval of the Administrative Agent, no provision thereof has been, or will then have been, amended, modified or waived by any party thereto. Each of the representations and warranties of the Borrower and its Subsidiaries set forth in the Merger Documents is true and correct in all material respects as of the date made or deemed to be made (after giving effect to any disclosure schedule update permitted by the Merger Agreement, provided that any matter disclosed in any such update would not reasonably be expected to have a Material Adverse Effect). As of the Closing Date, the Merger will have been consummated in accordance with the terms of the Merger Documents and all material applicable Requirements of Law, and the Borrower will be the legal owner of all of the outstanding Capital Stock of PRN, free and clear of any Liens other than the Liens created by the Loan Documents.


                                   ARTICLE V.

                             AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that, until the termination of the Commitments and all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and Letter of Credit Outstandings together with all other amounts then due and owing hereunder, it will, and will cause each of its Subsidiaries to comply with the following covenants.

     5.1  Financial and Business Information about the Borrower.   The
Borrower shall deliver to the Administrative Agent and the Lenders:

     (a) Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending June 30, 1999, the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated and consolidating statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, all prepared in accordance with Generally Accepted Accounting Principles (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to normal and reasonable year-end audit adjustment) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the quarter, certified by the Chief Executive Officer or Chief Financial Officer of the Borrower to fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof or the results of operation of the Borrower and its Subsidiaries on a consolidated basis for the period covered thereby;

     (b) Within one hundred (100) days after the close of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1999, an audited consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and audited consolidated and unaudited consolidating statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes to each, prepared by PricewaterhouseCoopers, LLP or any other independent certified public accountant reasonably acceptable to the Required Lenders, in accordance with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants, containing an opinion that is not qualified with respect to scope limitations imposed by the Borrower or its Subsidiaries or with respect to accounting principles followed by the Borrower or its Subsidiaries not in accordance with Generally Accepted Accounting Principles;

     (c) Concurrently with the delivery of the financial statements described in subsection (B) above, a report from the independent certified public accountant that in making its audit of the consolidated financial statements of the Borrower and its Subsidiaries, that nothing came to their attention regarding any Event of Default, or Default under SECTIONS 6.11 through 6.15 as of December 31 of the fiscal year subject to audit or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their examination, it being understood that such audit was not performed primarily for the purpose of obtaining knowledge of noncompliance with this Agreement or the Loan Documents;

     (d) Concurrently with the delivery of the financial statements described in subsections (A) and (B) above, (i) a Compliance Certificate with respect to the period covered by the financial statements then being delivered, attaching a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in ARTICLE VI as of the last day of the period covered by such financial statements and, (ii) with respect to each Physician Transaction closed during such period, (x) a description of the practice whose stock, equity interests or assets were acquired ("Practice"), (y) projected revenue and practice contribution levels with respect to such Practice, prepared on a quarterly basis for the two-year period following the consummation of such Physician Transaction, in reasonable detail and (z) a copy of the form of each material Physician Transaction document, including any purchase agreement, master transaction agreement or Management Services Agreement relating to such Physician Transaction.

     (e) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower or any Subsidiary shall send or make available generally to its stockholders, (ii) all regular, periodic and special reports, registration statements and prospectuses that the Borrower or any Subsidiary shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers or any national securities exchange, (iii) all material reports and other statements (other than routine reports prepared in the ordinary course of business that would not result in any adverse action) that the Borrower or any Subsidiary may render to or file with any other Governmental Authority, including, without limitation, HCFA, the Environmental Protection Agency, OSHA and state environmental and health authorities and agencies, (iv) all press releases and other statements that the Borrower or any Subsidiary shall make available generally to the public concerning developments in the business of the Borrower or any of its Subsidiaries, other than press releases or statements issued in the ordinary course of business, and (v) all material consulting reports and other similar business reports that the Borrower or any Subsidiary shall request of any Person from time to time, other than routine reports received in the ordinary course of business;

     (f) Promptly after review by the Borrower's Board of Directors, but in any event within thirty (30) days after the Borrower's receipt thereof, copies of any management letters from certified public accountants;

     (g) Concurrently with each delivery of the financial statements described in subsections (A) and (B) an aging of the accounts receivable of the Borrower and its Subsidiaries by payor class as of the end of such fiscal quarter; and

     (h) Upon the Administrative Agent's or any Lender's request, such other information about the Collateral or the financial condition and operations of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

     5.2 Notice of Certain Events. The Borrower shall promptly, but in no event later than five (5) Business Days after the Borrower obtains knowledge thereof (or in the shorter period required by subsection (G) below), give written notice to the Administrative Agent and the Lenders of:

     (a) Any litigation or proceeding brought against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect;

     (b) Any written notice of a violation received by the Borrower or any Subsidiary from any Governmental Authority that, if such violation were established and not promptly corrected, could reasonably be expected to have a Material Adverse Effect;

     (c) Any attachment, judgment, lien, levy or order in excess of $100,000 that may be placed on, assessed against or threatened against the Borrower or any Subsidiary or any of the Collateral, except for Permitted Liens;

     (d)  Any Default or Event of Default;

     (e) Any material default or event of default under any agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary, or any of their respective property, is bound, the termination of which could reasonably be expected to have a Material Adverse Effect;

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

     (f) Any other matter that has resulted in a Material Adverse Change;

     (g) Any default on any Subordinated Debt or Permitted Subordinated Debt (notice of which shall be delivered to the Administrative Agent and Lenders within one Business Day following any such default); and

     (h) Any default under any Management Services Agreement.

     (i) In addition, the Borrower shall give the notice to the Administrative Agent required by Section 4.4(h) of the Security Agreement concerning disputes, waivers, defaults or terminations of Management Services Agreements and shall cause the Subsidiaries to give the equivalent notices required by Section 4.4(h) of the Guarantors' Security Agreement.

     5.3 Corporate Existence and Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to:

     (a) Maintain and preserve in full force and effect (i) its corporate existence, except as otherwise permitted by SECTION 6.1 and (ii) all material rights, privileges and franchises;

     (b) Conduct its business in an orderly and efficient manner, keep its properties in good working order and condition (normal wear and tear excepted) and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved; and

     (c) File or cause to be filed in a timely manner all reports, applications, estimates and licenses required by any Governmental Authority that, if not timely filed, could reasonably be expected to have a Material Adverse Effect.

     5.4 Payment of Debt. The Borrower shall, and shall cause each of its Subsidiaries to, pay all Debt when due and all other obligations in accordance with customary trade practices.

     5.5   Maintenance of Insurance.

     (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain and pay for insurance on its properties, assets and business, now owned or hereafter acquired, against such casualties, risks and contingencies, and in such types and amounts and with such insurance companies, as shall be reasonably satisfactory to the Administrative Agent and deliver certificates and copies of policies of such insurance to the Administrative Agent, provided, however, that such types and amounts of insurance in effect at the Closing Date shall continue to be satisfactory for the business of the Borrower and its Subsidiaries (in existence as of the date hereof) as currently conducted.

     (b) If the Borrower or any Subsidiary fails to obtain and maintain any of the policies of insurance required to be maintained hereunder or to pay any premium in whole or in part, then the Administrative Agent may, at the Borrower's expense, without waiving or releasing any

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obligation or Default by the Borrower hereunder, procure the same, but shall not be required to do so. All sums so disbursed by the Administrative Agent, including reasonable attorneys' fees, court costs, expenses and other charges related thereto, shall be payable on demand by the Borrower to the Lenders and shall be additional Obligations hereunder, secured by the Collateral.

     (c) Upon the reasonable request of the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent evidence that the insurance required to be maintained pursuant to this Agreement is in effect.

      5.6 Maintenance of Books and Records; Inspection. The Borrower shall, and shall cause each of its Subsidiaries to, maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles (except as set forth in SECTION 5.1 and in material compliance with the regulations of any Governmental Authority having jurisdiction over it. The Borrower shall, upon request, permit employees or agents of the Administrative Agent or any Lender to inspect the properties of the Borrower and any of its Subsidiaries and to examine or audit the books, records, working papers and accounts of the Borrower and any Subsidiary and make copies and memoranda of them, and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with its officers and, upon notice to the Borrower, and (at the Borrower's option) in the presence of the Borrower, with the independent public accountants of the Borrower or its Subsidiaries (and by this provision the Borrower and each Subsidiary authorize such accountants to so discuss the finances and affairs of the Borrower or any Subsidiary), all at such times and from time to time during business hours as may be reasonably requested.

      5.7 COBRA. The Employee Plans of the Borrower and its Subsidiaries shall be operated in such a manner that neither the Borrower nor any Subsidiary will incur any material tax liability under Section 4980B of the Internal Revenue Code or any material liability to any qualified beneficiary as defined in
Section 4980B.

      5.8 Payment of Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties would attach thereto, and all lawful claims when due that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that the Borrower or any Subsidiary may in good faith by appropriate proceedings and with due diligence contest any such tax, assessment, charge, levy or claim if the Borrower or such Subsidiary establishes any reserves reasonably requested by the Administrative Agent with respect thereto in accordance with Generally Accepted Accounting Principles.

      5.9 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, (i) have all material licenses, permits, certifications, approvals and authorizations required by Governmental Authorities necessary to the ownership, occupation or use of its properties or the conduct of its business, including, without limitation, certificates of need, and maintain the same at all times in full force and effect for so long as is required, and (ii) comply with all Requirements of Law in respect of the conduct of its business, the ownership of its

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 property and the Collateral, including, without limitation, Titles XVIII and
 XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, ERISA, OSHA, Environmental Laws and the Bloodborne Pathogens Standard, other than those, in the case of each of clauses (i) and (ii), the failure to have or comply with which would not have a Material Adverse Effect.

     5.10 Name Change. The Borrower shall notify the Administrative Agent and the Lenders at least thirty (30) days prior to the effective date of any change of its name or the name of any Subsidiary, and prior to such effective date the Borrower or such Subsidiary shall have executed any required amended or new Financing Statements and other Loan Documents necessary to maintain and continue the perfected security interest of the Administrative Agent in all of its Collateral and shall have taken such other actions and executed such documents as the Administrative Agent shall reasonably require.

     5.11 Creation or Acquisition of New Subsidiaries. The Borrower and its Subsidiaries may from time to time create or acquire new Subsidiaries, provided that, at any time promptly upon request by the Administrative Agent (and in any event, with respect to any new Subsidiary that is created or acquired in connection with a Physician Transaction or that receives proceeds of any Borrowings, prior to or concurrently with satisfaction of the conditions set forth in clauses (y) and (z) of clause (i) below or, if earlier, the consummation of such Physician Transaction), (i) each such new Subsidiary (y) having assets with a gross value (determined in accordance with Generally Accepted Accounting Principles) in excess of $100,000, and (z) having commenced the conduct of an active business, will execute and deliver to the Administrative Agent (with sufficient copies for each Lender) an amendment or supplement to the Guaranty Agreement, Guarantors' Security Agreement if such Subsidiary owns any property of the type covered thereby and such other documents to effectuate the foregoing as may be reasonably requested by the Required Lenders, including without limitation Financing Statements, each in form and substance satisfactory to the Administrative Agent, pursuant to which such new Subsidiary shall become a party thereto, (ii) the Borrower will execute and deliver to the Administrative Agent (with sufficient copies for each Lender) an amendment or supplement to the Security Agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which all of the capital stock or other ownership interests of such new Subsidiary that is directly or indirectly owned by the Borrower shall be pledged to the Administrative Agent under the Security Agreement, together with the certificates representing such capital stock or other ownership interests and stock powers duly executed in blank, and (iii) the Borrower will cause each such new Subsidiary to execute and deliver, and will cause to be delivered, all documentation of the type described in SECTIONS 3.1(A)(VII) and (VIII) as such new Subsidiary would have had to deliver were it a Subsidiary on the Closing Date. Notwithstanding the foregoing, with respect to any special purpose Subsidiary organized in connection with a Permitted Asset Securitization, the Borrower and such Subsidiary shall not be required to comply with the provisions in clause (I) above.

     5.12 Recoveries in Bankruptcy Proceedings. Should any Subsidiary become a debtor under the Bankruptcy Code, the Administrative Agent, on behalf of the Lenders, is authorized, but not required, to file proofs of claim on the Borrower's behalf and vote the rights of the Borrower in any plan of reorganization, in each case with respect to such advances and other

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amounts owed by any Subsidiary of the Borrower to the Borrower. The
Administrative Agent, on behalf of the Lenders, is further empowered to demand, sue for, collect and receive every payment and distribution on such Debt owing to the Borrower in such Subsidiary's bankruptcy proceeding.

     5.13 Solvency of Subsidiaries. The Borrower shall cause each of its Subsidiaries to remain Solvent (taking into account rights of contribution).

     5.14  Certain Physician Transactions.

     (a) Subject to the remaining provisions of this SECTION 5.14 applicable thereto and the requirements contained in the definition of Permitted Physician Transaction, as the case may be, the Borrower may from time to time after the Closing Date effect Physician Transactions approved by the Required Lenders pursuant to SECTION 6.2 and Permitted Physician Transactions, so long as with respect to each Physician Transaction, no Default or Event of Default shall have occurred or be continuing at the time of the consummation of such Physician Transaction or would exist after giving effect thereto.

     (b) At the time of each Physician Transaction involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, all capital stock or other interest thereof created or acquired in connection with such Physician Transaction shall be directly or indirectly owned by the Borrower, and the Borrower and each new Subsidiary shall have complied with SECTION 5.11.

     (c) Not less than five (5) days prior to the consummation of any Permitted Physician Transaction financed in part or in full by a Borrowing, the Borrower shall deliver to the Administrative Agent by fax or otherwise in writing a description of the material terms of such Permitted Physician Transaction known as of such date (including, without limitation, the purchase price and method and structure of payment).

     (d) The consummation of each Physician Transaction shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied, that the same is permitted in accordance with the terms of this Loan Agreement and that the information submitted by the Borrower pursuant to subsection (C) above is true and correct in all material respects as of the date submitted, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

     5.15 Year 2000 Compatibility. The Borrower will, and will cause each of its Subsidiaries to, take all action necessary to ensure that its material (whether individually or in the aggregate) computer-based systems are able to operate and effectively process data including dates on and after January 1, 2000. At the request of the Agent or the Required Lenders, the Borrower will provide reasonable assurance of its Year 2000 compatibility.

     5.16 Permitted Asset Securitization. In the event that the Borrower shall enter into a Permitted Asset Securitization, the Borrower shall maintain such Permitted Asset Securitization (or a replacement Permitted Asset Securitization) in effect at all times, unless any Collateral

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previously released in respect of such Permitted Asset Securitization is re-
pledged to the Administrative Agent for the benefit of the Lenders.

                                  ARTICLE VI.

                               NEGATIVE COVENANTS

     The Borrower covenants and agrees that, until the termination of the Commitments and all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Letter of Credit Outstandings together with all other amounts then due and owing hereunder, it will not, and will not permit any of its Subsidiaries to, individually or in the aggregate:

     6.1 Merger, Consolidation. Liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

            (i) the Borrower may merge or consolidate with another Person so long as (x) the Borrower is the surviving corporation, (y) the applicable conditions of SECTIONS 5.11, 5.14 and 6.2 shall be satisfied and (z) immediately after giving effect thereto, no Default or Event of Default would exist; and

            (ii) any Subsidiary may merge or consolidate with another Person so long as (w) the Person surviving such merger or consolidation is the Borrower or a Guarantor, (y) the applicable conditions of SECTIONS 5.11,
     5.14 and 6.2 shall be satisfied and (z) immediately after giving effect thereto, no Default or Event of Default would exist.

     6.2  Physician Transactions.   Make any Physician Transaction, other than
a Permitted Physician Transaction in compliance with SECTION 5.14, without the prior written consent of the Required Lenders. In connection with any proposed Physician Transaction that is not a Permitted Physician Transaction, as soon as practicable prior to the proposed consummation of such Physician Transaction the Borrower shall deliver to the Administrative Agent and each Lender (i) a description of any proposed Capital Expenditures related to such Physician Transaction, (ii) the items described in SECTION 5.14(C) if the proposed Physician Transaction is of an oncology, hematology or radiation oncology physician practice and (iii) such other information as the Lenders may reasonably request if the proposed Physician Transaction is for anything other than an oncology, hematology or radiation oncology physician practice. The Lenders shall use their best commercially reasonable efforts to respond to a request from the Borrower for approval of a Physician Transaction (including requests for Capital Expenditures and Subordinated Debt or Permitted Subordinated Debt) within five (5) Business Days after receipt of the information required by this Section; provided, however, the failure to approve or disapprove a Physician Transaction during such period shall not constitute approval.

     6.3  Debt.  Create, incur, assume or suffer to exist any Debt other than:

            (i) Debt incurred pursuant to this Agreement;

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

              (ii) unsecured Subordinated Debt and Permitted Subordinated Debt;

             (iii) accrued expenses, current trade payables and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money;

              (iv) unsecured Debt (x) of any Subsidiary to the Borrower (y) of any Subsidiary to a Subsidiary and (z) of the Borrower to any Subsidiary, provided that any such Debt under this clause (iv) is incurred in the ordinary course of business consistent with past practice and is evidenced by one or more promissory notes pledged to the Administrative Agent pursuant to the Security Agreements;

               (v) Contingent Obligations permitted by SECTION 6.4;

              (vi) other Consolidated Debt (including, without limitation, Debt secured by liens described in clauses (E) and (G) of the definition of Permitted Liens and Capital Lease Obligations, but excluding Debt otherwise permitted under this SECTION 6.3) in an aggregate principal amount at any time outstanding not to exceed $75,000,000 for the Borrower and its Subsidiaries, provided, that other Consolidated Debt permitted pursuant to this clause (VI) shall not include Debt incurred in connection with an asset securitization;

             (vii) Debt of the Borrower under any Interest Rate Protection Agreements (if any) entered into in respect of the Debt incurred pursuant to this Agreement or any Permitted Asset Securitization; provided that the notional amount of all such agreements at any time shall not exceed the aggregate amount of the Commitments at such time;

            (viii)  Debt incurred pursuant to the Swingline Note;

              (ix) Debt incurred pursuant to the ELLF; and

               (x) Debt approved by the Required Lenders in connection with their approval of any Permitted Asset Securitization (including loans to the Borrower from a special purpose Subsidiary formed in connection with such Permitted Asset Securitization).

     The Lenders shall use their best commercially reasonable efforts to respond to a request from the Borrower for approval of Subordinated Debt (on terms acceptable to the Required Lenders in their sole discretion) within five (5) Business Days after the Administrative Agent's and the Lender's receipt of information regarding the amount and material terms thereof; provided, however, the failure to approve or disapprove such Subordinated Debt during such period shall not constitute approval.

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     6.4  Contingent Obligations.  Create, incur, assume or suffer to exist any Contingent Obligation other than:

            (i) endorsements of instruments or items of payment for deposit or collection in the ordinary course of business;

            (ii) Contingent Obligations incurred pursuant to the Guaranty Agreements;

           (iii) guarantees by the Borrower or any Subsidiary of obligations of the Borrower or any of its Subsidiaries under leases permitted hereunder;

            (iv) guarantees by the Borrower or any Subsidiary of any other Debt permitted under SECTION 6.3; and

            (v) guarantees by the Borrower of the obligations of any Subsidiary under any Management Services Agreement to which such Subsidiary is a party, provided that such guaranteed obligations are incurred in the ordinary course of business of the Borrower and are consistent with the obligations under the Management Services Agreements otherwise entered into by the Borrower or its Subsidiaries.

     6.5 Liens and Encumbrances. Create, assume or suffer to exist any deed of trust, mortgage or encumbrance, lien (including a lien of attachment, judgment or execution) or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, in or on any of its property, real or personal, whether now owned or hereafter acquired, except for Permitted Liens.

     6.6 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of any of its assets or property, including, without limitation, the Collateral, except for (i) sales of inventory in the ordinary course of business; (ii) the sale or exchange of used equipment, to the extent the proceeds of such sale are applied towards, or such equipment is exchanged for, similar replacement equipment or the sale or exchange of obsolete equipment;
(iii) the sale of assets to physicians in accordance with Part II of SCHEDULE 1.1(A); provided that the aggregate Revolver A Commitments shall be reduced by the amount of the proceeds of such sales and such proceeds shall be used to make any repayment required pursuant to SECTION 2.7(B) to the extent that (a) such sale arises from the termination of any Management Services Agreement for cause by such physicians or (b) the aggregate proceeds of sales under this subsection
(III) exceed the aggregate Transaction Amounts of Physician Transactions during any period of two consecutive fiscal quarters following the Closing Date; (iv) other dispositions not exceeding $1,000,000 in the aggregate, for the Borrower and its Subsidiaries, for any fiscal year; (v) any sale, lease, transfer or conveyance from one Subsidiary to another Subsidiary or to the Borrower or from the Borrower to any Subsidiary in accordance with SECTION 6.7, provided that, with respect to this clause (v), (y) immediately after giving effect thereto, no Default or Event of Default would exist, and (z) with respect to any transfer from the Borrower or a Guarantor to a Subsidiary that is not a Guarantor, the Borrower shall notify the Administrative Agent and the Lenders thereof and, at the request of the Required Lenders, shall cause the transferee Subsidiary to comply with the provisions of SECTION 5.11; (vi) the sale or other disposition of any Margin Stock; (vii)

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dispositions made in compliance with the terms of the ELLF of property (y)
financed with the proceeds of the ELLF or (z) conveyed to the Trust (as defined in the Participation Agreement) by the Borrower or any Subsidiary, and (viii) transactions pursuant to a Permitted Asset Securitization.


     6.7 Transactions with Related Persons. Except as otherwise permitted by SECTIONS 6.1, 6.3, 6.4, 6.6 and 6.8, directly or indirectly make any loan or advance to, or purchase, assume or guarantee any Debt to or from, any of its officers, directors, stockholders or Affiliates, or subcontract any operations to any Affiliate, or enter into any transaction with any Affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate or (c) pursuant to a Permitted Asset Securitization; provided, that the Borrower or any of its Subsidiaries may (i) provide legal and accounting services to their officers, directors and employees in the ordinary course of business and consistent with past practice, (ii) provide indemnification to their officers, directors and employees to the extent permitted by applicable law, (iii) pay reasonable and customary fees to directors, and (iv) provide other corporate management, cash management, back-office, legal, accounting and consulting services to Affiliates who are not Subsidiaries, provided, that the aggregate fair market value of such services pursuant to this subsection (IV) (and not otherwise covered by subsections (I), (II) OR (III)) shall not exceed $250,000 in any calendar year.


     6.8 Restricted Investments; Loans. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Stock, Debt, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or make a commitment or otherwise agree to do any of the foregoing, except for (a) investments in Cash Investments, (b) loans and advances to employees for reasonable travel and business expenses in the ordinary course of business, (c) prepaid expenses incurred in the ordinary course of business, (d) accounts receivable created in the ordinary course of business (e) investments in Subsidiaries in existence as of the Closing Date or in new Subsidiaries created or acquired in compliance with the applicable provisions of SECTIONS 5.11, 5.14,
6.2 and 6.18, (f) investments and loans set forth on SCHEDULE 6.8 attached hereto, as renewed or extended, (g) investments made in connection with a Permitted Asset Securitization and (h) other investments not covered in clauses
(a) through (f) having an aggregate cost to the Borrower and its Subsidiaries not to exceed $40,000,000 at any time. If any Person would become a Subsidiary (but not a wholly-owned Subsidiary) of the Borrower or any Subsidiary solely by reason of an investment made pursuant to SUBSECTION (H) hereof, then such Person shall not be considered a Subsidiary for purposes of this Agreement or any Loan document; provided, that if Generally Accepted Accounting Principles require such Person to be included in the Borrower's consolidated financial statements, then such Person shall be so included in the financial statements for all purposes including the calculation of the financial covenants in SECTIONS 6.11 through 6.15.

     6.9 Restricted Payments. (a) Declare or pay any dividends upon any of its Stock (other than dividends paid in Stock and dividends paid to the Borrower or by a Subsidiary to

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

another Subsidiary), or (b) (in the case of the Borrower) purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Stock, or any option, warrant or other right to acquire shares of its Stock or make any distribution of cash, property or assets other than Stock among the holders of shares of its Stock; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would occur after giving effect thereto, the Borrower may expend an aggregate amount up to $75,000,000 to repurchase shares of its Stock.

     6.10 Capital Expenditures. Make any Capital Expenditures (other than in connection with a Physician Transaction allowed under SECTIONS 5.14 or 6.2 hereof) if, after giving effect to such Capital Expenditures, the aggregate amount of all such Capital Expenditures made by the Borrower and its Subsidiaries during any fiscal quarter, beginning with the current fiscal quarter, shall exceed the amount equal to fifteen percent (15%) of Consolidated Net Revenue for such fiscal quarter; provided, however, that in addition to the foregoing permitted Capital Expenditures, the Borrower and its Subsidiaries may make additional Capital Expenditures during the term of the Facility in connection with and as permitted under the ELLF.

     6.11 Consolidated Net Worth. Permit Consolidated Net Worth at the $525,000,000, increased by 80% of end of any fiscal quarter, beginning with Consolidated Net Income (if positive) for the fiscal quarter ending June 30, 1999, such quarter and each fiscal quarter to be less than (i) thereafter, plus
(ii) 90% of the positive amount of all increases in capital stock and additional paid-in capital from issuances of equity securities or other capital investments from the Closing Date.

     6.12 EBITDA to Interest Expense. Permit the ratio of EBITDA for the relevant fiscal quarter to Interest Expense for the relevant fiscal quarter at the end of any fiscal quarter to be less than 3.0 to 1.0.

     6.13 Annualized EBITDAR to Debt Service Ratio. Permit the ratio of Annualized EBITDAR to Debt Service at the end of any fiscal quarter to be less than 1.2 to 1.0.

     6.14 Consolidated Debt to Annualized EBITDA. Permit the ratio of Consolidated Debt to Annualized EBITDA as of the end of any fiscal quarter to be greater than 3.50 to 1.0.

     6.15 Consolidated Debt to Consolidated Total. Permit the ratio of Consolidated Debt to Capital Consolidated Total Capital as of the end of any fiscal quarter to be greater than 0.65 to 1.0.

     6.16 Sale and Leaseback. Enter into any arrangement with any Person (other than the Borrower or any Subsidiary, provided the provisions of SECTION 6.7 are satisfied) providing for the leasing by the Borrower or any Subsidiary of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, other than a lease pursuant to the ELLF of property transferred as permitted under SECTION 6.6(VII).

     6.17 New Business. Engage in any business other than the business in which the Borrower or such Subsidiary is currently engaged or a business reasonably related thereto (including without limitation the development of radiation and medical oncology facilities and

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

the acquisition and construction of properties in connection therewith and the activities of any special purpose Subsidiary formed and acting solely in connection with a Permitted Asset Securitization) or make any material change in any of its business objectives, purposes and operations that would be reasonably likely to materially adversely affect the repayment of the Obligations.

     6.18 Subsidiaries or Partnerships. Except as otherwise permitted by SECTION 6.8, (a) become a partner or joint venturer in any partnership or joint venture, or (b) create or acquire any new Subsidiary; provided that the Borrower or any Subsidiary may (i) create or acquire one or more Subsidiaries in connection with
(y) a Permitted Physician Transaction or an approved Physician Transaction consummated in compliance with SECTION 5.14 or 6.2, respectively, of this Agreement or (z) a Permitted Asset Securitization, and (ii) create a direct or indirect wholly-owned Subsidiary de novo; provided further that, in any such instance, the created or acquired Subsidiary complies with the provisions of
SECTION 5.11.

     6.19 Transactions Affecting the Collateral. Enter into any transaction that materially adversely affects a material portion of the Collateral. Notwithstanding the foregoing, the Borrower and its Subsidiaries may sell certain assets as provided in SECTION 6.6(III) hereof or pursuant to a Permitted Asset Securitization.

     6.20 Hazardous Wastes. Permit any Hazardous Substances the removal of which is required or the maintenance of which is restricted, prohibited or penalized by any Governmental Authority, to be unlawfully brought on to any real property owned or leased by the Borrower or any Subsidiary, or if so brought or found located thereon, fail to promptly commence and continue removal of such materials, with proper disposal, in accordance with required cleanup procedures under applicable Environmental Laws, except where any of the foregoing would not have a Material Adverse Effect.

     6.21 Fiscal Year. Change its fiscal year from a December 31 year end.

     6.22 Amendments; Prepayments. (a) Amend or modify (or permit the amendment or modification of) any of the terms or provisions of any Subordinated Debt, Permitted Subordinated Debt or Permitted Asset Securitization or, in either case, any agreement related thereto, (b) prepay a Permitted Asset Securitization unless, after giving effect hereto, the Borrower would be in compliance with
SECTION 5.16; or (c) make any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due), or exchange, any Subordinated Debt or Permitted Subordinated Debt; provided, that the terms or provisions of any Permitted Subordinated Debt or Permitted Asset Securitization may be amended or modified if (i) such Permitted Subordinated Debt, as amended or modified, complies with the conditions set forth in the definition of "Permitted Subordinated Debt" (ii) such Permitted Asset Securitization, as amended or modified, complies with the terms and conditions of the Permitted Asset Securitization as expressly approved by the Required Lenders and (iii) such amendment or modification does not materially adversely effect the rights or interests of the Administrative Agent or Lenders.

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

     6.23 Fraud and Abuse. Neither the Borrower nor any Subsidiary, nor any of their respective officers or directors, shall engage on behalf of Borrower or any Subsidiary in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under Medicare or Medicaid programs;
(ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid programs; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid programs on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or order of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; provided, that the occurrence of any of the foregoing shall not constitute a breach of this Section if such occurrence would not, individually or in the aggregate, have a Material Adverse Effect. With respect to this Section, knowledge by an individual director or officer of the Borrower or a Subsidiary of any of the events described in this Section shall not be imputed to the Borrower or such Subsidiary unless such knowledge was obtained or learned by the director or officer in his or her official capacity as a director or officer of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary shall be considered to have breached this Section, except in the case of a knowing and willful violation thereof, until the Borrower or such Subsidiary has received notification, written or oral, by a Governmental Authority of competent jurisdiction as to any such violation; provided, that the receipt by the Borrower or any Subsidiary of notification of a violation shall not in and of itself constitute a breach of this Section. The provisions of SUBSECTION (III) hereof shall not require the Borrower or any Subsidiary (unless otherwise required by law) to disclose to the Administrative Agent, Lenders or any other Person any activity or omission by a third party (including associated physician groups) unless such activity or omission (x) constitutes willful fraud or abuse,
(y) would reasonably be likely to have a Material Adverse Effect or (z) is not being corrected, cured or remedied by the Borrower and any other relevant Persons diligently, in good faith and in the exercise of sound business judgment.


                                  ARTICLE VII.

                               EVENTS OF DEFAULT

     7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

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     (a) The Borrower fails to pay when due any principal of any Note when the same becomes due or fails to pay any fees or interest or other Obligations under this Agreement or any other Loan Document within three (3) days of when due;

     (b) The Borrower or any Subsidiary fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in SECTIONS 2.14, 5.1, 5.2, 5.3(A)(I) or ARTICLE VI (except, in the case of SECTION 6.5, to the extent permitted under SECTION 7.1(S) below);

     (c) The Borrower or any Subsidiary fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained herein except those specified in subsections (A) and (B) above (and except to the extent that violations of any such provisions or covenants otherwise trigger an Event of Default under any of the other subparagraphs of this SECTION 7.1), and the same is not cured to the Required Lenders' satisfaction within thirty (30) Business Days after the earlier of (i) notice thereof from the Administrative Agent or
(ii) Borrower or such Subsidiary acquires knowledge thereof;

     (d) If any representation or warranty made in writing by or on behalf of the Borrower or any Subsidiary in this Agreement, in the other Loan Documents or in any other agreement now existing or hereafter executed between the Borrower or any Subsidiary and the Administrative Agent or any Lender in connection with any Loan Document, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or misleading in any material respect when made;

     (e) (i) The occurrence of any default or event of default on the part of the Borrower or any Subsidiary (including specifically, but without limitation, defaults due to nonpayment) under the terms of any agreement, document or instrument (including, without limitation, the Operative Documents (as defined in the definition of "ELLF" herein)) pursuant to which the Borrower or such Subsidiary has incurred any Debt having an aggregate outstanding principal amount of greater than $1,000,000 (other than the intercompany loans), which default would permit acceleration of such Debt; (ii) the occurrence of any default or event of default, and the expiration of any cure or grace period applicable thereto, on the part of the Borrower or any Subsidiary under the terms of any agreement, document or instrument entered into in connection with any Permitted Asset Securitization having an aggregate outstanding principal amount of greater than $1,000,000 or (iii) the failure to pay when due any termination or other payment under any Interest Rate Protection Agreement in an amount of greater than $1,000,000;

     (f) The termination of any one or more agreements, contracts or instruments to which a Borrower or any Subsidiary is a party or by which it or any of its properties are bound, and such termination or aggregate terminations results in a Material Adverse Effect;

     (g) The occurrence of an "Event of Default" under any of the Loan
Documents;

     (h) The occurrence of any material uninsured damage to or loss, theft or destruction of the Collateral or other assets of the Borrower or any Subsidiary that has a Material Adverse Effect;

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     (i) The Borrower or any of its Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (J) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, to pay its debts generally as they become due, or (v) make a general assignment for the benefit of creditors;

     (j) Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

     (k) (i) The Borrower ceases to be Solvent (taking into account any rights of contribution), or (ii) the Borrower or any of its Subsidiaries (x) ceases to conduct its business as now conducted or (y) is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, except as otherwise specifically permitted under SECTION 6.1 or except where such cessation, injunction, restraint or order would not have a Material Adverse Effect;

     (l) A notice of lien, levy or assessment in excess of $1,000,000 is filed of record against any portion of the assets of the Borrower or any Subsidiary by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts in excess of $1,000,000 owing at any time or times hereafter to any one of them becomes a lien or encumbrance (other than a Permitted Lien) upon the Collateral or any other asset of the Borrower or any Subsidiary, and the same is not dismissed, released, discharged or stayed pending appeal within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

     (m) The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against the Borrower or any Subsidiary or any of their respective assets that are $1,000,000 or more in excess of proceeds of insurance which shall not be dismissed, discharged, stayed pending appeal or bonded within sixty (60) days after entry unless the Borrower or its Subsidiary is diligently contesting such judgment in good faith by appropriate proceedings with adequate funded reserves being set aside on its books in accordance with Generally Accepted Accounting Principles;

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     (n) The occurrence of any of the following events:  (i) the happening of a
Reportable Event that could give rise to liability (that is not waived by the by the Pension Benefit Guaranty Corporation or by the Required Lenders, or if such liability can be avoided by any corrective action of the Borrower, such corrective action is not completed within ninety (90) days after the occurrence of such Reportable Event) with respect to any Pension Plan; (ii) the termination of any Pension Plan in a "distress termination" under the provisions of Section 4041 of ERISA; (iii) the appointment of a trustee by an appropriate United States District Court to administer any Pension Plan; (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any Pension Plan or to appoint a trustee to administer any such plan; and (v) the failure of the Borrower to notify the Lenders promptly upon receipt by the Borrower of any notice of the institution of any proceeding or any other actions that may result in the termination of any such plan;

     (o) The Borrower or any Subsidiary, to the extent, if any, presently participating or required by law to participate, in Medicaid or Medicare programs shall fail to be eligible for any reason to participate in Medicaid or Medicare programs or to accept assignments or rights to reimbursement under Medicaid Regulations or Medicare Regulations and such failure shall have a Material Adverse Effect and such failure shall also continue beyond the completion of any appeal process diligently pursued by the Borrower or such Subsidiary in good faith;

     (p) For any reason other than the satisfaction in full of all Obligations and termination of this Agreement or the release of any relevant Subsidiary from its Obligations under the Guaranty Agreement in accordance with the terms thereof, (i) the guaranty given by any Subsidiary of the Borrower under the Guaranty Agreement shall cease to be in full force and effect at any time or is declared to be null and void or (ii) any such Subsidiary denies that it has any further liability under the Guaranty Agreement or gives notice to such effect, and such denial or notice is not revoked within one Business Day after the earlier of (A) receipt by the Borrower of notice from the Administrative Agent or any Lender of such denial or notice or (B) the Borrower becomes aware of such denial or notice being made or given, as the case may be;

     (q) For any reason other than the satisfaction in full of all Obligations and termination of this Agreement and termination of the ELLF, the release of any relevant Subsidiary from its Obligations under the Guarantors Security Agreement in accordance with the terms thereof or hereof, or the release of any Collateral under either Security Agreement in accordance with the terms thereof or hereof, (i) either Security Agreement shall cease to be in full force and effect at any time or is declared to be null and void with respect to any material portion of the Collateral, (ii) the Administrative Agent ceases to have a perfected, first priority security interest in any material portion of the Collateral (subject to Permitted Liens), (iii) the Borrower denies that it has any further liability under the Security Agreement or gives notice to such effect or (iv) any Subsidiary denies that it has any further liability under the Guarantors' Security Agreement or gives notice to such effect, and such denial or notice is not revoked within one Business Day after the earlier of (A) receipt by the Borrower of notice from the Administrative Agent or any Lender of such denial or notice or (B) the Borrower becomes aware of such denial or notice being made or given, as the case may be;

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     (r) The occurrence of any Material Adverse Change;

     (s) Change of Control shall occur; or

     (t) The existence of any security interests, liens or other encumbrances in excess of $1,000,000 in the aggregate at any time, arising from or relating to any Physician Transaction or Subsidiary acquired in such Physician Transaction, other than Permitted Liens.


                                 ARTICLE VIII.

                   RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

          8.1  Remedies: Termination of Commitments, Acceleration, etc.    Upon
and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

          (a) Declare the Revolver A Commitments and/or Revolver B Commitments of each Lender and the Issuing Bank's obligations to issue Letters of Credit to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to SECTIONS 7.1(I) or (J), all of the Commitments shall automatically be terminated);

          (b) Declare all or any part of the outstanding principal amount of the Loans, all unpaid interest accrued thereon, and all other amounts (excluding unearned interest) payable under this Agreement, the Notes and the other Loan Documents to be immediately due and payable, whereupon such outstanding principal amounts, accrued interest and other such amounts shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to SECTIONS 7.1(I) or (J), all of such outstanding principal amounts, accrued interest and other such amounts shall automatically become immediately due and payable);

          (c) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Letter of Credit Outstandings as described in SECTION 2.20(J); and

          (d) Exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law.

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          8.2  Right of Setoff.  The Administrative Agent and each Lender
(including, without limitation, the Issuing Bank and the L/C Participants) may, and are hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to the Borrower (any such notice being expressly waived by the Borrower) and irrespective of demand for payment, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held in other than a fiduciary account and any other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations now or hereafter existing, which are then due and payable. The Administrative Agent agrees to notify the Borrower after any such setoff or application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          8.3  Rights and Remedies Cumulative; Non-Waiver; etc.    The
enumeration of the Administrative Agent's and the Lenders' rights and remedies set forth in this Agreement is not intended to be exhaustive, and the exercise by the Administrative Agent or any Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between the Borrower or any Subsidiary and the Administrative Agent or the Lenders or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower or any Subsidiary and the Administrative Agent or the Lenders or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.


                                  ARTICLE IX.

                                   THE AGENT

          9.1 Appointment. Each Lender hereby irrevocably appoints and authorizes First Union to act as Administrative Agent hereunder and under the other Loan Documents and to take such actions as agent on its behalf hereunder and under the other Loan Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto.

          9.2 Nature of Duties. The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents. The Administrative Agent shall not have, by reason of this Agreement or any other Loan Document, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be so construed as to

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impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Loan Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

          9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable to any Lender for any action taken or omitted to be taken by it or such Person under or in connection with the Loan Documents, except for its or such Person's own gross negligence or willful misconduct, (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Loan Document, or for the financial condition of the Borrower, its Subsidiaries or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

          9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Loan Document (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any applicable law or any provision of this Agreement or any other Loan Document or
(ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be

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incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent's acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

          9.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except as expressly provided in this Agreement and the other Loan Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person that may at any time come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          9.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent will give prompt notice thereof to the Lenders; provided, however, that if any such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. The Administrative Agent shall (subject to SECTIONS 9.4 and 10.8) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but

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shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.7 Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective Percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and (ii) to reimburse the Administrative Agent upon demand, ratably in proportion to their respective Percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents (including, without limitation, reasonable attorneys' fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the party to be indemnified.

          9.8 The Administrative Agent in its Individual Capacity. With respect to its Commitment, the Loans made by it, the Letters of Credit issued by it and the Note or Notes issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms "Lenders," "Required Lenders," "holders of Notes" and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of its Subsidiaries or any of their respective Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

          9.9 Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days' prior written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders will, with the prior written consent of the

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Borrower (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor to the Administrative Agent (provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such thirty-day period, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the thirtieth (30th) day following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove.

            9.10  Collateral Matters.

            (a) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

           (b) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all of the Obligations and termination of the ELLF, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition that may be permitted hereunder or under any other Loan Document or (iii) otherwise pursuant to and in accordance with the provisions of SECTION 10.8(B) or any applicable Loan Document. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release Collateral pursuant to this subsection (B).

          9.11 Applicable Parties. The provisions of this ARTICLE IX, other than the provisions of SECTION 9.9, are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary or otherwise or any obligations under any of the provisions of this ARTICLE IX, other than as provided in SECTION 9.9. In performing functions and duties hereunder and under the other Loan Documents, the Administrative Agent shall act solely as the Administrative Agent of the Lenders and does not

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assume, nor shall be deemed to have assume, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor and assign of the Borrower.

     9.12 Syndication Agent. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, the Syndication Agent is named as such for recognition purposes only, and in its capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.


                                   ARTICLE X.

                                 MISCELLANEOUS

          10.1 Survival. The representations and warranties made by or on behalf of the Borrower or any Subsidiary in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document until the satisfaction of all of Obligations and the termination of the Commitments. Notwithstanding any other provision herein or anything provided or implied by law to the contrary, no termination or cancellation (regardless of cause or procedure) of the Commitments, this Agreement or any of the other Loan Documents shall in any way affect or impair the rights and obligations of the parties hereto with respect to any of the provisions of (i) SECTION 2.17 or (ii) this Agreement and the other Loan Documents relating to indemnification or payment of costs and expenses, including, without limitation, all of the provisions of SECTIONS 2.13(A), 2.13(B), 2.14, 2.15, 9.7, 10.3, 10.6 and 10.7, and, in each case, such provisions shall survive any such termination or cancellation and the making and repayment of the Loans.

          10.2 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS, INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE "UNIFORM CUSTOMS"), AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT

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LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY
PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT OR ANY LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT OR ANY LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. THE BORROWER, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, AND THE AGENT AND EACH LENDER, HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

            10.3  Arbitration; Preservation and Limitation of Remedies.

            (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding (subject to the following limitation), any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document ("Disputes") between or among the Borrower, the Administrative Agent and the Lenders, or any of them, shall be resolved by binding arbitration as provided herein; provided, however, that no party may demand arbitration in any judicial proceeding to which it is a party more than 90 days from the later of (i) its commencement of such proceeding or
(ii) the date it is served with a complaint, counterclaim or third-party claim in such proceeding. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"), as in effect from time to time, and Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in the city in

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

which the principal office of either the Administrative Agent or the Borrower is located. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. All arbitrations commenced with respect to any of the Loan Documents shall be consolidated for hearing before the same panel of arbitrators as prescribed herein. Any attorney-client privilege or other protection against disclosure of confidential information, including, without limitation, any protection afforded the work product of any attorney, that would otherwise be claimed by any party shall be available to and may be claimed by any such party in any arbitration proceeding. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to Interest Rate Protection Agreements. An arbitration arising from an Interest Rate Protection Agreement shall not be consolidated with any other arbitration hereunder without the consent of all parties to the arbitrations that are proposed to be consolidated.

          (b) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any Collateral by exercising a power of sale granted pursuant to any of the Loan Documents or under applicable law other than judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help, including peaceful occupation of real property and collection of rents, setoff, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and
(iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

          10.4 Notice. All notices and other communications provided for hereunder or in connection herewith shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

            If to the Borrower:  American Oncology Resources, Inc.
                                 16825 Northchase Drive
                                 Suite 1300
                                 Houston, Texas 77060
                                 Attention:  L. Fred Pounds, Chief Financial
                                             Officer
                                 Telephone:  (713) 873-2674
                                 Telecopier: (713) 873-7762

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

 With copies to:  Mayor, Day, Caldwell & Keeton, L.L.P.
                         700 Louisiana, Suite 1900
                         Houston, Texas  77002
                         Attention:  Diana M. Hudson
                         Telephone:  (713) 225-7020
                         Telecopier:  (713) 225-7047

 If to the Administrative
 Agent:           First Union National Bank
                         One First Union Center, TW-4
                         301 South College Street
                         Charlotte, North Carolina 28288-0680
                         Attention:  Syndication Agency Services
                         Telephone:  (704) 383-6882
                         Telecopier:  (704) 383-0288

 with a copy to:  Robinson, Bradshaw & Hinson, P.A.
                         101 North Tryon Street
                         Suite 1900
                         Charlotte, North Carolina  28246
                         Attention:  Stokely G. Caldwell, Jr.
                         Telephone:  (704) 377-2536
                         Telecopier:  (704) 378-4000

 If to any Lender:  At the address set forth on its signature page hereto
                    (or if to any Lender not a party hereto as of the date hereof, at the address for notices set forth in its Assignment and Acceptance);

or to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) telegraphed, telexed, telecopied or cabled, when delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, or mailed by overnight delivery services upon delivery; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

     10.5  Assignments, Participations.

     (a) Each Lender may assign to one or more other Eligible Assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that (i) each such assignment shall be of an equal percentage of such Lender's rights and obligations (including its Revolver A Commitment and Revolver B Commitment, the outstanding Loans

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

made by it, the Note or Notes held by it, its participations in Letters of Credit and its commitment and loans (if any) as a Lender (as defined in the Participation Agreement) under the ELLF), (ii) any such assignment (other than an assignment to a Lender or an Affiliate of a Lender) shall not be made without the prior written consent of the Administrative Agent and the Borrower (to be evidenced by their counterexecution of the relevant Assignment and Acceptance), which consent shall not be unreasonably withheld, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to each such assignment) shall in no event be less than the lesser of (y) the entire Commitment of such Lender immediately prior to such assignment or (z) $5,000,000, and (iv) the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and the assigning Lender will pay a nonrefundable processing fee of $3,000 to the Administrative Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, which effective date shall be at least five (5) Business Days after the execution and delivery to the Administrative Agent thereof (unless the Administrative Agent shall otherwise agree), (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, and from and after such assignment, relinquish its rights (other than rights under the provisions of this Agreement and the other Loan Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Administrative Agent and the other parties hereto as if set forth at length herein.

     (b) The Administrative Agent will maintain at its address for notices referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

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

     (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and counterexecuted by the Borrower (if required above), together with any Note or Notes subject to such assignment and the processing fee referred to in subsection (A) above, the Administrative Agent will (i) accept such Assignment and Acceptance, (ii) on the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower and the Lenders. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, will execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Assignee in an aggregate principal amount equal to the principal amount of the Commitment (or, if the Commitments have been terminated, the principal amount of the Loans) assumed by it pursuant to such Assignment and Acceptance and, to the extent the assigning Lender has retained its Loans and/or Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an aggregate principal amount equal to the principal amount of the Commitment (or, if the Commitments have been terminated, the principal amount of the Loans) retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of EXHIBITS A-1 and A-2. The Administrative Agent will return canceled Notes to the Borrower.

     (d) Subject to SECTION 10.5(A)(I), Each Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell to one or more other Persons engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, a "Participant") participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender's rights and obligations under this Agreement, except that the foregoing shall not prohibit a Lender from selling to an Affiliate of such Lender a participation in all of such Lender's rights and obligations under this Agreement so long as after reasonable investigation by such Lender (including due inquiry of the Borrower, if necessary or advisable), such participation would not give rise to a "prohibited transaction" under ERISA with respect to the Borrower, (iii) the amount of the participation shall in no event be less than $3,000,000, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Loan Document (except as to actions (to the extent such actions affect the rights of such Participant) that would (x) reduce or forgive the principal amount of, or rate of interest on, any Loan, or reduce or forgive any fees or other Obligations, (y) extend any date (including the Maturity Date and any scheduled date for the mandatory reduction of the Commitments) fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligations, or (z) increase any Commitment of any Lender (it being understood that a waiver of any Default or Event of Default or of any mandatory reduction of the Total

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

Commitment shall not constitute such an increase), and (v) no Participant shall have any rights under this Agreement or any of the other Loan Documents, each Participant's rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, subject to SECTION 2.19 hereof each Participant shall have the rights of a Lender for purposes of SECTIONS 2.13(A), 2.13(B), 2.14, 2.15 and 9.3, and shall be entitled to the benefits thereto, to the extent that the Lender granting such participation would be entitled to such benefits if the participation had not been made, but only by acts and notices taken by the granting Lender provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

     (e) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder.

     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee or Participant or proposed Assignee or Participant agrees in writing with the Administrative Agent and the Borrower to keep such information confidential to the same extent required of the Lenders under SECTION 10.17.

     10.6 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable attorneys' fees, but excluding salaries of the Administrative Agent's regularly employed personnel and overhead incurred or paid by the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (ii) to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and (upon the occurrence and during the continuance of an Event of Default) each Lender (including, without limitation, reasonable attorneys' fees, but excluding salaries of any Lender's or the Administrative Agent's regularly employed personnel and overhead incurred or paid by any Lender or the Administrative Agent) in connection with (y) any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Loan Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold harmless the Administrative Agent and each

Lender from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Administrative Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Loan Documents.

     10.7 Indemnification. From and at all times after the date of this Agreement, and in addition to the costs and expenses payable under SECTION 10.6 and all of the Administrative Agent's and the Lenders' other rights and remedies against the Borrower, the Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their directors, officers, employees, agents and Affiliates (each, an "Indemnified Person") against any and all claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys' fees, costs and expenses (collectively, "Indemnified Costs") incurred by or asserted against any such Indemnified Person from and after the date hereof, whether direct or indirect, as a result of or arising from or in any way relating to any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy under any statute or regulation, including, without limitation, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or enforcement of this Agreement or the other Loan Documents or any of the transactions contemplated herein or therein, and including, without limitation, Environmental Claims and any matters arising from the Borrower's violation of SECTION 4.7, whether or not such Indemnified Person is a party to any such action, proceeding or suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs resulting primarily from the fraud, gross negligence, willful misconduct or violation of law of such Indemnified Person (as finally determined by a court of competent jurisdiction or arbitration as provided herein). All of the foregoing losses, damages, costs and expenses of any Indemnified Person shall be payable by the Borrower, as and when incurred and upon demand, and shall be additional Obligations hereunder. In the event that the foregoing indemnity is unavailable or insufficient to hold each Indemnified Person harmless, then the Borrower will contribute to amounts paid or payable by such Indemnified Persons in respect of their losses, claims, damages or liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Borrower and such Indemnified Persons in connection with the matters as to which such losses, claims, damages or liabilities relate and other equitable considerations. Neither the Borrower nor any Subsidiary shall be liable to the Administrative Agent or any Lender or any other Indemnified Person for any consequential damages. Neither the Administrative Agent nor any Lender shall be liable to the Borrower or any Subsidiary or any of their Affiliates for any consequential damages.

     10.8 Amendments, Waivers, etc. Except as may be otherwise specifically set forth in this Agreement or the other Loan Documents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be amended, modified, waived, discharged or terminated, and no consent to any departure by the Borrower from any provision hereof or

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

thereof may be given, except in a writing signed by the Required Lenders; provided, however, that:

     (a) no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of each Lender holding Obligations directly affected thereby, (i) reduce the principal amount of, or rate of interest on, any Loan, or reduce any fees or other monetary Obligations (other than fees payable to the Administrative Agent for its own account) or any monetary obligations of any Person now or hereafter primarily or contingently liable with respect to the Obligations or (ii) extend any date fixed for any payment of principal, interest (other than additional interest payable under SECTION 2.8(B) during the continuance of an Event of Default), fees (other than fees payable to the Administrative Agent for its own account) or any other monetary Obligations;

     (b) no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of all Lenders, (i) increase the Commitments of any Lender (it being understood that a waiver of any Default or Event of Default or of any mandatory reduction in the Total Commitment shall not constitute such an increase), (ii) change the definition of "Required Lenders" or otherwise change the number or percentage of Lenders that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder, (iii) amend, modify or waive any of the provisions for extending, or take action to extend, the term of the Facility,
(iv) amend any provision of this Section, (v) release all or substantially all of the Collateral (other than as approved by the Required Lenders in connection with a Permitted Asset Securitization), (vi) release all or substantially all of the Guarantors from their obligations under the Guaranty Agreement, (vii) consent to the assignment or transfer by the Borrower, or by any other Person now or hereafter primarily or contingently liable with respect to the Obligations, of any of its rights and obligations under this Agreement or any of the other Loan Documents, or (viii) amend, modify or waive the proviso to
SECTION 6.3(VI); and no such amendment, modification, waiver, discharge, termination or consent shall restrict any Lender's right to become an Exiting Lender (with the right to have its Commitments and Loans under this Agreement and its commitments and loans under the ELLF assigned at par value) in connection with any Permitted Asset Securitization, without the consent of such Lender; and

     (c) no provision relating to the rights or obligations of the Administrative Agent or Issuing Bank under this Agreement or any of the other Loan Documents may be amended, modified or waived without the consent of the Administrative Agent or Issuing Bank, as applicable.

     10.9 Rights and Remedies Cumulative, Non-Waiver, etc. The enumeration of the Administrative Agent's and the Lenders' rights and remedies set forth in this Agreement and the other Loan Documents is not intended to be exhaustive, and the exercise by the Administrative Agent or any Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Loan Documents or under any other agreement between the Borrower and the Lenders, or any of them (or the Administrative Agent on their behalf), or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any of the Borrower and the Administrative Agent or the Lenders or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

     10.10 Binding Effect, Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Borrower, the Administrative Agent and each Lender; provided, however, that (i) the Borrower may not sell, assign or transfer this Agreement or any portion hereof or thereof, including, without limitation, any of its rights, title, interests, remedies, powers and duties hereunder or thereunder and (ii) any assignees and participants shall have such rights and obligations with respect to this Agreement and the other Loan Documents as are provided for in and pursuant to SECTION 10.5.

     10.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.12  Entire Agreement.  THIS AGREEMENT AND THE DOCUMENTS AND
INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF EXCEPT FOR ANY AGENCY FEE LETTER, IF ANY, EXECUTED BY THE AGENT AND THE BORROWER, THE PROVISIONS OF WHICH FEE LETTER ARE HEREBY INCORPORATED INTO THIS AGREEMENT BY THIS REFERENCE. THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     10.13 Interpretation. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular, and the use of any gender shall be applicable to all genders.

     10.14 Counterparts, Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

     10.15 Conflict of Terms. The provisions of the Exhibits and Schedules hereto and the other Loan Documents are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

     10.16 Injunctive Relief. The Borrower recognizes that in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Lenders. The Borrower therefore agrees that the Administrative Agent and the Lenders, if the Administrative Agent so requests, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages in any case where a remedy at law, would prove to be inadequate relief.

     10.17  Confidentiality.  Each of the Administrative Agent, the Issuing
Bank and each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public confidential information provided in connection with this Agreement or any other Loan Document and agrees and undertakes that it shall not use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. Any Lender may disclose such information (i) at the request of any bank regulatory authority or in connection with an examination of such Lender by any such authority, (ii) pursuant to subpoena or other court process,
(iii) when required to do so in accordance with the provisions of any applicable law or regulation, (iv) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which such Lender conducts its business, (v) to such Lender's independent auditors and other professional advisors that have a reasonable need or basis for access thereto,
(vi) to such Lender's Affiliates, provided that such Affiliates shall be bound by the provisions of this SECTION 10.17 and the Lender shall remain liable for any breach hereof by such Affiliate and (vii) in connection with any proceeding to enforce its rights hereunder or under any other Loan document or any other litigation or proceeding related hereto; provided, however, Administrative Agent or such Lender shall instruct such independent auditors or other professional advisors to keep such information confidential in accordance with the terms of this SECTION 10.17; provided further, that in the event of any disclosure of non-public information pursuant to any of clauses (ii), (iii), (iv) and (vii) of this SECTION 10.17, the Administrative Agent or such Lender shall make a good faith attempt, to the extent practicable, to notify Borrower of any such disclosure of non-public information at least three (3) Business Days prior to disclosing such information, and in any event shall notify Borrower of such disclosure as soon as practicable.

     10.18 Post-Closing Matters. The Borrower will, and will cause each of its Subsidiaries to, cooperate to assist the Administrative Agent in the syndication of the Facilities and the resultant addition of Lenders after the Closing Date.

                     [Signatures begin on following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized corporate officers as of the date first above written.


                              AMERICAN ONCOLOGY RESOURCES, INC.


                              By:   __________________________________________
ATTEST:                             L. Fred Pounds, Chief Financial Officer


By: __________________________
    Leo E. Sands, Secretary



                                    FIRST UNION NATIONAL BANK, AS AGENT


                              By:  ___________________________________
                              Name:  _________________________________
                              Title:  ________________________________

                              FIRST UNION NATIONAL BANK


                              By:  ___________________________________
                              Name:  _________________________________
                              Title:  ________________________________



                              Revolver A Commitment:  $37,500,000.00

                              Revolver B Commitment:  $21,428,571.43


                              Address:

                              First Union National Bank
                              One First Union Center, TW-4
                              301 South College Street
                              Charlotte, North Carolina 28288-0680
                              Attention:   Syndication Agency Services
                              Telephone:   (704) 383-6882
                              Telecopier:  (704) 383-0288


                              Wiring Instructions:

                              First Union National Bank
                              Charlotte, North Carolina
                              ABA #053000219
                              Account #:  465906 RC5007
                              Reference:  American Oncology
                                Resources, Inc.
                              Attention:  Syndication Agency Services

                              THE FIRST NATIONAL BANK OF CHICAGO


                              By:  ___________________________________
                              Name:  _________________________________
                              Title:  ________________________________


                              Revolver A Commitment:  $35,000,000.00

                              Revolver B Commitment:  $20,000,000.00


                              Address:

The First National Bank of Chicago         The First National Bank of Chicago
One First National Plaza, Suite 0091       One First National Plaza, Suite 0091
Chicago, IL  60607                         Chicago, IL  60607
Attention:  Richard L. Schiller, Vice      Attention:  Jason D. White
 President                                 Telephone:  312/732-1798
Telephone:  312/732-5932                   Telecopier:  312/732-2016
Telecopier: 312/732-0550

                               Wiring Instructions:

                               First National Bank of Chicago
                               ABA:  071000013
                               For Further Credit: DES Incoming Clearing
                                                   Account # 7521765
                               Reference:  American Oncology Resources Inc.

                              COOPERATIEVE CENTRALE
                              RAIFFEISEN-BOERENLEENBANK B.A.
                              "RABOBANK NEDERLAND",
                              NEW YORK BRANCH




                              By:  ___________________________________
                                   Title:


                              By:  ___________________________________
                                   Title:


                              Revolver A Commitment:  $25,000,000.00

                              Revolver B Commitment:  $14,285,714.29


                              Address:

                              Lending Office:
                              245 Park Avenue
                              New York, NY  10167
                              Attention:   Corporate Services Department
                              Telephone:   212/916-7800
                              Telecopier:  212/916-7880


                              Wiring Instructions:

                              Bank of New York
                              ABA:  021000018
                              A/C Rabobank New York
                              Account: 802-6002533
                              Reference: American Oncology Resources, Inc.

                              BANKERS TRUST COMPANY



                              By:  ___________________________________
                              Name:  _________________________________
                              Title:  ________________________________

                              Revolver A Commitment:  $17,500,000.00

                              Revolver B Commitment:  $10,000,000.00


                              Address:

                              Bankers Trust Company
                              130 Liberty Street
                              New York, NY  10006

                              Attention:  G. Andrew Keith

                              Telephone:  212/250-8617
                              Telecopier:  212-250-7218


                              Wiring Instructions:

                              Bankers Trust Company  021-001-033
                              Account #99401268
                              Attn:   Commercial Loan Division
                              Ref:     Jennifer Laino, American Oncology

                              WELLS FARGO BANK (TEXAS), NATIONAL
                              ASSOCIATION

                                    By:  ___________________________________
                                    Name:  _________________________________
                                    Title:  ________________________________


                                    Revolver A Commitment:  $15,000,000.00

                                    Revolver B Commitment:   $8,571,428.57


                                    Address:

                                    Wells Fargo Bank (Texas) National
                                     Association
                                    1000 Louisiana Avenue, 3rd Floor
                                    Houston, TX  77002
                                    Attention:  Christopher King
                                    Telephone:  713-319-1333
                                    Telecopier: 713-739-1082


                                    Wiring Instructions:


                                    Wells Fargo Bank (Texas) National
                                     Association
                                    ABA: 121000248
                                    Account: #2712-507201
                                    Attention:  Commercial Banking Services
                                    Reference:  American Oncology Resources,
                                                 Inc.

                              CHASE BANK OF TEXAS, N.A.



                              By:  ___________________________________
                              Name:  _________________________________
                              Title:  ________________________________


                              Revolver A Commitment:  $15,000,000.00

                              Revolver B Commitment:   $8,571,428.57


                              Address:

                              Chase Bank of Texas, N.A..
                              6550 Fannin, Suite 237
                              Houston, TX  77030
                              Attention:   Jerry L. Boyd
                              Telephone:   713/795-7344
                              Telecopier:  713/795-7309


                              Wiring Instructions:


                              Chase Bank of Texas, N.A.
                              ABA:  113000609
                              Account:  G/L #13681-7800
                              Loan Acct. #4004-004-0317305
                              Reference:  American Oncology Resources Inc.

                              NATIONSBANK, N.A.


                              By:  ___________________________________
                              Name:  _________________________________
                              Title:  ________________________________


                              Revolver A Commitment:  $12,500,000.00

                              Revolver B Commitment:   $7,142,857.14



                              Address:

                              NationsBank, N.A.
                              700 Louisiana Street, 8th Floor
                              Houston, TX   77002
                              Attention:  Larry Gordon
                              Telephone:  713/247-6619
                              Telecopier:  713/247-6719


                              Wiring Instructions:


                              NationsBank, N.A.
                              ABA:  111000025
                              Further Credit:  1292000883
                              Attention:  Corporate Loans
                              Reference:  American Oncology Resources Inc.
                              Attn:  Larry J. Gordon

                              CREDIT LYONNAIS  NEW YORK BRANCH



                              By:  ___________________________________
                              Name:  _________________________________
                              Title:  ________________________________

                              Revolver A Commitment:  $10,000,000.00

                              Revolver B Commitment:   $5,714,285.71


                              Address:

                              Credit Lyonnais New York Branch
                              1301 Avenue of  the Americas
                              New York, NY  10019
                              Attention:  Martin Golden
                              Telephone:   (212) 261-7791
                              Telecopier:  (212) 261-3440


                              Wiring Instructions:

                              Credit Lyonnais New York Branch
                              New York, NY
                              ABA:  0260-0807-3
                              Account: 01-88179-3701
                              Reference:  American Oncology Resources, Inc.
                              Attention:  Loan Servicing

                              U.S. BANK NATIONAL ASSOCIATION



                              By:  ___________________________________
                              Name:  _________________________________
                              Title:  ________________________________

                              Revolver A Commitment:  $7,500,000.00

                              Revolver B Commitment:  $4,285,714.29


                              Address:

                              U.S. Bank National Association
                              601 Second Avenue South
                              Minneapolis, MN  55402

                              Attention:  Brian O'Neill

                              Telephone:  612-973-0981
                              Telecopier:  612-973-0829


                              Wiring Instructions:

                              U.S. Bank National Association  091000022
                              GL #00001301540830
                              Reference:  American Oncology Resources